PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 22, 1999)

                                  $75,000,000

                   8 7/8% Senior Subordinated Notes due 2008

                               ----------------

The Issuer:

  . We are a leading marketer and manufacturer of a variety of branded consumer products, including over-the-counter healthcare products and toiletries and skin care products.

The Offering:

  . We intend to use approximately $45.0 million of the net proceeds from this Offering to permanently repay amounts under our senior secured credit facility. The remaining amount, which is approximately $27.7 million, will be used for general corporate purposes and the refinancing of outstanding indebtedness. Pending such uses we will use the proceeds to reduce our revolving credit borrowings.

  . The Notes offered hereby have terms that are identical to those of our $200.0 million of outstanding 8 7/8% Senior Subordinated Notes due 2008, which were issued in March 1998, and all notes issued will be deemed the same class of notes under the indenture.

The Notes:

  .  Maturity: The Notes will mature on April 1, 2008.

  . Interest Payments: The Notes will pay interest semi-annually in cash in arrears on April 1 and October 1, commencing on October 1, 1999.

  . Redemption: The Notes will be redeemable on or after April 1, 2003. In addition, up to 35% of the Notes ever issued will be redeemable prior to April 1, 2001, with the proceeds of one or more public offerings of common stock.

  . Guarantees: If we cannot make payments on the Notes when due, our guarantor subsidiaries must make them instead. Not all of our subsidiaries will be guarantors.

  . Ranking: The Notes will be our general unsecured obligations. The Notes will rank subordinate in right of payment to all of our existing and future senior indebtedness and will rank senior or pari passu in right of payment with all of our other existing and future subordinated indebtedness. On March 31, 1999, after giving effect to this Offering, the Notes would have been subordinated to approximately $70.0 million of senior indebtedness and these Notes, together with the $200.0 million of outstanding notes of the same class, would rank pari passu with $49.7 million of indebtedness.

   This investment involves risks. See "Risk Factors" beginning on page S-8.

--------------------------------------------------------------------------------

                                             Price to   Discount to  Proceeds to
                                             Investors  Underwriters   Chattem
--------------------------------------------------------------------------------
Per Note...................................  100.375%      2.760%      97.615%
Total...................................... $75,281,250  $2,070,000  $73,211,250
--------------------------------------------------------------------------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the Prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

  The Notes are expected to be delivered to the underwriters on or about May 7 , 1999.

NationsBanc Montgomery Securities LLC                            Lehman Brothers

           The date of this Prospectus Supplement is April 29, 1999.

                               Table of Contents

                             Prospectus Supplement

                                                                          Page
                                                                          ----
Prospectus Supplement Summary............................................ S-1
Risk Factors............................................................. S-8
Use of Proceeds.......................................................... S-18
Capitalization........................................................... S-18
Unaudited Pro Forma Financial Data....................................... S-19
Selected Historical Consolidated Financial Data.......................... S-26
Management's Discussion and Analysis of Financial Condition and Results
 of Operations........................................................... S-27
The Company.............................................................. S-37
Description of Notes..................................................... S-48
Description of Other Indebtedness........................................ S-80
Certain United States Federal Tax Considerations......................... S-82
Underwriting............................................................. S-86
Legal Matters............................................................ S-87
Experts.................................................................. S-87

                               Prospectus

Information Available to You.............................................    2
Incorporation of Certain Documents By Reference..........................    2
The Company..............................................................    3
Ratio of Earnings to Fixed Charges.......................................    4
Use of Proceeds..........................................................    4
Plan of Distribution.....................................................    4
Description of Stock.....................................................    5
Description of Debt Securities...........................................    5
Description of Warrants..................................................    8
Certain Provisions in the Charter........................................    9
Experts..................................................................   10
Legal Matters............................................................   10

                DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

  This Prospectus Supplement includes or incorporates by reference "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act including, in particular, the statements about our plans, strategies and prospects under the headings "Prospectus Supplement Summary," "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Company." Although we believe that our plans, intentions and expectations reflected in or suggested by such forward looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward looking statements we make in this Prospectus Supplement are set forth below under the caption "Risk Factors" and elsewhere in this Prospectus Supplement.

  All forward looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by those cautionary statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document might not occur.

                         PROSPECTUS SUPPLEMENT SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the financial statements and related notes thereto, appearing elsewhere in this Prospectus Supplement or incorporated herein by reference. References to "fiscal year" are to our fiscal year which ends on November 30 of each year. On December 21, 1998, we acquired certain product lines from Thompson Medical Company, Inc. ("Thompson") (the "Thompson Acquisition"). Thompson's fiscal year also ends on November 30 of each year. As used herein, the pro forma financial data includes the adjustments described in "Unaudited Pro Forma Consolidated Financial Statements." Brand names that are italicized refer to Chattem, Inc. trademarks.

                                  THE COMPANY

  We are a leading marketer and manufacturer of a variety of branded consumer products, including over-the-counter ("OTC") healthcare products and toiletries and skin care products. Our high quality branded products target niche market segments with favorable demographic appeal and are among the market leaders in their respective categories. By quickly adapting to changing consumer preferences and utilizing creative and cost-effective marketing techniques, we support our brands on a national level across all major distribution channels, including food, drug and mass merchandisers.

  Our portfolio of branded products includes:

  .  OTC healthcare products

    .  the Gold Bond line of medicated powder, cream and lotion products;

    . topical analgesics, such as Flexall, Icy Hot, Aspercreme and Sportscreme;

    .  the appetite suppressant, Dexatrim;

    .  menstrual internal analgesics, including Pamprin; and

    . dietary supplements under the Sunsource label, including Garlique, Harmonex and Rejuvex.

  .  Toiletries and skin care products

    .  Antiperspirants and deodorants under the Ban brand name; and

    . Functional toiletries and skin care products, including pHisoderm skin cleansers and Bullfrog sunblock.

  Several of our brands have the number one market share in their categories, including Gold Bond (medicated powders), Ban (roll-on antiperspirant/deodorant), Dexatrim (diet pills) and Garlique (garlic extracts). Additionally, our portfolio of six brands leads the topical analgesics market and, together, our Pamprin and Premsyn PMS brands, are the leading menstrual internal analgesics in the United States.

Competitive Strengths

  We will build upon the following competitive strengths to enhance our brands' positions in the marketplace:

  . Effective Brand Management. We acquire and develop brands that compete in niche segments of larger markets where we can create significant brand equity. We enhance the value of our brands through aggressive and effective advertising, promotions and product line extensions. Through such efforts, we have been able to develop brand recognition within our product markets to achieve consumer loyalty, extend product life cycles and maintain favorable relationships with retailers.

  . Cost-Effective Advertising and Promotional Strategy. We improve the profitability of our brand portfolio through our marketing, promotion and advertising expertise. We traditionally invest approximately 40% of our sales in advertising and promotions. We believe we maintain a significant competitive advantage over many of our competitors by:

    .  purchasing advertising time at reduced rates;

    . minimizing certain related expenditures, such as the production of commercials and payments to advertising agencies;

    . managing trade and consumer promotion spending on a cost-effective basis; and

    . quickly adapting our marketing strategies to changing consumer preferences.

  . Cost-Effective Operating Structure. By carefully managing our fixed costs we have developed an efficient and cost-effective operating structure in marketing, sales, product development, manufacturing, distribution and administrative support. As a result, we are able to handle additional sales volume from new and acquired products with comparatively smaller increases in our fixed expenses. By leveraging our operating structure we have increased sales by approximately $170.8 million from fiscal 1996 to fiscal 1998 on a pro forma basis, while reducing our selling, general and administrative expenses from 18.2% to 10.8% of sales during the same period. By carefully managing purchasing and manufacturing expenses, we enjoyed an average gross profit margin of over 70% in fiscal 1998.

  . Established National Sales and Distribution Network. We have an established national sales and distribution network that is balanced among all major food, drug and mass merchandiser retailers. We utilize this distribution network effectively to increase the market penetration of our acquired brands and our product line extensions, while maintaining our selling expense at less than 3% of sales in fiscal 1998.

  . Successful Integration of Acquisitions. We identify, acquire and integrate brands that are either embryonic in their development or undermanaged and that we can manufacture and market with relatively small increases in operating expenses. Since 1994 we have successfully completed seven acquisitions, resulting in the purchase of 15 brands. We have been disciplined in the prices we have paid for acquired brands and have acquired only brands that are immediately accretive to our earnings. Since fiscal 1996 we have spent approximately $345.7 million on acquisitions and have increased earnings before interest, taxes, depreciation and amortization ("EBITDA") from $20.8 million for fiscal 1996 to $81.0 million for the twelve months ended February 28, 1999 on a pro forma basis.

Growth Strategy

  We have grown rapidly by actively acquiring new brands and expanding our existing brands. This strategy has been largely responsible for our compound annual growth of 56% in sales and 90% in EBITDA from fiscal 1996 to fiscal 1998 on a pro forma basis. Our future growth will depend on our ability to continue to successfully make acquisitions and generate internal growth, as described below.

  . Acquisitions. We seek to acquire brands with unrealized potential that have been under-marketed by larger firms or have achieved success in limited geographic regions. We focus our acquisition efforts on niche markets in the consumer products sector where we are able to gain a significant market position by applying our competitive strengths. For example, we have increased sales in the Gold Bond brand from less than $28 million in annual sales at the time of purchase in 1996 to over $35 million in fiscal 1998. Additionally, with the Thompson Acquisition, we became the leading seller of topical analgesics in the United States and acquired Dexatrim, the number one selling diet pill. As many of our competitors rationalize their product lines or businesses, we anticipate additional brand acquisition opportunities.

  . Internal Growth. Our internal growth strategy for our existing brands focuses on increasing market penetration and brand awareness and introducing product line extensions. For example, we have grown the Icy Hot brand from approximately $5 million in annual sales at the time we acquired the brand in 1991 to over $13 million in fiscal 1998. Since 1994, we have introduced 25 line extensions of 12 of our existing brands. In 1999 we have introduced or plan to introduce 10 product line extensions including for the Gold Bond, Ban and Sunsource lines, among others.

Recent Developments

  On December 21, 1998, we acquired a line of appetite suppressants and external analgesics sold under the Dexatrim, Aspercreme, Sportscreme, Capzasin-P, Capzasin-HP and Arthritis Hot trademarks (the "Thompson Products") from Thompson. With the Thompson Acquisition, Chattem became the leading manufacturer and marketer of topical analgesics in the United States and in Dexatrim purchased the number one selling diet pill in the United States. In fiscal 1998, the Thompson Products would have produced approximately $55 million in sales and provided EBITDA of approximately $17.8 million on a pro forma basis. Additionally, we believe we can realize certain operating improvements from advertising efficiencies, the elimination of the use of brokers, rationalization of market research and related expenses and certain procurement savings. We paid a total consideration of $95.0 million for the Thompson Products, consisting of $90.0 million in cash and $5.0 million of Chattem common stock. The cash portion was financed with borrowings available under our senior secured credit facility.

                                  The Offering

  The summary below describes the principal terms of the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Notes" section of this Prospectus Supplement contains a more detailed description of the terms of the Notes.

 Issuer.................... Chattem, Inc.

 Securities Offered........ $75.0 million in aggregate principal amount of 8
                            7/8% Senior Subordinated Notes due 2008. The Notes
                            offered hereby have terms that are identical to
                            those of our $200.0 million of outstanding 8 7/8%
                            Senior Subordinated Notes due 2008, which were
                            issued in March 1998, and all notes issued will be
                            deemed the same class of notes under the
                            indenture.

 Maturity Date............. April 1, 2008.

 Interest.................. Semi-annually in cash in arrears on April 1 and
                            October 1, commencing on October 1, 1999.

 Ranking................... The Notes will be our general unsecured obligations.

                            The Notes will rank subordinate to all of our existing and future senior indebtedness.

                            The Notes will rank senior or pari passu with all of our other existing and future subordinated indebtedness.

                            The Notes will be guaranteed by certain of our existing and future domestic subsidiaries. The
                            Notes will effectively rank behind all liabilities of our non-guarantor subsidiaries.

                            Assuming we had completed this Offering and applied the net proceeds therefrom in the manner contemplated hereby, on February 28, 1999, the Notes would have been effectively subordinated to approximately $59.8 million of senior indebtedness
                            (all of which would have been indebtedness secured by substantially all of our assets and the assets of certain of our domestic subsidiaries pursuant to our senior secured credit facility). In addition, the Notes, together with $200.0 million of our outstanding notes of the same class, will rank pari passu with $49.7 million in aggregate principal amount of indebtedness. See "Description of Other Indebtedness."

 Optional Redemption....... On or after April 1, 2003, we may redeem some or all of the Notes at any time at the redemption
                            prices described in the "Description of Notes"
                            section under the heading "Optional Redemption."

                            Prior to April 1, 2001, we may redeem up to 35% of the Notes ever issued with the proceeds of one or more public offerings of our common stock at the price listed in the "Description of Notes" section under the heading "Optional Redemption."

 Change of Control......... If we experience certain types of change of control, we must offer to repurchase the Notes at
                            the prices listed in the section "Description of
                            Notes."


 Basic Covenants of Indenture.. We will issue the Notes under an indenture with
                                SouthTrust Bank, National Association, as trustee. The indenture will, among other things, restrict our and our subsidiaries' ability to:

                                .borrow money;
                                .pay dividends on stock or repurchase stock;
                                .make investments;
                                .limit our subsidiaries' ability to make dividend and other payments to us;
                                .sell equity interest in certain types of subsidiaries;
                                .engage in transactions with our affiliates;
                                .use assets as security in other transactions;
                                and
                                .sell certain assets or merge with or into other companies.

                                See "Description of Notes--Certain Covenants."

 Use of Proceeds............... We intend to use approximately $45.0 million of the net proceeds from this Offering to
                                permanently repay amounts under our senior
                                secured credit facility. The remaining amount,
                                which is approximately $27.7 million, will be
                                used for general corporate purposes and the
                                refinancing of outstanding indebtedness.
                                Pending such uses we will use the proceeds to
                                reduce our revolving credit borrowings.

  You should refer to the section entitled "Risk Factors" for an explanation of certain risks of investing in the Notes.

              SUMMARY PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  The following unaudited summary pro forma consolidated financial information gives effect to the consummation of the acquisition of the Thompson Products, the sale of CornSilk and this Offering as if they occurred on December 1, 1997 and the acquisition of Ban as if it had occurred on December 31, 1997. The information included in this table should be read in conjunction with the audited historical consolidated financial statements of Chattem, the audited historical financial statements of Ban, the audited historical financial statements of the Thompson Products and the respective notes thereto, "Unaudited Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus Supplement. The summary pro forma consolidated financial information does not purport to represent what our financial position or results of operations actually would have been if this Offering and the acquisitions of Ban and the Thompson Products had been completed as of the date or for the periods presented, or to project our financial position or results of operations at any future date or for any future period.

                                                             Twelve Months
                               Year Ended   Three Months         Ended
                              November 30,      Ended        February 28,
                                  1998      February 28,         1999
                              ------------                   -------------
                                  1998      1999
                                --------   -------
                                        (Dollars in thousands)
Income Statement Data:
 Net sales...................   $289,709   $66,101  $66,856    $290,464
 Gross margin................    213,740    48,979   49,170     213,931
 Advertising and promotion...    119,586    30,201   24,985     114,370
 Selling, general and
  administrative.............     31,248     7,476    6,892      30,664
 Income from operations......     62,906    11,302   17,293      68,897
Other Financial Data:
 EBITDA(1)...................     75,548    15,169   20,581      80,960
 Cash interest expense(2)....     38,701     9,793    9,505      38,413
 Depreciation and
  amortization...............     12,642     3,867    3,288      12,063
 Capital expenditures........      9,050       566      864       9,348
 Margins:
  Gross margin...............       73.8%     74.1%    73.5%       73.7%
  Advertising and promotion..       41.3%     45.7%    37.4%       39.4%
  Selling, general and
   administrative............       10.8%     11.3%    10.3%       10.6%
  EBITDA(1)..................       26.1%     22.9%    30.8%       27.9%
 Ratios:
  EBITDA/cash interest expense............................          2.1x
  Long-term debt/EBITDA(3)................................          4.6x

                                                    As of February 28, 1999
                                                    -------------------------
                                                      Actual     As Adjusted
                                                    ------------ ------------
Balance Sheet Data:
 Working capital................................... $     11,952 $    16,660
 Total assets......................................      480,618     481,810
 Long-term debt(3).................................      367,379     374,949(4)
 Shareholders' equity..............................       33,170      31,792

-------
(1) EBITDA represents income from operations, plus depreciation and amortization. We believe that EBITDA provides useful information regarding our ability to service our debt. However, EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles and should not be considered a substitute for net income as an indicator of our operating performance or cash flow as a measure of liquidity.
(2) Represents interest expense excluding the amortization of deferred financing costs and the amortization of the original issue discount on the existing notes.
(3) Long-term debt is net of current maturities under our senior secured credit facility.
(4) The amount shown reflects a premium of approximately $0.3 million associated with the issuance of the Notes.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

  The information in this table should be read in conjunction with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto appearing elsewhere in this Prospectus Supplement or incorporated herein by reference. Historical results of operations are significantly impacted by the acquisition of Ban in March 1998 and the Thompson Products in December 1998.

                                                              Three Months
                                      Year Ended                  Ended
                                     November 30,             February 28,
                              ----------------------------  ------------------
                                1996      1997      1998      1998      1999
                              --------  --------  --------  --------  --------
                                (Dollars in thousands)         (unaudited)
Income Statement Data:
Net sales...................  $118,903  $143,235  $220,064  $ 34,921  $ 62,728
Cost of sales...............    35,120    39,253    60,889     9,682    16,880
                              --------  --------  --------  --------  --------
Gross margin................    83,783   103,982   159,175    25,239    45,848
Advertising and promotion...    45,512    56,176    86,592    15,180    24,738
Selling, general and
 administrative.............    21,582    22,303    27,364     5,159     6,700
                              --------  --------  --------  --------  --------
Income from operations......    16,689    25,503    45,219     4,900    14,410
Interest expense............   (13,394)  (15,934)  (26,676)   (4,180)   (8,806)
Investment and other income,
 net (1)....................     2,325     1,679    10,429       192       131
                              --------  --------  --------  --------  --------
Income before income taxes..     5,620    11,248    28,972       912     5,735
Provision for income taxes..     1,816     3,993    10,844       303     2,158
                              --------  --------  --------  --------  --------
Income from continuing
 operations.................  $  3,804  $  7,255  $ 18,128  $    609  $  3,577
                              ========  ========  ========  ========  ========

Margin Data:
Gross margin................      70.5%     72.6%     72.3%     72.3%     73.1%
Advertising and promotion...      38.3      39.2      39.3      43.5      39.4
Selling, general and
 administrative.............      18.2      15.6      12.4      14.8      10.7
Income from operations......      14.0      17.8      20.5      14.0      23.0

Other Financial Data:
EBITDA (2)..................  $ 20,834  $ 31,208  $ 53,889  $  6,422  $ 17,505
Interest expense............    13,394    15,934    26,676     4,180     8,806
Depreciation and
 amortization...............     4,145     5,705     8,670     1,522     3,095
Capital expenditures........     1,785     2,758     9,050       566       864

Balance Sheet Data:
Working capital.............  $ 19,793  $ 15,520  $    684  $ 19,871  $ 11,952
Total assets................   152,183   178,744   369,012   178,751   480,618
Long-term debt(3)...........   127,438   133,475   273,913   136,034   367,379
Shareholders' equity
 (deficit)..................    (7,180)    4,370    24,751     4,967    33,170

--------
(1) For 1996, amount reflects a gain on the sale of Soltice and Blis-to-Sol, a gain on the sale of certain investments and a full year of dividend income from our investment in Elcat, Inc. For 1998, amount reflects a gain on the sale of CornSilk.
(2) EBITDA represents income from operations, plus depreciation and amortization. We believe that EBITDA provides useful information regarding our ability to service our debt. However, EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as a substitute for net income as an indicator of our operating performance or cash flow a measure of liquidity.
(3) Long-term debt is net of current maturities under our senior secured credit facility.

                                 RISK FACTORS

  You should consider carefully the specific factors set forth below, as well as the other information set forth in this Prospectus Supplement or incorporated by reference in the accompanying Prospectus, before making an investment in the Notes.

Substantial Leverage--Our substantial indebtedness could adversely affect the financial health of the Company and prevent us from fulfilling our obligations under these Notes.

  We have now, and after this Offering will continue to have, a significant amount of indebtedness. The following chart shows certain important credit statistics and is presented assuming we had completed this Offering as of the dates or at the beginning of the periods specified below and applied the proceeds as intended:

                                                          At February 28, 1999
                                                         -----------------------
                                                         (Dollars in thousands)
Total indebtedness......................................        $383,949
Shareholders' equity....................................          31,792
Debt to equity ratio....................................            12.1x

                                                          For the Twelve Months
                                                         Ended February 28, 1999
                                                         -----------------------
Ratio of earnings to fixed charges......................             1.7x

Our substantial indebtedness could have important consequences to you. For example, it could:

  . make it more difficult for us to satisfy our obligations with respect to the notes;

  . increase our vulnerability to general adverse economic and industry conditions;

  . limit our ability to fund future working capital needs, capital expenditures, research and development costs and other general corporate requirements;

  . require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital needs, capital expenditures and acquisitions, research and development efforts and other general corporate purposes;

  . limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  . place us at a competitive disadvantage compared to our competitors that are less leveraged; and

  . limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds; and, failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

Available Additional Borrowings and Asset Encumbrances--Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. In addition, we and our subsidiaries may be able to secure such additional debt with our assets and the assets of our subsidiaries. This could further exacerbate the risks associated with our substantial leverage.

  We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. See "Description of Other Indebtedness."

Subordination--Your right to receive cash payments on the Notes is junior to our senior secured credit facility and possibly all of our future borrowings, and the subsidiary guarantees of the Notes are junior to all of our subsidiary guarantors' existing indebtedness and possibly to all of their future borrowings.

  The Notes and the subsidiary guarantees will be subordinated in right of payment to all of our and our subsidiary guarantors' existing and future senior indebtedness. Upon any distribution to our creditors in a liquidation or dissolution of Chattem or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Chattem or its property, the holders of senior indebtedness will be entitled to be paid in full in cash before any payment may be made with respect to the Notes. In addition, the subordination provisions of the indenture will provide that payments with respect to the Notes will be blocked in the event of a payment default on our senior indebtedness and may be blocked for up to 179 days each year in the event of certain non-payment defaults on our senior indebtedness. In the event of a bankruptcy, liquidation or reorganization of Chattem, holders of the Notes will participate in our remaining assets ratably with all holders of our subordinated indebtedness that is deemed to be of the same class as the Notes, and potentially with all our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there can be no assurance that there would be sufficient assets to pay amounts due on the Notes. As a result, holders of Notes may receive less, ratably, than the holders of our senior indebtedness.

  As of February 28, 1999, on a pro forma adjusted basis after giving effect to this Offering and the application of the net proceeds therefrom, the aggregate amount of senior indebtedness of Chattem and its subsidiaries would have been approximately $59.8 million. The indenture will permit us and our subsidiaries to incur substantial additional indebtedness in the future, including senior indebtedness. On a pro forma basis after giving effect to this Offering and assuming the amendment of the senior secured credit facility, we will have $50.0 million available under our revolving credit facility.

Restrictive Debt Covenants--We are subject to substantial restrictions and covenants under the indenture and our senior secured credit facility.

  The indenture and our senior secured credit facility contain numerous restrictive covenants, including, but not limited to, covenants that restrict our ability to incur indebtedness, pay dividends, create liens, sell assets and engage in certain mergers and acquisitions. In addition, our senior secured credit facility also requires us to maintain certain financial ratios. Our ability to comply with the covenants and other terms of the senior secured credit facility and the indenture, to satisfy our other respective debt obligations (including, without limitation, borrowings and other obligations under the senior secured credit facility) and to make cash payments with respect to the Notes will depend on our future operating performance. In the event that we fail to comply with the various covenants contained in the senior secured credit facility or the Indenture, as applicable, we would be in default thereunder, and in any such case, the maturity of substantially all of our long-term indebtedness could be accelerated.

  A default under the indenture would also constitute an event of default under the senior secured credit facility. In addition, the lenders under our senior secured credit facility could elect to declare all amounts borrowed thereunder, together with accrued interest, to be due and payable. If we were unable to repay such borrowings, such lenders could proceed against our assets, which secure our borrowings under the senior secured credit facility. If the indebtedness under the senior secured credit facility were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness and the Notes in full. The senior secured credit facility prohibits the repayment, purchase, redemption, defeasance or other payment of any of the principal of the Notes at any time prior to their stated maturity other than as described herein. See "Description of Other Indebtedness" and "Description of Notes."

Ability to Service Debt--To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

  Our ability to make payments on and to refinance our indebtedness, including these Notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

  Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and anticipated available borrowings under our senior secured credit facility will be adequate to meet our future liquidity needs for at least the next few years.

  We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our senior secured credit facility in an amount sufficient to enable us to pay our indebtedness, including these Notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these Notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facility and these Notes, on commercially reasonable terms or at all.

Not all Subsidiaries are Guarantors--Your right to receive payments on these Notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

  Our foreign subsidiaries will not guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors generally will be entitled to payment of their claims from the assets of such subsidiaries before any assets are made available for distribution to us. Assuming we had completed this Offering on February 28, 1999, these Notes would have been effectively junior to $0.8 million of indebtedness and other liabilities (including trade payables) of the non-guarantor subsidiaries. The non-guarantor subsidiaries generated 6.99% and 4.76% of our consolidated revenues and accounted for 4.03% and 0.19% of our consolidated EBITDA in fiscal 1998 and for the three months ended February 28, 1999, respectively, and held 1.49% of our consolidated assets as of February 28, 1999.

Dilution of Interest--As a result of this offering of the Notes, the individual voting rights of each holder of Notes will be diluted.

  There will be $275.0 million aggregate principal amount of senior subordinated notes outstanding immediately following the consummation of this Offering, and all notes ever issued under the Indenture will be deemed to be a single class of notes outstanding under the indenture. In such case, any actions requiring the consent of each holder or the holders of a majority in outstanding principal amount of notes under the indenture will therefore require the consent of each holder of notes or the holders of a majority in aggregate principal amount of all outstanding notes, as applicable, and the individual voting interest of each holder will accordingly be diluted.

Risks Related to Acquisitions--We recently acquired Ban and the Thompson Products and these acquisitions involved a substantial expenditure and risk on the part of the Company.

  We cannot assure you that the Ban acquisition, the Thompson Acquisition or the integration of those businesses into the Company will be successful or will yield the expected benefits to us or will not adversely affect our business.

  In addition, although we do not have any present understandings, commitments or agreements to make any acquisitions, we may pursue other acquisitions. Any of our future acquisitions could result in substantial additional indebtedness, which could adversely affect our business. Acquisitions involve numerous risks, including difficulties in integrating the operations, technologies, services and products of the acquired companies and the diversion of management's attention from other business concerns. If we make any acquisitions, we cannot assure you that our business will not be adversely affected.

  Much of our future growth may depend on our ability to complete additional acquisitions. We cannot assure you that we will be able either to identify qualified acquisition candidates or successfully to integrate any of our future acquisitions into our operations. In addition, we cannot assure you that we will complete any future acquisitions or that acquisitions will contribute favorably to our financial condition. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--General."

Competition--We compete in the highly competitive OTC pharmaceutical, antiperspirant and deodorant, dietary supplement and functional toiletry and skin care products markets.

  These markets are highly competitive and are characterized by the frequent introduction of new products, including the movement of prescription drugs to the OTC pharmaceutical market, often accompanied by major advertising and promotional programs. We compete primarily on the basis of product quality, price, brand loyalty and consumer acceptance. Our competitors include other OTC pharmaceutical companies and large consumer products companies, many of which have considerably greater financial and marketing resources than us. In addition, our competitors often have been willing to use aggressive spending on trade promotions and advertising as a strategy for building market share at the expense of their competitors, including us. The private label or generic category has also become increasingly more competitive in certain of our product markets. Our products continue to compete for shelf space among retailers who are increasingly consolidating. See "The Company--Competition."

Government Regulation--The manufacturing, processing, formulation, packaging, labeling and advertising of our products are subject to regulation by federal agencies, including:

  .  the United States Food and Drug Administration ("FDA");

  .  the Federal Trade Commission ("FTC");

  .  the Consumer Product Safety Commission;

  .  the United States Department of Agriculture;

  .  the United States Postal Service;

  .  the United States Environmental Protection Agency ("EPA"); and

  .  the Occupational Safety and Health Administration ("OSHA").

  These activities are also regulated by various agencies of the states, localities and foreign countries in which we sell our products. In particular, the FDA regulates the safety, manufacturing, labeling and distribution of OTC pharmaceuticals, antiperspirants and deodorants, dietary supplements and functional toiletries and skin care products. The FDA regulations relating to the manufacturing process are known as current Good Manufacturing Practices ("GMPs"). In addition, the FTC has overlapping jurisdiction with the FDA to regulate the promotion and advertising of OTC pharmaceuticals, antiperspirants and deodorants, dietary supplements and functional toiletry and skin care products.

  All of our OTC drug products are regulated by the FDA's monograph system for OTC drugs. The monographs set out the active ingredients and labeling indications that are permitted for certain broad categories of OTC drug products, such as topical analgesics. Compliance with the monograph provisions means that the product is generally recognized as safe and effective and is not misbranded. Future changes in the monographs could require us to revise our product labeling and formulations. In 1995 we responded to certain questions we received from the FDA with respect to efficacy in connection with clinical studies for pyrilamine maleate, one of the active ingredients used in Pamprin and Premsyn PMS. While we addressed all of the FDA questions in detail, the final monograph for internal premenstrual analgesic drug products will determine if the FDA considers pyrilamine maleate effective for menstrual relief products. We actively monitor the process, and while we do not believe that either Pamprin or Premsyn PMS will be adversely affected by the FDA review, it is not possible to predict the FDA's regulatory position. We believe that any adverse finding by the FDA will affect our principal competitor in the OTC premenstrual internal analgesic product category in the same way it affects us.

  The Dietary Supplement Health and Education Act of 1994 ("DSHEA") was enacted on October 25, 1994. DSHEA amends the Federal Food, Drug and Cosmetic Act by defining dietary supplements, which include vitamins, minerals, nutritional supplements, herbs and botanicals, as a new category of food separate from conventional food. DSHEA provides a regulatory framework to ensure safe, quality dietary supplements and to foster the dissemination of accurate information about these products. Under DSHEA, the FDA is generally prohibited from regulating the active ingredients in dietary supplements as food additives or drugs unless a marketer makes product claims, such as claims that a product may heal, mitigate, cure or prevent an illness, disease or malady, that require the FDA to attach drug status to a product.

  DSHEA provides for specific nutritional labeling requirements for dietary supplements, and the FDA's final regulations required that all dietary supplements be labeled in compliance with the regulations no later than March 23, 1999. We believe we are in material compliance with these regulations. DSHEA permits substantiated, truthful and non-misleading statements of nutritional support to be made in labeling, such as statements describing general well-being resulting from consumption of a dietary ingredient or the role of a nutrient or dietary ingredient in affecting or maintaining a structure or function of the body. We anticipate that the FDA will finalize GMPs that are specific to dietary supplements and require at least some of the quality control provisions contained in the GMPs for drugs, which are more rigorous than the GMPs for foods.

  The FDA has finalized some of its regulations to implement DSHEA, including those relating to nutritional labeling requirements. The FDA also has under development additional regulations to implement DSHEA. Final labeling regulations require expanded or different labeling for our vitamin and nutritional products. It cannot be determined what effect these regulations, when fully implemented, will have on our business in the future. These regulations could require the recall, reformulation or discontinuance of certain products, additional record keeping, warnings, notification procedures and expanded documentation of the properties of certain products and scientific substantiation regarding ingredients, product claims, safety or efficacy. Failure to comply with applicable FDA requirements can result in the imposition of sanctions on the Company or the manufacture of our products, including warning letters, product recalls and seizures, injunctions or criminal prosecution.

  We received a warning letter, dated April 20, 1999, from the FDA regarding our marketing and distribution of our Echinex and Propalmex products. According to the FDA, our promotional material (labeling) for Echinex and Propalmex make impermissable therapuetic claims that only may be made consistent with FDA approved labeling for approved drugs. As such, Echinex and Propalmex are, according to the FDA, misbranded to the extent they make such therapuetic claims. The FDA has requested that we correct our promotional materials within 15 working days of the date of the letter. We expect to fully comply with the FDA's requests within the required time limits.

  As part of its regulatory authority, the FDA may periodically conduct audits of the physical facilities, machinery, processes and procedures that we and our competitors use to manufacture products. The FDA may perform these audits at any time without advanced notice. As a result of these audits, the FDA may order us to make certain changes in our manufacturing facilities and processes. It may be necessary to make additional expenditures to comply with these orders or possibly stop selling certain products until we comply with these orders. As a result, our business could be adversely affected. In December 1998, the FDA conducted an audit of our manufacturing facility in Chattanooga, Tennessee. In connection with that audit, the FDA issued a report citing certain processes and procedures it requires us to change or improve. We have responded to the FDA's report and are in the process of complying with its requirements. See "The Company--Governmental Regulation."

Yale Study--The Dexatrim business could be adversely affected by the results of a large scale study initiated in 1994 by the Nonprescription Drug Manufacturers Association in conjunction with the Yale University School of Medicine to investigate the increased risk, if any, of stroke in obese women using phenylpropanolamine ("PPA"), the active ingredient in Dexatrim, for weight loss.

  The Yale Study was designed in collaboration with the FDA. The results of the Yale Study are expected to be issued in mid-1999. If the Yale Study results indicate an increased likelihood of stroke among obese women using PPA for weight loss, we could be forced to reformulate Dexatrim or discontinue manufacturing and selling it in its current form. As a result, the Dexatrim business would suffer, which would adversely affect our business.

Computer System--We are implementing a new computer system. Delays in the expected completion date and system failures could adversely affect our business.

  We are replacing all of our existing computer systems, including hardware and software, with a single new computer system that integrates all of our financial, manufacturing, inventory and customer control functions. We expect to complete the replacement of our computer system by mid-1999. The replacement of our computer system may be delayed beyond the expected completion date, and we may experience technical or operational problems with the new computer system. Because the back-up system for this new computer system is limited, if the primary system fails, our business could be adversely affected.

Product Development Risks--New product initiatives may not be successfully implemented because of difficulty in assimilation, development costs and diversion of management time.

  We evaluate opportunities to develop new products through product line extensions and product modifications in the ordinary course of our business. Product line extensions and product modifications involve numerous risks, including the difficulties in assimilating the developed products, the expenses incurred in developing the products and the diversion of management's attention from other business concerns. We cannot assure you that we can successfully develop product line extensions or integrate newly developed products into our business. In addition, we cannot assure you that newly developed products will contribute favorably to our business. See "The Company--Product Development."

Risk of Loss of Material Customers--Our business could be adversely affected if we lost Wal-Mart Stores, Inc. ("Wal-Mart") as a major customer.

  Consistent with industry practice, we do not operate under a long-term written supply contract with Wal-Mart or any of our other customers. On a pro forma basis, our 1998 sales to Wal-Mart accounted for approximately 17% of our total sales. As such, our business would be adversely affected if we lost Wal-Mart as a continuing major customer. See "The Company--Customers."

Public Perception--Our dietary supplement and appetite suppressant business could be adversely affected if any of our products or any similar products distributed by other companies prove to be harmful to consumers or if scientific studies provide unfavorable findings regarding the safety or effectiveness of our products or any similar products.

  Our dietary supplements products contain vitamins, minerals, herbs and other ingredients that we regard as safe when taken as directed and that various scientific studies have suggested may offer health benefits. While we conduct extensive quality control testing on our products, we generally do not conduct or sponsor clinical studies relating to the benefits of our products. We are highly dependent upon consumers' perception of the overall integrity of the dietary supplements business, as well as the safety and quality of products in that industry, and similar products distributed by other companies that may not adhere to the same quality standards we do. See "The Company--Dietary Supplements."

  In the past, appetite suppressants, including Dexatrim, have been the subject of negative press that has affected the public's perception of these products. We will market and advertise Dexatrim as safe and effective to offset its past negative perception, but we cannot assure you that Dexatrim, or any of our other products, will not suffer from negative public perception. See "The Company--Appetite Suppressants."

Dependence on Third Party Manufacturers--Our business could be adversely affected if our third party manufacturers cease to perform adequately.

  We use third party manufacturers to make products representing approximately one-half of our sales volume, including Gold Bond powders, the Sunsource line and Dexatrim. Additionally, we have entered into a manufacturing agreement with Bristol-Myers Squibb Company ("BMS"), where BMS will manufacture Ban for us until March 2001. In most other cases, the manufacturer is not obligated under a contract that fixes the term of its commitment. Manufacturers may experience problems with product quality or timeliness of product delivery. Manufacturers may also discontinue production of products for us or increase their manufacturing costs upon little or no advance notice. In any case, we believe that we could find other contract manufacturers quickly if any of our current contractors cease to perform adequately. However, if this occurs and we cannot find other contract manufacturers, we may be forced to shift production to in-house facilities. This may cause manufacturing delays, which would cause disruption in our ability to fill orders. This could adversely affect our business. See "The Company--Manufacturing and Quality Control."

Reliance on Brands; Intellectual Property Concerns--If we are unable to successfully protect our intellectual property, our business could be adversely affected.

  Our trademarks are of material importance to our business and are among our most important assets. In fiscal year 1998, substantially all of our net sales were from products bearing proprietary brand names, including Ban, Gold Bond, Flexall, Icy Hot, Pamprin, Garlique, pHisoderm and Bullfrog. In addition, Ban represented approximately 25.8%, the topical analgesics (as a group) represented approximately 17.7%, Gold Bond represented approximately 12.1% and Dexatrim represented approximately 10.6% of our pro forma fiscal 1998 net sales. Accordingly, our future success may depend in part upon the goodwill associated with our brand names, particularly Ban, Gold Bond and Dexatrim.

  Our principal brand names are registered in the United States and certain foreign countries. However, we cannot assure you that the steps we take to protect our proprietary rights in our brand names will be adequate to prevent the misappropriation of these registered brand names in the United States or abroad. In addition, the laws of some foreign countries do not protect proprietary rights in brand names to the same extent as do the laws of the United States.

  Through our subsidiary, Signal Investment & Management Co., we maintain and have applied for patent, trademark and copyright protection in the United States relating to certain of our existing and proposed products and processes. We cannot assure you that we will be able to successfully protect our intellectual property, and the loss of our intellectual property protection could adversely affect our business. Additionally, we license certain intellectual property from third parties, and we cannot assure you that these third parties can successfully maintain their intellectual property rights. The sale of certain of our products rely on our ability to maintain and extend our licensing agreements with third parties, and we cannot assure you that we will be successful in maintaining these licensing agreements. If we lose the right to use these licenses, our business could be adversely affected. See "The Company--Trademarks and Patents."

Availability of Raw Materials--Our business depends on the availability of certain raw materials, the unavailability of which could have an adverse effect on our business.

  Certain of our products contain specialized ingredients that we obtain from a single or limited number of international and domestic third party suppliers. Additionally, we currently source one of our material ingredients for Dexatrim, PPA, through a single supplier. An unexpected interruption or a shortage in supply could adversely affect our business derived from these products. We may not be able to raise prices quickly enough to immediately offset the effects of any increase in the costs of these specialized ingredients or fill customer orders in the event of a supply shortage. At present, we do not foresee any significant problems in obtaining our ingredients requirements at reasonable prices, but an unexpected interruption or a shortage in supply could adversely affect our business in the future. See "The Company--Manufacturing and Quality Control."

Environmental Matters--We may be liable for penalties under environmental laws.

   Our operations are subject to applicable federal, state and local health, safety and environmental laws and regulations, including those pertaining to underground storage tanks and clean air rules. A site near our manufacturing facility has been designated as a National Priorities List Superfund site. We could be named as a potentially responsible party due to our historical discharge of wastewater into the creek that flows through the site. Our manufacturing site utilizes chemicals and other potentially hazardous materials and generates both hazardous and non-hazardous waste. The transportation, treatment and storage and disposal of these waste products are regulated by various governmental agencies. See "The Company--Environmental Matters."

  In December 1998, we were named in a lawsuit with 37 other companies as potentially responsible parties for the disposal of waste materials found at a site in Birmingham, Alabama. Although the facts surrounding this case are unclear, the lawsuit alleges that a company we used periodically during 1986 and 1987 to treat, store and dispose of waste materials from our manufacturing processes improperly disposed of these waste materials. We cannot currently assess our potential liability resulting from this lawsuit, but if we are found liable our business could be adversely affected. See "The Company--Environmental Matters."

Product Liability and Insurance--We are constantly at risk that consumers and users of our products will sue us for product liability.

   We are not aware of any claims pending against us or our products that if adversely decided would adversely affect our business. While we will continue to attempt to take what we consider to be appropriate precautions, we cannot assure you that these precautions will enable us to avoid significant product liability exposure in the future. We maintain product liability insurance through third party providers. We believe our insurance coverage is adequate; however, we cannot assure you that we will be able to retain our existing coverage or that this coverage will be cost-justified or sufficient to satisfy any future claims. See "The Company--Product Liability and Insurance."

Dependence on Senior Management--We are dependant on certain senior managers, the loss of whom could have a material adverse effect on our business.

  Our future performance depends significantly upon the efforts and abilities of certain members of senior management, in particular those of Zan Guerry, Chairman of the Board and Chief Executive Officer, and A. Alexander Taylor II, President and Chief Operating Officer. The loss of the services of either Messrs. Guerry or Taylor, neither of whom has an employment agreement with the Company, could adversely affect our business.

Impact of the Year 2000 Problem--The Year 2000 problem could have an adverse effect on us.

  Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field and cannot distinguish 21st Century dates from 20th Century dates. These date code fields will need to distinguish 21st Century dates from 20th Century dates. This could result in system failures or miscalculations causing interruptions in operations, including a temporary inability to process transactions, send invoices or engage in normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with "Year 2000" requirements.

  We have established a Year 2000 strategic plan which identifies initiatives necessary to minimize failures of our electronic systems to process date-sensitive information in the Year 2000 and thereafter. In connection with our Year 2000 strategic plan, we will implement a new, fully integrated computer system to replace all hardware and software we currently use in our financial, manufacturing, inventory and customer control functions. We expect to complete the replacement of our computer system by mid-1999.

  Although we believe that our new computer system will be Year 2000 compliant, we may use third party equipment and software that may not be Year 2000 compliant. If any of this software or equipment does not operate properly in the Year 2000 and thereafter, we could be forced to make unanticipated expenditures to cure these problems, which could adversely affect our business.

  A failure of our computer system to be Year 2000 compliant could result in:

  .  a decrease in sales of our products;

  . an increase in the allocation of our capital resources and employees' time to address Year 2000 problems without additional sales normally expected to result from the expenditure of these resources; and

  . an increase in litigation costs relating to losses suffered by our customers due to our Year 2000 problems.

  We have incurred and capitalized approximately $1.2 million to date in the implementation of our new integrated computer system. We estimate the total cost to replace our computer system to be in the range of $1.5 million to $2.0 million. Plan costs have been budgeted in our capital expenditures budget. Our projected costs are based on management's best estimates and actual costs could differ as the new system is implemented.

  A critical step in our strategic plan is the coordination of Year 2000 readiness with third parties. We are communicating with our significant suppliers and customers to determine the extent to which the Company and its interface systems are vulnerable if any customer, supplier or third party fails to resolve its Year 2000 issues. We have requested and received from a majority of our principle customers and suppliers written statements regarding their plans for meeting their Year 2000 compliance requirements. All of these customers and suppliers indicate that they have knowledge of and are in the process of resolving their Year 2000 issues. These companies are at various stages of completion of their compliance plans, but all expect to be in full compliance by or before the end of their 1999 fiscal years.

  We believe that necessary modifications and replacements of our computer systems will be completed in a timely fashion. If for any reason, our critical service providers, suppliers or customers are unable to resolve their Year 2000 issues in a timely manner, our business could be adversely affected. Specifically, the lack of Year 2000 readiness by raw material/packaging suppliers could adversely impact the availability and expected cost of raw materials and, therefore, production. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Year 2000."

Financing Change of Control Offer--We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

  Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding Notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of Notes or that restrictions in our senior secured credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations, which would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of Notes--Repurchase at the Option of Holders."

Fraudulent Conveyance Matters--Federal and state statutes allow courts, under specific circumstances, to void guarantees and require Noteholders to return payments received from guarantors.

  Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

  . received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

  .  was insolvent or rendered insolvent by reason of such incurrence; or

  . was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  . intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

  In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

  The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  . the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

  . the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  .  it could not pay its debts as they become due.

  On the basis of historical financial information, recent operating history and other factors, we believe that the guarantor, after giving effect to its guarantee of these Notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or whether a court would agree with our conclusions in this regard.

No Prior Market for Notes--If an active trading market does not develop for these notes you may not be able to resell them.

  Prior to this Offering, there was no public market for these Notes. We have been informed by the underwriters that they intend to make a market in these Notes after this Offering is completed. However, the underwriters may cease their market-making at any time. In addition, the liquidity of the trading market in these Notes, and the market price quoted for these Notes, may be adversely affected by changes in the overall market for high yield securities, changes in our financial performance or prospects or changes in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for these Notes. If no active trading market develops, you may not be able to resell your Notes at their fair market value or at all.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Notes are estimated to be approximately $72.7 million. Of such amount $45.0 million will be used to permanently repay amounts under our senior secured credit facility. The remaining amount, which is approximately $27.7 million, will be used for general corporate purposes and the refinancing of outstanding indebtedness. Pending such uses we will use the proceeds to reduce our revolving credit borrowings. Upon closing of this Offering and assuming the amendment of our senior secured credit facility, we will have $50 million available under our revolving credit facility. Our revolving credit facility matures on the earlier of (i) December 21, 2003, and (ii) the date on which the term loan is repaid in full. Our term loan has a final maturity on December 21, 2003. The weighted average interest rate under our senior secured credit facility on February 28, 1999 was 7.63%. We obtained our senior secured credit facility in December 1998 for the purpose of acquiring the Thompson Products, refinancing existing debt and for general corporate purposes.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization as of February 28, 1999 on an actual basis and on a pro forma basis adjusted to give effect to this Offering. This table should be read in conjunction with "Use of Proceeds" and "Selected Consolidated Financial Data" included elsewhere in this Prospectus Supplement. For a description of our existing senior secured credit facility and our other indebtedness, see "Description of Other Indebtedness."

                                                     February 28, 1999
                                               ---------------------------------
                                                Actual  Adjustments    Pro Forma
                                               -------- -----------    ---------
                                                   (Dollars in thousands)
Current maturities of long-term debt(1)....... $ 14,000  $ (5,000)     $  9,000
                                               --------  --------      --------
Long-term debt:
 Senior secured credit facility...............  118,500   (67,711)       50,789
 12 3/4% Senior Subordinated Notes due 2004,
  net of unamortized discounts................   48,879       --         48,879
 8 7/8% Senior Subordinated Notes due 2008,
  net of unamortized premium..................  200,000    75,281 (2)   275,281
                                               --------  --------      --------
  Total long-term debt........................  367,379     7,570       374,949
                                               --------  --------      --------
Shareholders' equity(3).......................   33,170    (1,378)       31,792
                                               --------  --------      --------
Total capitalization.......................... $414,549  $  1,192      $415,741
                                               ========  ========      ========

--------
(1) Consists of borrowings under our senior secured credit facility. On March 31, 1999, we made a scheduled principal payment of $3.5 million and had net borrowings under our revolving credit facility of approximately $10.0 million which borrowings were used to fund the semi-annual interest payment on the 8 7/8% notes and working capital needs. Upon consummation of this Offering, it is anticipated that our senior secured credit facility will be amended as described in "Description of Other Indebtedness," and that there will be $50.0 million available to be borrowed under our revolving credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity."
(2) The amount shown reflects a premium of approximately $0.3 million associated with the issuance of the Notes.
(3) As of February 28, 1999 there were 20,000,000 common shares authorized and approximately 9,763,000 issued. In April 1999 the Company amended its amended and restated charter to increase the authorized common shares to 50,000,000.

                      UNAUDITED PRO FORMA FINANCIAL DATA


  The following Unaudited Pro Forma Consolidated Balance Sheet gives effect to this Offering and the repayment of a portion of existing senior debt with the net proceeds received from this Offering as if they had occurred on February 28, 1999. The following Unaudited Pro Forma Consolidated Statements of Income for the year ended November 30, 1998 and the three months ended February 28, 1999 and 1998 give effect to this Offering, the repayment of a portion of existing senior debt, the acquisition of the Thompson Products and the disposition of CornSilk (collectively the "Transactions") as if they had occurred on December 1, 1997, and the acquisition of Ban as if it had occurred on December 31, 1997.

  The Unaudited Pro Forma Financial Data are presented for informational purposes only and are not necessarily indicative of the financial position and results of operations that would have been achieved had the Transactions been completed as of the dates indicated and are not necessarily indicative of our future financial position or results of operations.

  The Unaudited Pro Forma Financial Data are based on our historical financial statements and the assumptions and adjustments described in the accompanying notes. We believe that such assumptions are reasonable. The Unaudited Pro Forma Financial Data should be read in conjunction with our Consolidated Financial Statements, those of Ban and the Thompson Products, and the respective accompanying notes thereto appearing elsewhere in this Prospectus Supplement or incorporated herein by reference.

                 Unaudited Pro Forma Consolidated Balance Sheet
                                 (In thousands)

                                           Historical
                                          Chattem as of  Pro Forma
                                          February 28,   Offering       Pro
                                              1999      Adjustments    Forma
                                          ------------- -----------   --------
                 ASSETS

Current assets:
 Cash and cash equivalents..............    $  3,120      $(1,101)(a) $  2,019
 Accounts receivable....................      52,633                    52,633
 Inventories............................      23,341                    23,341
 Other current assets...................       3,974          402 (b)    4,783
                                                              407 (a)
                                            --------                  --------
   Total current assets.................      83,068                    82,776
                                            --------                  --------

Property, plant, and equipment, net.....      18,463                    18,463
                                            --------                  --------

Investment in Elcat, Inc................       3,172                     3,172
Patents, trademarks, and other purchased
 product rights, net....................     361,798                   361,798
Other noncurrent assets.................      14,117        2,570 (c)   15,601
                                                           (1,086)(b)
                                            --------                  --------
   Total noncurrent assets..............     379,087                   380,571
                                            --------                  --------
   Total assets.........................    $480,618                  $481,810
                                            ========                  ========
  LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Current maturities of debt.............    $ 14,000       (5,000)(d) $  9,000
 Accounts payable and other accrued
  liabilities...........................      57,116                    57,116
                                            --------                  --------
   Total current liabilities............      71,116                    66,116
                                            --------                  --------
Long-term debt..........................     367,379       75,281 (c)  374,949
                                            --------                  --------
                                                            5,000 (d)
                                                          (72,711)(e)
Other noncurrent liabilities............       8,953                     8,953
                                            --------                  --------

Shareholders' equity:
 Common stock...........................       2,033                     2,033
 Paid-in surplus........................      74,369                    74,369
 Accumulated deficit....................     (41,810)        (694)(a)  (43,188)
                                                             (684)(b)
 Foreign currency translation...........      (1,422)                   (1,422)
                                            --------                  --------
   Total shareholders' equity...........      33,170                    31,792
                                            --------                  --------
   Total liabilities and shareholders'
    equity..............................    $480,618                  $481,810
                                            ========                  ========

            Notes to Unaudited Pro Forma Consolidated Balance Sheet
                                (In thousands)

The Pro Forma Consolidated Balance Sheet reflects the Offering as if it had occurred on February 28, 1999 (actual amounts may differ from amounts estimated below).

(a) Represents the estimated payment required to be made by the Company to terminate its interest rate swap agreements, net of tax benefit.

(b) Reflects the write-off of deferred financing costs resulting from the expected repayment of senior debt, net of tax benefit.

(c) Reflects the issuance of the Notes and the amendment of the senior secured credit facility:

   Issuance of the Notes............................................... $75,000
   Original issue premium..............................................     281
   Issuance-related fees and expenses..................................  (2,570)
                                                                        -------
                                                                        $72,711
                                                                        =======

(d) Reflects the reclassification of maturities under the amendment of the senior secured credit facility.

(e) Represents the expected repayment of existing senior debt with the net proceeds from this Offering.

              Unaudited Pro Forma Consolidated Statement of Income
                      For the Year Ended November 30, 1998
                             (Dollars in thousands)

                                        Historical    Historical     Historical
                           Historical  Ban for the     Thompson     CornSilk for
                          Chattem for  Period from   Products for  the Period from  Pro Forma
                            the Year   December 31,    the Year      December 1,   Acquisition
                             Ended       1997 to        Ended          1997 to         and        Pro Forma
                          November 30,  March 23,    November 30,      May 12,     Disposition    Offering
                              1998         1998          1998           1998       Adjustments   Adjustments   Pro Forma (g)
                          ------------ ------------  ------------  --------------- -----------   -----------   -------------
Net sales...............    $220,064     $19,444       $54,735         $(4,534)                                  $289,709
Cost of sales...........      60,889       7,026        12,071          (1,767)      $(2,250)(a)                   75,969
                            --------     -------       -------         -------                                   --------
 Gross margin...........     159,175      12,418        42,664          (2,767)                                   213,740
Advertising and
 promotion..............      86,592       9,438        22,051          (2,189)        3,694 (b)                  119,586
Selling, general, and
 administrative.........      27,364       1,655         2,768            (539)                                    31,248
                            --------     -------       -------         -------                                   --------
Income from operations..      45,219       1,325        17,845             (39)                                    62,906
Interest expense........      26,676                                                  11,520 (c)   $2,106 (f)      40,302
Gain on product
 divestiture............      (9,548)                                                  9,548 (d)                      --
Other income, net.......        (881)                                                                                (881)
                            --------     -------       -------         -------                                   --------
Income before income
 taxes and extraordinary
 loss...................      28,972       1,325        17,845             (39)                                    23,485
Provision for income
 taxes..................      10,844         490(e)      6,603(e)          (14)(e)    (8,329)(e)     (779)(e)       8,815
                            --------     -------       -------         -------                                   --------
Income before
 extraordinary loss.....    $ 18,128     $   835       $11,242         $   (25)                                  $ 14,670
                            ========     =======       =======         =======                                   ========
Other Financial Data:
 EBITDA.................    $ 53,889                                                                             $ 75,548
 EBITDA margin..........        24.5%                                                                                26.1%

              Unaudited Pro Forma Consolidated Statement of Income
                  For the Three Months Ended February 28, 1999
                             (Dollars in thousands)

                             Historical     Historical Thompson
                           Chattem for the   Products for the      Pro Forma
                            Three Months        Period from       Acquisition    Pro Forma
                                Ended       December 1, 1998 to and Disposition  Offering
                          February 28, 1999  December 21, 1998    Adjustments   Adjustments  Pro Forma (g)
                          ----------------- ------------------- --------------- -----------  -------------
Net sales...............       $62,728            $4,128                                        $66,856
Cost of sales...........        16,880               806                                         17,686
                               -------            ------                                        -------
 Gross margin...........        45,848             3,322                                         49,170
Advertising and
 promotion..............        24,738                55              192 (b)                    24,985
Selling, general, and
 administrative.........         6,700               192                                          6,892
                               -------            ------                                        -------
Income from operations..        14,410             3,075                                         17,293
Interest expense........         8,806                                667 (c)       477 (f)       9,950
Other income, net.......          (131)                                                            (131)
                               -------            ------                                        -------
Income before income
 taxes and extraordinary
 loss...................         5,735             3,075                                          7,474
Provision for income
 taxes..................         2,158             1,138 (e)         (318)(e)      (176)(e)       2,802
                               -------            ------                                        -------
Income before
 extraordinary loss.....       $ 3,577            $1,937                                        $ 4,672
                               =======            ======                                        =======
Other Financial Data:
 EBITDA.................       $17,505                                                          $20,581
 EBITDA margin..........          27.9%                                                            30.8%

              Unaudited Pro Forma Consolidated Statement of Income
                  For the Three Months Ended February 28, 1998
                             (Dollars in thousands)

                                        Historical     Historical
                           Historical  BAN for the      Thompson      Historical
                          Chattem for  Period from    Products for   Cornsilk for    Pro Forma
                           the Three   December 31,    the Three      the Three     Acquisition
                          Months Ended   1997 to      Months Ended   Months Ended       and        Pro Forma
                          February 28,  March 23,     February 28,   February 28,   Disposition    Offering
                              1998         1998           1998           1998       Adjustments   Adjustments  Pro Forma (g)
                          ------------ ------------   ------------   ------------   -----------   -----------  -------------
Net sales...............    $34,921      $19,444        $13,872        $(2,136)                                   $66,101
Cost of sales...........      9,682        7,026          3,262           (598)       $(2,250)(a)                  17,122
                            -------      -------        -------        -------                                    -------
 Gross margin...........     25,239       12,418         10,610         (1,538)                                    48,979
Advertising and
 promotion..............     15,180        9,438          4,856           (890)         1,617 (b)                  30,201
Selling, general, and
 administrative.........      5,159        1,655            697            (35)                                     7,476
                            -------      -------        -------        -------                                    -------
Income from operations..      4,900        1,325          5,057           (613)                                    11,302
Interest expense........      4,180                                                     5,348 (c)    $ 564 (f)     10,092
Other income, net.......       (192)                                                                                 (192)
                            -------      -------        -------        -------                                    -------
Income before income
 taxes and extraordinary
 loss...................        912        1,325          5,057           (613)                                     1,402
Provision for income
 taxes..................        303          490 (e)      1,871 (e)       (227)(e)     (1,745)(e)     (209)(e)        483
                            -------      -------        -------        -------                                    -------
Income before
 extraordinary loss.....    $   609      $   835        $ 3,186        $  (386)                                   $   919
                            =======      =======        =======        =======                                    =======
Other Financial Data:
 EBITDA.................    $ 6,422                                                                               $15,169
 EBITDA margin..........       18.4%                                                                                 22.9%

        Notes to Unaudited Pro Forma Consolidated Statements of Income
                                (In thousands)

(a) Reflects management's estimate of the cost savings that would have been generated during the period from December 31, 1997 to March 23, 1998. In connection with the acquisition of Ban, Chattem entered into a manufacturing agreement with BMS, pursuant to which BMS will manufacture Ban at a pro forma cost savings of approximately $2,250 over the amount reflected for the manufacture of Ban in the historical Ban financial statements for the period from December 31, 1997 to March 23, 1998.

(b) Represents additional amortization of trademarks for BAN and the Thompson Products as follows:

                                                       Three months Three months
                                           Year ended     ended        ended
                                          November 30, February 28, February 28,
                                              1998         1999         1998
                                          ------------ ------------ ------------
   Ban...................................    $1,387        $--         $1,040
   Thompson Products.....................     2,307         192           577
                                             ------        ----        ------
                                             $3,694        $192        $1,617
                                             ======        ====        ======

(c) Represents the net increase in interest expense as follows:

                                                       Three months Three months
                                           Year ended     ended        ended
                                          November 30, February 28, February 28,
                                              1998         1999         1998
                                          ------------ ------------ ------------
   Interest expense on the 8.875% Senior
    Subordinated Notes due 2008.........    $ 5,916        $--         $4,437
   Interest expense under the existing
    senior debt.........................      5,678         627         1,046
   Interest savings resulting from the
    repayment of indebtedness with the
    proceeds from the sale of CornSilk..       (465)        --           (253)
   Amortization of deferred financing
    costs...............................        391          40           118
                                            -------        ----        ------
                                            $11,520        $667        $5,348
                                            =======        ====        ======

(d) Reflects the elimination of the gain on the sale of CornSilk for the year ended November 30, 1998.

(e) Represents income tax expense (benefit) at an effective tax rate of 37%.

(f) Reflects the net increase in cash interest expense as follows:

                                                      Three months Three months
                                          Year ended     ended        ended
                                         November 30, February 28, February 28,
                                             1998         1999         1998
                                         ------------ ------------ ------------
   Interest expense resulting from the
    incurrence of
    indebtedness under the Notes........   $ 6,656      $ 1,664      $ 1,664
   Interest savings resulting from:
    Expected repayment of a portion of
     existing senior debt...............    (4,000)      (1,000)      (1,000)
    Termination of the interest rate
     swap agreements....................      (302)        (125)         (38)
    Amendment of credit facility to
     reduce interest rate margin by
     .50%...............................      (300)         (75)         (75)
   Amortization of deferred financing
    costs...............................        52           13           13
                                           -------      -------      -------
                                           $ 2,106      $   477      $   564
                                           =======      =======      =======

   A change of 1/8% in the interest rate under the amended senior secured credit facility would have an impact on pro forma interest expense of $88 for the twelve months ended February 28, 1999.

(g) During the period subsequent to this Offering, the Company expects to incur an extraordinary loss associated with (1) the write-off of deferred financing costs related to the portion of the existing senior debt to be repaid with the net proceeds from this Offering and (2) the termination of interest rate swap agreements. Such amounts are not reflected in the accompanying pro forma consolidated statements of income.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data is qualified in its entirety by the consolidated financial statements and other information contained elsewhere in this Prospectus Supplement. The financial data as of November 30, 1996, 1997, and 1998, and for the years then ended have been derived from the audited financial statements of the Company contained elsewhere in this Prospectus Supplement. The financial information as of November 30, 1994 and 1995 has been derived from our audited financial statements. The financial data as of and for the three months ended February 28, 1998 and 1999, have been derived from our unaudited financial statements and, in the opinion of our management, include all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation. Interim results are not necessarily indicative of our financial results for the full fiscal year. The following financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus Supplement or incorporated by reference herein.

                                                                              Three Months
                                                                                  Ended
                                 Fiscal Year Ended November 30,               February 28,
                          ------------------------------------------------  ------------------
                            1994      1995      1996      1997      1998      1998      1999
                          --------  --------  --------  --------  --------  --------  --------
                                     (Dollars in thousands)                    (unaudited)
Income Statement Data:
Net sales...............  $ 94,370  $100,598  $118,903  $143,235  $220,064  $ 34,921  $ 62,728
Cost of sales...........    28,495    29,755    35,120    39,253    60,889     9,682    16,880
                          --------  --------  --------  --------  --------  --------  --------
Gross margin............    65,875    70,843    83,783   103,982   159,175    25,239    45,848
Advertising and
 promotion..............    33,336    37,242    45,512    56,176    86,592    15,180    24,738
Selling, general and
 administrative.........    19,999    19,133    21,582    22,303    27,364     5,159     6,700
                          --------  --------  --------  --------  --------  --------  --------
Income from operations..    12,540    14,468    16,689    25,503    45,219     4,900    14,410
Interest expense........    (9,360)  (11,076)  (13,394)  (15,934)  (26,676)   (4,180)   (8,806)
Investment and other
 income, net (1)........       112       218     2,325     1,679    10,429       192       131
                          --------  --------  --------  --------  --------  --------  --------
Income before income
 taxes..................     3,292     3,610     5,620    11,248    28,972       912     5,735
Provision for income
 taxes..................     1,182     1,285     1,816     3,993    10,844       303     2,158
                          --------  --------  --------  --------  --------  --------  --------
Income from continuing
 operations.............  $  2,110  $  2,325  $  3,804  $  7,255  $ 18,128  $    609  $  3,577
                          ========  ========  ========  ========  ========  ========  ========
Ratio of earnings to
 fixed charges(2).......       1.3x      1.3x      1.4x      1.7x      2.1x      1.2x      1.6x

Margin Data:
Gross margin............      69.8%     70.4%     70.5%     72.6%     72.3%     72.3%     73.1%
Advertising and
 promotion..............      35.3      37.0      38.3      39.2      39.3      43.5      39.4
Selling, general and
 administrative.........      21.2      19.0      18.2      15.6      12.4      14.8      10.7
Income from operations..      13.3      14.4      14.0      17.8      20.5      14.0      23.0

Balance Sheet Data:
Working capital.........  $  9,901  $ 10,254  $ 19,793  $ 15,520  $    684  $ 19,871  $ 11,952
Total assets............    85,442    83,410   152,183   178,744   369,012   178,751   480,618
Long-term debt (3)......    94,486    78,089   127,438   133,475   273,913   136,034   367,379
Shareholders' equity
 (deficit)..............   (29,551)  (17,421)   (7,180)    4,370    24,751     4,967    33,170

--------
(1) For 1996, amount reflects a gain on the sale of Soltice and Blis-to-Sol, a gain on the sale of certain investments and a full year of dividend income from our investment in Elcat, Inc. For 1998, amount reflects a gain on the sale of CornSilk.
(2) For purposes of comparing this ratio, earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense and amortization of deferred financing cost and 33.0% of the rent expense from operating leases that we believe is a reasonable approximation of the interest factor included in the rent. The pro forma ratio of earnings to fixed charges for the twelve months ended February 28, 1999 is 1.7x.
(3) Long-term debt is net of current maturities under our senior secured credit facility.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following analysis of the financial condition and results of operations should be read in conjunction with the audited consolidated financial statements and related notes thereto included elsewhere in this Prospectus Supplement.

General

  A significant portion of the Company's growth in recent periods has been through the consummation of brand acquisitions. As the Company's brands mature, sales increases become increasingly dependent upon acquisitions as well as product line extensions. As a result, the Company believes that its future operating results may not be directly comparable to its historical operating results.

  The following table sets forth the Company's net sales attributable to domestic and international OTC healthcare products, toiletries and skin care products, other products and total consumer products during the past three fiscal years and for the first fiscal quarter of 1998 and 1999:

                                                                                 Three Months
                                    Year Ended November 30,                   Ended February 28,
                          ----------------------------------------------  ----------------------------
                               1996            1997            1998           1998           1999
                          --------------  --------------  --------------  -------------  -------------
                                                   (Dollars in thousands)
Domestic:
 OTC Healthcare.........  $ 67,214  56.5% $ 92,223  64.4% $114,060  51.8% $22,274  63.8% $35,631  56.8%
 Toiletries and Skin
  Care..................    36,232  30.5    33,887  23.7    84,850  38.6    9,433  27.0   23,635  37.7
International:
 OTC Healthcare.........     2,255   1.9     3,053   2.1     5,863   2.7      804   2.3      642   1.0
 Toiletries and Skin
  Care..................    12,204  10.3    12,154   8.5    14,390   6.5    2,249   6.4    2,572   4.1
Other Products..........       998   0.8     1,918   1.3       901   0.4      161   0.5      248   0.4
                          -------- -----  -------- -----  -------- -----  ------- -----  ------- -----
 Total Products.........  $118,903 100.0% $143,235 100.0% $220,064 100.0% $34,921 100.0% $62,728 100.0%
                          ======== =====  ======== =====  ======== =====  ======= =====  ======= =====

  Fiscal 1998 was highlighted by the purchase of Ban, the issuance of $200,000,000 of senior subordinated notes and the sale of CornSilk. Shortly after the end of fiscal 1998, the Company acquired certain products from Thompson Medical Company, Inc. ("Thompson") and completed the related refinancing of senior debt.

  On March 24, 1998, the Company acquired the Ban line of antiperspirant and deodorant products from Bristol-Myers Squibb Company for a purchase price, including assumed liabilities, of approximately $170,000,000. The Company acquired the Ban trademarks, formulae, certain patents pertaining to antiperspirant/deodorant technology, technical information, inventory, manufacturing equipment and packaging related assets used in the manufacture of Ban, but not the right to sell Ban in Japan.

  Also on March 24, 1998, the Company issued at par value $200,000,000 of 8.875% Senior Subordinated Notes due 2008 (the "Notes") and entered into an amended and restated senior secured bank credit agreement. The proceeds of the Notes offering were used to fund the Ban purchase and related fees and expenses, repay revolving bank indebtedness and provide additional working capital.

  On May 12, 1998, the Company sold the CornSilk oil control makeup brand to Del Laboratories, Inc. for $10,750,000 plus inventories and the assumption of certain liabilities. The Company sold, at a gain of $9,548,000, CornSilk trademarks, formulae, technical information, inventory and other related assets, but will continue to operate the CornSilk business in the United Kingdom pursuant to a license agreement. The Company used the net proceeds from the sale to reduce bank indebtedness.

  During the year ended November 30, 1998, the Company prepaid previously outstanding long-term bank debt and a portion of its 12.75% Senior Subordinated Notes. In connection with the prepayment of those borrowings, the Company recorded an extraordinary loss of $2,859,000 (net of income taxes), or $.29 per share. The loss primarily related to the write-off of debt issuance costs.

  The results of operations for fiscal year 1998 reflect a full year of operations of the Sunsource product line, which was acquired in mid-1997, approximately eight months' operations of the Ban brand, which was purchased in March 1998 and approximately five and one half months of the CornSilk brand, which was sold in May 1998.

  During the year ended November 30, 1998, new additions to the Gold Bond (Medicated Lotion), Bullfrog (for Babies and Superblock SPF45), Herpecin-L (jar lip balm) and Sunsource (Harmonex) product lines were introduced.

  On December 21, 1998, the Company acquired the Dexatrim, Sportscreme, Aspercreme, Capzasin-P, Capzasin-HP, and Arthritis Hot brands from Thompson for $95,000,000. The purchase price consisted of $90,000,000 cash and 125,500 shares of the Company's common stock. The cash portion of the purchase price was financed by a new senior credit facility consisting of a $115,000,000 term loan and a $50,000,000 working capital revolving line of credit, of which $17,500,000 was outstanding at February 28, 1999. The proceeds of the new senior credit facility were used to fund the Thompson Acquisition and related fees and expenses and refinance existing bank indebtedness.

  The Company will continue to seek increases in sales and earnings through a combination of acquisitions and internal growth. As previously high growth brands mature, sales increases will become even more dependent on acquisitions and the development of successful line extensions. During fiscal 1999, the Company introduced or will introduce the following line extensions/new products: Gold Bond Triple Antibiotic Ointment, Ban Ultra Dry Roll-On, Ban Sheer Dry Stick, Dexatrim Gel Caps, Flexall Quick Gel, Repose Stress Relief Formula, Bullfrog Magicblock, pHisoderm 4 Way Daily Acne Cleanser, Mudd Sauna Masque and Sun-In Super Streaks. Strategically, the Company continually evaluates its products as part of its sales growth strategy and, in instances where the Company's objectives are not realized, may dispose of these brands and redeploy the assets to reduce indebtedness.

Results of Operations

  The following table sets forth for the periods indicated certain items from the Company's Consolidated Statements of Income expressed as a percentage of net sales:

                                        Year Ended        Three Months Ended
                                       November 30,          February 28,
                                     -------------------  --------------------
                                     1996   1997   1998     1998       1999
                                     -----  -----  -----  ---------  ---------
Net sales........................... 100.0% 100.0% 100.0%     100.0%     100.0%
                                     -----  -----  -----  ---------  ---------
Costs and Expenses:
 Costs of sales.....................  29.5   27.4   27.7       27.7       26.9
 Advertising and promotion..........  38.3   39.2   39.3       43.5       39.4
 Selling, general and
  administrative....................  18.2   15.6   12.4       14.8       10.7
                                     -----  -----  -----  ---------  ---------
  Total costs and expenses..........  86.0   82.2   79.4       86.0       77.0
                                     -----  -----  -----  ---------  ---------
Income from operations..............  14.0   17.8   20.6       14.0       23.0
                                     -----  -----  -----  ---------  ---------
Other Income (Expenses):
 Interest expense................... (11.2) (11.1) (12.1)     (11.9)     (14.0)
 Investment and other income, net...   1.9    1.2    0.4        0.5        0.2
                                     -----  -----  -----  ---------  ---------
  Total other income (expense)......  (9.3)  (9.9)  (7.4)     (11.4)     (13.8)
                                     -----  -----  -----  ---------  ---------
Income before income taxes..........   4.7    7.9   13.2        2.6        9.2
Provision for income taxes..........   1.5    2.8    4.9        2.6        3.5
                                     -----  -----  -----  ---------  ---------
Income before extraordinary loss....   3.2%   5.1%   8.3%       1.7%       5.7%
                                     =====  =====  =====  =========  =========

Comparison of Three Months Ended February 28, 1999 and 1998

  Net sales for the three months ended February 28, 1999 increased $27,807,000 or 79.6%, to $62,728,000 from $34,921,000 for the same period last year. Domestic sales increased $27,726,000 or 87.1%, to $59,544,000 from $31,818,000 for last year's comparable period. Net sales of international products increased $81,000, or 2.6%, from $3,103,000 in the fiscal 1998 period to $3,184,000 in the current period.

  The increase in domestic sales in the 1999 fiscal period was primarily due to Ban and the Thompson Products acquired in March and December 1998, respectively. Sales increases were also registered for the Gold Bond and pHisoderm product lines, while decreases were experienced by the Bullfrog and Sunsource brands. With the exception of the CornSilk brand, which was sold in May 1998, sales in the first quarter of fiscal 1999 of the remaining product lines were essentially flat or showed modest declines as compared to the corresponding period of fiscal 1998. All sales variances were largely the result of changes in the volume of unit sales of the particular brands.

  The increase in Gold Bond sales was primarily due to the introductions of the Medicated Lotion product in the third quarter of fiscal 1998 and the Triple Antibiotic Ointment in the first quarter of fiscal 1999, although major sales increases were realized for medicated powders and cream products. Gold Bond sales in the first quarter of fiscal 1999 were favorably affected by increased marketing support. pHisoderm sales increases in the first quarter of fiscal 1999 were largely the result of the introduction of the 4 Way Daily Acne Cleanser line extension and increased advertising and promotional expenditures.

  The sales decline in the first quarter of fiscal 1999 for the Sunsource products, reflected the absence of a major distribution effort for those products, unlike the same period in fiscal 1998 in which Harmonex was launched, and the general softening of the dietary supplements' market. The decline in Bullfrog sales in the first quarter of fiscal 1999 was largely a result of sales occurring in the second fiscal quarter of fiscal 1999 as compared to the first quarter of fiscal 1998.

  International sales for the first quarter of fiscal 1999 increased $235,000, or 25.7%, for the Canadian operation but declined $792,000 or 42.2%, for the United Kingdom business. The increase in Canadian sales was almost entirely associated with Ban, although sales increases were recorded for Flexall and the Thompson Products, the latter of which were acquired in December 1998. Sales declines were recorded for all of the United Kingdom brands largely due to generally weak economic conditions presently existing in the United Kingdom and Western Europe. U.S. export sales increased $638,000, or 203.8%, for the fiscal 1999 period as compared to the same period in fiscal 1998, with practically all of the increase being associated with Ban product line. All sales variances were largely the result of changes in the volume of unit sales of the particular brands.

  Cost of goods sold as a percentage of net sales improved to 26.9% in the first quarter of fiscal 1999 from 27.7% in the same 1998 period. The decline was primarily the result of increased sales of higher gross margin product lines in the first quarter of fiscal 1999.

  Advertising and promotion expenses increased $9,558,000, or 63.0%, and were 39.4% of net sales in the first quarter of fiscal 1999 compared to 43.5% in the corresponding fiscal 1998 period. The majority of the increase in the fiscal 1999 period was related to Ban and Thompson Products acquired in March and December 1998, respectively, and to the Gold Bond and pHisoderm brands. Declines were recorded for the Flexall, Herpecin-L and CornSilk brands. The CornSilk product line was sold in May 1998.

  The increase of $1,541,000 or 29.9% in selling, general and administrative expenses in the first quarter of fiscal 1999 was largely associated with increased direct selling expenses, resulting from increased sales, and with various expenses of the general service departments of the Company. The selling, general and administrative expenses were 10.7% of net sales in the first quarter of fiscal 1999 as compared to 14.8% in the same period of the 1998 fiscal year.

  Interest expense increased $4,626,000, or 110.7% in the first quarter of fiscal 1999, reflecting primarily the additional debt incurred for the Ban and Thompson Products acquisitions in March and December 1998, respectively.

  Investment and other income decreased by $61,000, or 31.8%, in the first quarter of fiscal 1999, largely due to a decrease in dividends from a reduced investment in Elcat, Inc.

  An extraordinary loss of $427,000, net of income tax benefit, related to the early extinguishment of debt was recorded in the first quarter of fiscal 1999. The loss primarily related to the write-off of debt issuance costs connected with outstanding long-term bank debt retired before maturity in the current period.

  The increase of $2,968,000, or 487.4%, in net income before extraordinary loss in the first quarter of fiscal 1999 was largely the result of increased sales, offset in part by increased interest expense, advertising and promotion expenses and selling, general and administrative costs.

Fiscal 1998 Compared to Fiscal 1997

  Net sales for the year ended November 30, 1998 increased $76,829,000, or 53.6%, to $220,064,000 from $143,235,000 for the previous fiscal year. The increase consisted of a $71,787,000, or 56.1%, increase in domestic sales from $128,024,000 in 1997 to $199,811,000 in 1998 and an increase of $5,042,000, or
33.1%, in international sales to $20,253,000 from $15,211,000.

  For domestic products, sales of the Ban, Sunsource and Gold Bond products accounted for the majority of the sales increase in fiscal 1998. Sales increases were also realized for the Pamprin, Sun-In and Bullfrog brands. Sales declines were recognized for Flexall, Icy Hot, Norwich Aspirin, Mudd and pHisoderm. The remaining domestic brands were basically flat or had modest declines over the prior fiscal year. All sales variances were largely the result of changes in the volume of unit sales of the particular brands.

  The increase in sales of the Gold Bond brand was due primarily to the introduction of the lotion line extension in fiscal 1998 and also to growth of the existing business. The sales increases for the Pamprin and Bullfrog product lines were principally the result of increased marketing expenditures. Also for the Bullfrog brand, the introduction of two new products and a new major customer had a favorable impact on that product line's 1998 sales. The Ban brand was acquired in March 1998 and the Sunsource product line was purchased in June 1997.

  The sales declines for the Flexall, Icy Hot, Mudd and pHisoderm brands were principally the result of decreased advertising and promotional support. CornSilk was sold in May 1998. The modest sales declines experienced by certain of the other domestic products were essentially due to increased competition in their respective categories, the maturation of these brands and, in certain cases, reduced marketing expenditures.

  In fiscal 1998, sales for the international segment increased $447,000, or 9.2%, for the Canadian operation and $1,808,000, or 19.5%, for the United Kingdom business. The Ban product line accounted for the majority of the net sales increase in Canada, while increases were also realized for the Pamprin, Sun-In and Gold Bond brands. Sales increases were realized for all of the product lines marketed by the United Kingdom operation. U.S. export sales increased $2,787,000, or 264.8%, to $3,839,000 in 1998 to $1,052,000 in 1997,
with essentially all of the increase being associated with the Ban brand. All sales variances were largely the result of changes in the volume of unit sales of the particular brands.

  Cost of goods sold as a percentage of net sales in fiscal 1998 was essentially unchanged at 27.7% versus 27.4% for fiscal 1997. Cost of sales was affected by the full year favorable impact of the Sunsource line which was slightly more than offset by the unfavorable impact of the Ban acquisition.

  Advertising and promotion expenses increased $30,416,000, or 54.1%, to $86,592,000 in fiscal 1998 from $56,176,000 in fiscal 1997 and were 39.3% of net sales compared to 39.2% in fiscal 1997. This increase was principally associated with advertising and promotional expenses incurred in connection with the Ban product line, acquired in March 1998, a full year of the Sunsource brands and the introduction of Gold Bond Lotion. Increases in advertising and promotion in 1998 were also recorded for the Pamprin and Bullfrog brands.

  Selling, general and administrative expenses increased $5,061,000, or 22.7%, to $27,364,000 in fiscal 1998 from $22,303,000 in fiscal 1997, but decreased as a percentage of net sales to 12.4% in fiscal 1998 as compared to 15.6% in fiscal 1997. This dollar increase was largely associated with increases in direct selling costs, freight, bad debts and field sales expenses as a result of increased sales from acquired brands and associated increases in administrative, financial and legal services.

  Interest expense increased $10,742,000, or 67.4%, to $26,676,000 in fiscal 1998 from $15,934,000 in fiscal 1997 primarily as a result of increased indebtedness associated with the Ban acquisition in March 1998 and the Sunsource brand purchase in mid-1997. Interest expense is expected to increase in fiscal 1999 due to the full year impact of the higher debt levels associated with the Ban and Thompson Products acquisitions. Until the Company's indebtedness is reduced substantially, interest expense will continue to represent a significant percentage of the Company's net sales.

  Investment and other income decreased $798,000, or 47.5%, to $881,000 in fiscal 1998 from $1,679,000 in fiscal 1997. The decrease was due primarily to the Company's sale of a portion of its investment in Elcat, Inc.

  A gain of $9,548,000 on the sale of the CornSilk brand was recognized in fiscal 1998.

  The provision for income taxes was 37.4% of income before income taxes in fiscal 1998 as compared to 35.5% in fiscal 1997. See Note 8 of Notes to Consolidated Financial Statements.

  Income before extraordinary loss increased $10,873,000, or 149.9%, to $18,128,000 in fiscal 1998 from $7,255,000 in fiscal 1997. This increase resulted primarily from increased sales and the gain on the sale of the Cornsilk brand.

Fiscal 1997 Compared to Fiscal 1996

  For the year ended November 30, 1997, net sales increased $24,332,000, or 20.5%, to $143,235,000 from $118,903,000 for the previous fiscal year. This increase consisted of a $23,580,000, or 22.6%, increase in domestic sales from $104,444,000 in fiscal 1996 to $128,024,000 in 1997 and an increase of
$752,000, or 5.2%, in international sales to $15,211,000 from $14,459,000.

  For domestic products, sales of the Gold Bond, Herpecin-L, Icy Hot and the Sunsource products accounted for the majority of the sales increase in fiscal 1997. Sales increases were also realized for the Sun-In and Mudd brands. Sales declines were recognized for Flexall, Norwich Aspirin, CornSilk, Bullfrog and pHisoderm. The remaining domestic brands were basically flat or had modest declines over the prior fiscal year. All sales variances were largely the result of changes in volume of unit sales of the particular brands.

  The increase in sales of the Sun-In brand was largely the result of increased marketing support, while the Mudd sales increase was primarily due to the addition of the 5 Minute Mask to the line in fiscal 1997 and the continuing effect of new packaging in late fiscal 1995. The sales increase of the Icy Hot brand reflected the line extension launched in early fiscal 1997 and a 68.0% increase in advertising and promotion expenditures in fiscal 1997 over fiscal 1996.

  Sales declines for the remainder of the domestic products were primarily due to increased competition in their respective product categories, the maturation of these brands and in most cases reduced marketing support. The decline in sales of the Bullfrog brand reflected the loss of a major customer and the cool, wet spring experienced in fiscal 1997.

  In fiscal 1997, sales for the international segment increased $847,000, or 21.0%, for the Canadian operation but declined $252,000, or 2.6%, for the United Kingdom business. The Gold Bond product line accounted for practically all of the net sales increase in Canada, although increases were also realized for the remainder of the product lines marketed in that country, except for Ultraswim and CornSilk. Sales declines were recognized for all of the product lines marketed by the United Kingdom operation, except for Mudd. These sales decreases were largely due to a change in the United Kingdom from a dealer distribution system to one operated by the Company's United Kingdom subsidiary in that country. U.S. export sales increased $157,000, or 17.5%, in fiscal 1997 over fiscal 1996, with essentially all of the increase being associated with the Icy Hot brand. All sales variances were largely the result of changes in volume of unit sales of the particular brands.

  Cost of goods sold as a percentage of net sales in fiscal 1997 decreased to 27.4% from 29.5% in fiscal 1996. The decrease was largely the result of a shift in product mix of sales of domestic consumer products to higher margin products and the addition of Gold Bond and Sunsource.

  Advertising and promotion expenses increased $10,664,000, or 23.4%, to $56,176,000 in fiscal 1997 from $45,512,000 in fiscal 1996 and were 39.2% of net sales compared to 38.3% in fiscal 1996. This increase was principally associated with the Gold Bond and Herpecin-L brands, which were acquired in fiscal 1996; the Sunsource product line, acquired in mid-1997; and Icy Hot. Increases in fiscal 1997 were also recorded for the Pamprin, Premsyn PMS, Ultraswim and Sun-In brands.

  Selling, general and administrative expenses increased $721,000, or 3.3%, to $22,303,000 in fiscal 1997 from $21,582,000 in fiscal 1996, but decreased as a percentage of net sales to 15.6% in fiscal 1997 as compared to 18.2% in fiscal 1996. This increase was largely associated with increases in direct selling costs, freight and field sales expenses, resulting from increased sales, offset in part by reductions in financial and legal services expenses.

  Interest expense increased $2,540,000, or 19.0%, to $15,934,000 in fiscal 1997 from $13,394,000 in fiscal 1996 primarily as a result of increased indebtedness associated with the Gold Bond and Herpecin-L product acquisitions in fiscal 1996 and the Sunsource brands' purchase in mid-1997.

  Investment and other income increased $229,000, or 15.8%, to $1,679,000 in fiscal 1997 from $1,450,000 in fiscal 1996.

  The provision for income taxes was 35.5% of income before income taxes in fiscal 1997 as compared to 32.3% in fiscal 1996. See Note 8 of Notes to Consolidated Financial Statements.

  Income before extraordinary loss increased $3,451,000, or 90.7%, to $7,255,000 in 1997 from $3,804,000 in fiscal 1996. This increase resulted primarily from increased sales and a more favorable product sales mix with regard to gross margins in 1997.

Liquidity and Capital Resources

  The Company has historically financed its operations with a combination of internally generated funds and borrowings. The Company's principal uses of cash are operating expenses, long-term debt servicing, acquisitions, working capital and capital expenditures.

  Cash provided by operating activities was $20,790,000 and $10,116,000 for fiscal 1998 and fiscal 1997, respectively. The increase in cash flows from operations from fiscal 1997 to fiscal 1998 was primarily the result of increases in net income, depreciation and amortization, accounts receivable, accounts payable and accrued liabilities. The operating activities were favorably impacted by the acquisition of the Sunsource product line in fiscal 1997 and Ban in fiscal 1998. Cash of $4,495,000 and $8,129,000 was used in operations for the three months ended February 28, 1999 and 1998, respectively. The increase in cash flows from operations over the fiscal 1998 period was primarily the result of increases in net income, depreciation and amortization and accrued liabilities. The increases were due in part to the Ban and Thompson Products acquisitions in March and December 1998, respectively.

  Investing activities used cash of $161,595,000 and $32,722,000 in fiscal 1998 and fiscal 1997, respectively. The use of cash in fiscal 1998 reflected the expenditures required for the purchase of Ban, while the fiscal 1997 amount represented the purchase of the Sunsource product line. In fiscal 1998, capital expenditures totaled

$9,050,000 compared to $2,758,000 in fiscal 1997. The increase was due primarily to the machinery and equipment purchased as a part of the Ban acquisition and the purchase of a 68,300 square foot manufacturing and warehouse facility in Chattanooga, Tennessee. Investing activities used cash of $87,015,000 and $662,000 in the three months ended February 28, 1999 and 1998, respectively. The increase of $86,353,000 in the first quarter of fiscal 1999 was largely the result of the acquisition of the Thompson Products' trademarks and related assets in December 1998 and additions to property, plant and equipment. Capital expenditures are expected to be approximately $7,000,000 in fiscal 1999.

  Financing activities provided cash of $138,090,000 in fiscal 1998 and $11,434,000 in fiscal 1997. In fiscal 1998, the Company financed the acquisition of Ban and repaid all revolving bank indebtedness with the proceeds from its issuance of $200,000,000 of 8.875% Senior Subordinated Notes due 2008. In fiscal 1997, the Company financed the Sunsource acquisition with the proceeds of a $95,000,000 credit agreement and the issuance of 300,000 shares of the Company's common stock at a value of $13.50 per share to the sellers of Sunsource. In December 1998, the Company financed the acquisition of the Thompson Products with the proceeds of a $165,000,000 bank credit agreement and 125,500 shares of common stock valued at approximately $39.85 per share. Financing activities provided cash of $92,564,000 in the three months ended February 28, 1999 compared to $5,351,000 for the comparable prior year period. The increase of $87,213,000 in the first quarter of fiscal 1999 reflected additional bank borrowing required for the purchase of the Thompson Products in December 1998.

  In connection with certain of its acquisitions, the Company has agreed to make certain deferred payments. The Company is obligated to make additional payments, not to exceed $7,900,000 in the aggregate, over a six year period from June 1997 if sales of the Sunsource business exceed certain levels as defined in the purchase agreement. In addition, for two new dietary supplements products introduced in the first three years following the acquisition of the Sunsource business, the Company is obligated to pay a 3.5% royalty on net sales of such new products for a period of seven years. The Company is obligated to pay a royalty on Herpecin-L equal to the greater of $214,000, or 5% of net sales, for each twelve month period ending June 30, 2003.

  The following table presents working capital data at November 30, 1997 and 1998 and at February 28, 1998 and 1999 or for the respective periods then ended:

                                              November 30,    February 28,
                                              -------------  ----------------
                    ITEM                       1997    1998   1998     1999
                    ----                      -------  ----  -------  -------
                                                 (Dollars in thousands)
Working capital (current assets less current
 liabilities)................................ $15,520  $684  $19,871  $11,952
Current ratio (current assets divided by
 current liabilities)........................     1.5x  1.0x     1.6x     1.2x
Quick ratio (cash and cash equivalents and
 receivables divided
 by current liabilities).....................     1.0x  .63x     1.0x     0.8x
Average accounts receivable turnover.........     5.9x  6.8x     5.6x     6.0x
Average inventory turnover...................     3.2x  3.6x     2.9x     3.4x
Working capital as a percentage of total
 assets......................................     8.7%  0.2%    11.1%     2.5%

  The improvement in the current and quick ratio at February 28, 1999 as compared to November 30, 1998, reflected primarily increases in accounts receivable and inventories, which were largely associated with the acquisition of the Thompson Products in December 1998, the seasonal products, e.g., Bullfrog and Sun-In, and the reduction of accounts payable.

  Total debt outstanding was $381,379,000 at February 28, 1999 compared to $291,357,000 at November 30, 1998, an increase of $90,022,000 during the first quarter of fiscal 1999. This increase represented essentially the additional loans required to purchase the Thompson Products in December 1998.

Pro Forma Liquidity

  It is anticipated that simultaneously upon the closing of the sale of the notes, the Company will amend its senior secured credit facility to provide for a $70,000,000 term loan and a $50,000,000 working capital revolving loan, of which $70,000,000 will be outstanding on the closing date. See "Description of Other Indebtedness." Because the Company has not obtained a commitment from its lenders to amend the senior secured credit facility, there can be no assurances that such facility will be amended. If not amended, the Company's existing $165.0 million senior secured credit facility will remain in place. The Company intends to continue to reduce its debt costs by opportunistically repurchasing certain of its outstanding higher interest rate debt securities, including in open market purchases.

  We believe that cash generated from operations and amounts available under our revolving credit facility will be adequate to meet our anticipated debt service requirements, capital expenditures and working capital needs for the foreseeable future. There can be no assurance, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available under the senior secured credit facility or otherwise to enable us to service our indebtedness, including the senior secured credit facility and the notes, to retire or redeem the notes when required or to make anticipated capital expenditures. Our future operating performance and our ability to service or refinance the notes and to service, extend or refinance the senior secured credit facility will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control. See "Risk Factors."

Year 2000

  The Company recognizes the need to ensure its operations will not be adversely impacted by year 2000 software failures. Software failures due to processing errors potentially arising from calculations using the year 2000 date are a known risk. The Company has developed a plan to ensure its systems are compliant with the requirements to process transactions in the year 2000. The following is a status report of the Company's efforts to date for fulfilling those compliance requirements:

  The Company's State of Readiness

  The Company is in the process of replacing its current information technology (IT) systems with a new fully integrated computer system to replace all hardware and software that the Company uses in its financial, manufacturing and customer services functions. The new IT system will be year 2000 compliant. Accordingly, the year 2000 compliance requirements are considered only a portion of the Company's systems replacement effort. This replacement is expected to be completed on or before December 1, 1999, the beginning of the Company's 2000 fiscal year. Although the Company believes that the new IT system will be year 2000 compliant, the Company uses third party equipment and software that may not be year 2000 compliant. If any of this software or equipment does not operate properly in the year 2000 and thereafter, the Company could be forced to make unanticipated expenditures to cure these problems, which could adversely affect the Company's business.

  Cost to Address Year 2000 Issues

  The total cost of the new software and implementation necessary to replace the Company's current IT system plus address the year 2000 issues is estimated to be from $1,500,000 to $2,000,000. Plan costs have been budgeted in the Company's capital expenditures budget. The projected costs are based on management's best estimates and actual results could differ as the new system is implemented. Approximately $1,150,000 had been expended and capitalized on this system at February 28, 1999.

  Risks of Year 2000 Issues

  The Company is in the process of execution of its formal year 2000 compliance plan and expects to achieve implementation on or before December 1, 1999.

  The Company is requesting from certain of its principal customers and suppliers written statements regarding their knowledge of and plans for meeting the year 2000 compliance requirements. All respondents indicate that they have knowledge of and are in the process of fulfilling these requirements. These companies have stated that they are at various stages of completion of their compliance plans, but all have indicated that they expect to be in full year 2000 compliance by or before the end of their 1999 fiscal year.

  In the event that the Company or any of its significant customers or suppliers does not successfully and timely achieve year 2000 compliance, the Company's business or operations could be adversely affected.

  Contingency Plans

  The Company is currently developing a "Worst Case Contingency Plan", which will include the ability to utilize "Work Force", "Spreadsheet" and "Work Around" programming and procedural efforts. This contingency system will be activated by December 1, 1999. The cost of these temporary measures is estimated between $500,000 and $1,000,000.

  The Company's current systems are fully capable (except for year 2000 date handling) of processing all present and future transactions of the business. Accordingly, no major efforts have been delayed or avoided which affect normal business operations as a result of the incomplete implementation of the year 2000 IT systems. These current systems will become the foundation of the Company's contingency system.

Foreign Operations

  The Company's primary foreign operations are conducted through its Canadian and United Kingdom subsidiaries. The functional currencies of these subsidiaries are Canadian dollars and British pounds, respectively. Fluctuations in exchange rates can impact operating results, including total revenues and expenses, when translations of the subsidiary financial statements are made in accordance with SFAS No. 52, "Foreign Currency Translation." For the years ended November 30, 1998 and 1997, these subsidiaries accounted for 7.5% and 9.9% of total revenues, respectively, and 2.4% and 4.5% of total assets, respectively. It has not been the Company's practice to hedge its assets and liabilities in Canada and the United Kingdom or its intercompany transactions due to the inherent risks associated with foreign currency hedging transactions and the timing of payment between the Company and its two foreign subsidiaries. Historically, gains or losses from foreign currency transactions have not had a material impact on the Company's operating results. Losses of $74,000 and $68,000 for the years ended November 30, 1998 and 1997, respectively, resulted from foreign currency transactions. See "Foreign Currency Translation" in Note 2 of Notes to Consolidated Financial Statements.

Recently Issued Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." The statement was adopted by the Company on December 1, 1998. Under provisions of this statement, the Company has included a financial statement presentation of comprehensive income and its components to conform to these new requirements. As a consequence of this change, certain reclassifications were necessary for previously reported amounts to achieve the required presentation of comprehensive income. Implementation of this disclosure standard has not and will not affect the Company's financial position or results of operations.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." The statement was adopted by the Company for fiscal 1999. Under provisions of this statement, the Company is required to modify or expand the financial statement disclosures for operating segments, products and services, and geographic areas. Implementation of this disclosure standard will not affect the Company's financial position or results of operations.

  In February 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Post Retirement Benefits." The statement amends SFAS Nos. 87, 88 and 106. SFAS No. 132 revises employers' disclosures about pension and other post retirement benefit plans. The Company has adopted SFAS No. 132 for fiscal 1999.

  In June 1998, the Financial Accounting Standards Board issued SFAS No.133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No.13 established accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No.133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

  SFAS No.133 is effective for fiscal years beginning after June 15, 1999. A company may also implement SFAS No.133 as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1998 and thereafter). SFAS No.133 cannot be applied retroactively. SFAS No.133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998).

  The Company has not yet quantified the impacts of adopting SFAS No. 133 on its financial statements and has not determined the timing of or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings and other comprehensive income.

Seasonality

  During recent fiscal years, the Company's first quarter's net sales and gross profit have trailed the other fiscal quarters because of slower sales of domestic seasonal and international consumer products and the relative absence of promotional campaigns during this quarter. As a result of the Ban and the Thompson Products acquisitions, seasonality should not be as pronounced as in years past; however, because of seasonal products, net sales and gross profit during the first fiscal quarter will continue to trail the other fiscal quarters.

Forward Looking Statements

  The Company may from time to time make written and oral forward looking statements. Written forward looking statements may appear in documents filed with the Securities and Exchange Commission, in press releases and in reports to shareholders. The Private Securities Litigation Reform Act of 1995 contains a safe harbor for forward looking statements. The Company relies on this safe harbor in making such disclosures. The forward looking statements are based on management's current beliefs and assumptions about expectations, estimates, strategies and projections for the Company. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward looking statements. The Company undertakes no obligation to update publicly any forward looking statements whether as a result of new information, future events or otherwise. The risks, uncertainties and assumptions regarding forward looking statements include, but are not limited to, risks related to acquisitions; product demand and market acceptance risks; product development risks, such as delays or difficulties in developing, producing and marketing new products or line extensions; the impact of competitive products, pricing and advertising; constraints resulting from financial condition of the Company, including the degree to which the Company is leveraged, debt service requirements and restrictions under bank loan agreements and indentures; government regulation; risks of loss of material customers; public perception regarding our products; dependence on third party manufacturers; reliance on brands and intellectual property concerns; availability of raw materials; environmental matters; product liability and insurance; year 2000; and other risks described in the Company's Securities and Exchange Commission filings.

                                  THE COMPANY

  We are a leading marketer and manufacturer of a variety of branded consumer products, including over-the-counter ("OTC") healthcare products and toiletries and skin care products. Our high quality branded products target niche market segments with favorable demographic appeal and are among the market leaders in their respective categories. By quickly adapting to changing consumer preferences and utilizing creative and cost-effective marketing techniques, we support our brands on a national level across all major distribution channels, including food, drug and mass merchandisers.

  Our portfolio of branded products includes:

  .  OTC healthcare products

    .  the Gold Bond line of medicated powder, cream and lotion products;

    . topical analgesics, such as Flexall, Icy Hot, Aspercreme and Sportscreme;

    .  the appetite suppressant, Dexatrim;

    .  menstrual internal analgesics, including Pamprin; and

    . dietary supplements under the Sunsource label, including Garlique, Harmonex and Rejuvex.

  .  Toiletries and skin care products

    .  Antiperspirants and deodorants under the Ban brand name; and

    . Functional toiletries and skin care products, including pHisoderm skin cleansers and Bullfrog sunblock.

  Several of our brands have the number one market share in their categories, including Gold Bond (medicated powders), Ban (roll-on antiperspirant/deodorant), Dexatrim (diet pills) and Garlique (garlic extracts). Additionally, our portfolio of six brands leads the topical analgesics market and, together, our Pamprin and Premsyn PMS brands, are the leading menstrual internal analgesics in the United States.

Competitive Strengths

  We will build upon the following competitive strengths to enhance our brands' positions in the marketplace:

  . Effective Brand Management. We acquire and develop brands that compete in niche segments of larger markets where we can create significant brand equity. We enhance the value of our brands through aggressive and effective advertising, promotions and product line extensions. Through such efforts, we have been able to develop brand recognition within our product markets to achieve consumer loyalty, extend product life cycles and maintain favorable relationships with retailers.

 .      Cost-Effective Advertising and Promotional Strategy. We improve the profitability of our brand portfolio through our marketing, promotion and advertising expertise. We traditionally invest approximately 40% of our sales in advertising and promotions. We believe we maintain a significant competitive advantage over many of our competitors by:

    .  purchasing advertising time at reduced rates;

    . minimizing certain related expenditures, such as the production of commercials and payments to advertising agencies;

    . managing trade and consumer promotion spending on a cost-effective basis; and

     . quickly adapting our marketing strategies to changing consumer preferences.

 .      Cost-Effective Operating Structure. By carefully managing our fixed costs we have developed an efficient and cost-effective operating structure in marketing, sales, product development, manufacturing, distribution and administrative support. As a result, we are able to handle additional sales volume from new and acquired products with comparatively smaller increases in our fixed expenses. By leveraging our operating structure we have increased sales by approximately $170.8 million from fiscal 1996 to fiscal 1998 on a pro forma basis, while reducing our selling, general and administrative expenses from 18.2% to 10.8% of sales during the same period. By carefully managing purchasing and manufacturing expenses, we enjoyed an average gross profit margin of over 70% in fiscal 1998.

 .      Established National Sales and Distribution Network. We have an established national sales and distribution network that is balanced among all major food, drug and mass merchandiser retailers. We utilize this distribution network effectively to increase the market penetration of our acquired brands and our product line extensions, while maintaining our selling expense at less than 3% of sales in fiscal 1998.

 .      Successful Integration of Acquisitions. We identify, acquire and integrate brands that are either embryonic in their development or undermanaged and that we can manufacture and market with relatively small increases in operating expenses. Since 1994 we have successfully completed seven acquisitions, resulting in the purchase of 15 brands. We have been disciplined in the prices we have paid for acquired brands and have acquired only brands that are immediately accretive to our earnings. Since fiscal 1996 we have spent approximately $345.7 million on acquisitions and have increased earnings before interest, taxes, depreciation and amortization ("EBITDA") from $20.8 million for fiscal 1996 to $81.0 million for the twelve months ended February 28, 1999 on a pro forma basis.

Growth Strategy

  We have grown rapidly by actively acquiring new brands and expanding our existing brands. This strategy has been largely responsible for our compound annual growth of 56% in sales and 90% in EBITDA from fiscal 1996 to fiscal 1998 on a pro forma basis. Our future growth will depend on our ability to continue to successfully make acquisitions and generate internal growth, as described below.

 .      Acquisitions. We seek to acquire brands with unrealized potential that have been under-marketed by larger firms or have achieved success in limited geographic regions. We focus our acquisition efforts on niche markets in the consumer products sector where we are able to gain a significant market position by applying our competitive strengths. For example, we have increased sales in the Gold Bond brand from less than $28 million in annual sales at the time of purchase in 1996 to over $35 million in fiscal 1998. Additionally, with the Thompson Acquisition, we became the leading seller of topical analgesics in the United States and acquired Dexatrim, the number one selling diet pill. As many of our competitors rationalize their product lines or businesses, we anticipate additional brand acquisition opportunities.

 .      Internal Growth. Our internal growth strategy for our existing brands focuses on increasing market penetration and brand awareness and introducing product line extensions. For example, we have grown the Icy Hot brand from approximately $5 million in annual sales at the time we acquired the brand in 1991 to over $13 million in fiscal 1998. Since 1994, we have introduced 25 line extensions of 12 of our existing brands. In 1999 we have introduced or plan to introduce 10 product line extensions including for the Gold Bond, Ban and Sunsource lines, among others.

Recent Developments

  On December 21, 1998, we acquired a line of appetite suppressants and external analgesics sold under the Dexatrim, Aspercreme, Sportscreme, Capzasin-P, Capzasin-HP and Arthritis Hot trademarks (the "Thompson Products") from Thompson. With the Thompson Acquisition, Chattem became the leading manufacturer and marketer of topical analgesics in the United States and in Dexatrim purchased the number one selling diet pill in the United States. In fiscal 1998, the Thompson Products would have produced approximately $55 million in sales and provided EBITDA of approximately $17.8 million on a pro forma basis. Additionally, we believe we can realize certain operating improvements from advertising efficiencies, the elimination of the use of brokers, rationalization of market research and related expenses and certain procurement savings. We paid a total consideration of $95.0 million for the Thompson Products, consisting of $90.0 million in cash and $5.0 million of Chattem common stock. The cash portion was financed with borrowings available under our senior secured credit facility.

Products

  We offer high quality branded products in attractive niche market segments in which our products are among the market leaders in their respective categories. Our product categories include OTC healthcare products and toiletries and skin care products.

  OTC Healthcare Products

  We market a diversified portfolio of brand name OTC healthcare products, many of which are among the market leaders in the United States in their respective categories. Our OTC healthcare product portfolio consists of the following brands:

-------------------------------------------------------------------------------
          Brand                                Description
-------------------------------------------------------------------------------
 Gold Bond               Medicated powder, lotion and anti-itch cream for
                         adults and babies

 Topical Analgesics

 Flexall                 Aloe-vera based reliever of arthritis pain and
                         muscular irritation in joints
 Icy Hot                 Extra strength dual action muscular and arthritis pain
                         reliever
 Aspercreme              Greaseless, odor-free analgesic rub designed to
                         relieve minor arthritis pain, muscle pain and strains
 Sportscreme             Slightly scented external muscular pain reliever,
                         offered in both lotion and cream form
 Capzasin-P              Deep penetrating, odor-free analgesic rub for
                         arthritis pain, offered in both lotion and cream form
 Capzasin-HP             Deep penetrating, odor-free analgesic rub for
                         arthritis pain, offered in both lotion and cream form
 Arthritis Hot           Low-priced external analgesic to relieve arthritis
                         pain

 Appetite Suppressants

 Dexatrim                The number one selling diet pill in the United States

 Internal Analgesics and
 Other

 Pamprin/Premsyn PMS     Together, the number one selling brands for relief of
                         menstrual symptoms in the United States
 Herpecin-L              Lip balm to treat and prevent cold sores
 Norwich                 Pharmaceutical-quality, aspirin-based product
 Benzodent               Dental cream for relief from pain related to dentures
 Garlique                Promotes lower cholesterol and blood pressure
 Harmonex                Promotes emotional and physical well-being with St.
                         John's Wort and Siberian ginseng
 Rejuvex                 Helps relieve symptoms associated with menopause
                         Helps regulate the body's sleep/wake cycle with
 Melatonex               melatonin
                         Supports prostate health and promotes free urinary
 Propalmex               flow
                         Helps improve the body's natural resistance to
 Echinex                 infection with echinacea
 Repose                  Helps relieve symptoms related to stress

-------------------------------------------------------------------------------

  Gold Bond

  The Gold Bond brand competes in the adult, foot and baby medicated powder, lotion and anti-itch cream markets. Gold Bond is the leading brand in the medicated powder market and has a rapidly growing presence in the anti-itch cream market. Total retail sales for the brand have grown from less than $28 million when we acquired the brand in fiscal 1996 to over $35 million in fiscal 1998, a 25% increase over the period.

  We believe that Gold Bond represents a major growth opportunity. We heavily support the Gold Bond product line with national television and radio advertising, as well as with consumer promotions. In 1997, we added two product line extensions with the introduction of Gold Bond Medicated Foot Powder and Gold Bond Corn Starch Plus Medicated Baby Powder. In 1998, we introduced Gold Bond Medicated Lotion. We have recently launched Gold Bond Antibiotic Ointment and believe Gold Bond can be further extended into additional products.

  Topical Analgesics

  We are currently the market leader in topical analgesics, with a product portfolio that appeals to a variety of demographic and need profiles. According to the A. C. Nielsen report, as of March 13, 1999, our six analgesic brands held a combined 37% market share, compared to a 20% market share for our closest competitor's product. With the Flexall, Icy Hot, Aspercreme, Sportscreme, Capzasin-P, Capzasin-HP and Arthritis Hot brands, we have products targeted for different types of pain relief and consumer profiles. Because arthritis sufferers represent the largest users of topical analgesics, we believe that the advancing age of the U.S. population offers a significant growth opportunity for our topical analgesics. We also believe that sales of our topical analgesics will benefit from the emphasis on fitness and physical activity among the U.S. population. We will continue to take advantage of these trends by supporting these brands with targeted advertising campaigns, including a new campaign for the Flexall brand featuring Joe Montana. In 1999, we will add a product line extension with the introduction of Flexall QuikGel, which we expect to add incremental revenues to the Flexall brand.

  Appetite Suppressants

  Dexatrim competes in the OTC diet pill category of the approximately $150 million U.S. appetite suppressant market. Dexatrim is the number one selling diet pill in this category. According to Information Resources, Inc., as of October 4, 1998, Dexatrim enjoyed a 59% share of the $67 million PPA-based diet pill market. Based on a survey conducted by Drug Topics in 1996, Dexatrim was the number one pharmacist-recommended diet pill in 1996. We believe that this category represents a growth opportunity, and are emphasizing the category through high levels of marketing and advertising support in 1999.

  Internal Analgesics and Other

  We also manufacture and market menstrual internal analgesics and a variety of other smaller products that, because they are profitable products and require minimal advertising and promotion expenditures, provide excellent variable contribution. Among these products, Pamprin and Premsyn PMS combined outsell any other OTC menstrual internal analgesic on the market today (based on units sold) in the United States. Combined sales for these two brands have grown over 12% from fiscal 1997 to fiscal 1998.

  Dietary Supplements

  We entered the herbal dietary supplements market with our 1997 purchase of Sunsource. The herbal dietary supplement industry in the United States, estimated to be between $2.0 billion and $2.5 billion, is considered underdeveloped compared to the $6.0 billion European market. Dietary supplements are profitable for mass market retailers, which are expanding their presence in this market to take advantage of this growth opportunity.

  Several of our dietary supplement products are the leaders in their categories, including Garlique, Rejuvex and Propalmex. In February 1998, we launched Harmonex, which contains a unique combination of St. John's Wort for emotional well-being and Siberian ginseng for physical well-being. In Spring of 1999, we introduced

Repose, a stress relief dietary supplement containing kava and a blend of vitamins and minerals. According to A.C. Nielsen, nationwide kava sales for the 52-week period ending October 1998 were approximately $16 million. Based on a survey conducted in Fall 1998, we see Repose as a growth opportunity and are supporting its introduction with an extensive advertising and marketing campaign. Although sales of dietary supplements represented only approximately 10.3% of our pro forma fiscal 1998 sales, these product lines offer significantly higher gross margins than some of our other products.

  Toiletries and Skin Care Products

  Antiperspirants and Deodorants

  In March 1998, we purchased the Ban brand from BMS. Ban is one of the most recognized brand names in the antiperspirant and deodorant market in the United States, is the number one selling product in the roll-on category and has consistently maintained a strong market position since its introduction in 1955. Ban is positioned as a highly effective antiperspirant and deodorant that appeals to both female and male consumers. Ban's high brand recognition has enabled it to cultivate a loyal consumer base.

  Antiperspirants and deodorants have become an important element of personal hygiene throughout the United States, ranking as the seventh largest segment of household consumer purchases of health and beauty care items (based on units sold). With total unit sales of approximately 706 million, or 5.8% of the total health and beauty care market, households regularly purchase more anti-perspirants and deodorants than pain remedies, skin care or shaving products. The antiperspirant and deodorant market in the United States has grown consistently from 1992 to 1997 at a compound annual growth rate of 3.5%.

  In Spring of 1999, we introduced new, contemporary packaging for the Ban line of products to improve the shelf presence of the brand. We also introduced two new products, Ban Ultra Dry Roll-On and Ban Ultra Dry Clear Solid Stick. We are supporting these new products with an aggressive advertising and marketing campaign which began in March 1999 and will continue through fiscal 1999. We will also participate in promotional programs, which we believe will attract consumers and gain greater shelf space with participating retailers.

  Functional Toiletries and Skin Care

  We manufacture and market a portfolio of brand name functional toiletries and skin care products, many of which are among the market leaders in the United States in their respective categories.

------------------------------------------------------------
       Brand Description
------------------------------------------------------------
 Bullfrog    Long lasting water-durable sunscreen
 pHisoderm   Line of facial and hand cleaners
 Sun-In      Spray-on hair lightener
 Mudd        Clay-based facial deep cleaner
 Ultraswim   Chlorine-removing shampoo, conditioner and soap

-------------------------------------------------------------------------------

  In the sunscreen and sunblock category, Bullfrog provides long lasting, water-durable protection from the sun. We believe that the Bullfrog brand should continue to benefit from the overall market growth of its product category as well as increasing brand awareness, broader product offerings and increased consumer advertising, promotion and sampling programs. Bullfrog offers additional product line extension opportunities which we expect to develop.

  We have two powerful skin care brands, pHisoderm and Mudd. pHisoderm is a line of facial cleansers consisting of several formulae of liquid cleansers, including one for infants, and a bar soap. Mudd is a line of clay-based products that provides deep cleansing of the face for healthier, cleaner skin. We introduced new product line extensions for both pHisoderm (4 Way Daily Acne Cleanser) and Mudd (Sauna Masque) in Spring of 1999.

  We also have two brands that are specialized hair care products. Sun-In is a leading product line in the spray-on hair lightener market. Our Ultraswim brand is a line of chlorine-removing shampoo, conditioner and soap. Like some of our OTC products, Sun-In and Ultraswim are profitable products that require minimal advertising support, and therefore provide favorable variable contribution.

International

  Certain of our products are sold in foreign countries. Our international business is concentrated in Canada, Europe and Central and South America.

  Sales in Canada and Europe are conducted by subsidiary companies located and locally staffed in Canada and the United Kingdom, respectively. General export sales are handled by the Company from its offices in Chattanooga. We manufacture most of the products we sell in international markets at our Chattanooga and United Kingdom facilities. These products are packaged by subsidiary companies in small facilities in Canada and the United Kingdom with the assistance, from time to time, of outside contract packagers.

  The Ban, Gold Bond, Flexall, Pamprin, Bullfrog, pHisoderm, Ultraswim, Sun-In and Mudd brands are sold in Canada. Sales in the United Kingdom and other western European countries are currently limited to toiletry and cosmetic products. Our hair lightener is sold in Europe under the Spray Blond trademark and in the United Kingdom as Sun-In. Mudd and Ultraswim are the other products sold by our United Kingdom subsidiary in Europe.

  Our export division services various distributors primarily located in Central and South America and the Caribbean. We sell various products into these markets including Ban, Gold Bond, Icy Hot and pHisoderm.

Manufacturing and Quality Control

  We manufacture products representing approximately one-half of our sales volume. The rest of our products are manufactured for us by third party manufacturers. We manufacture most of our OTC pharmaceuticals and functional toiletries and skin care products at our manufacturing facility in Chattanooga, Tennessee. We recently purchased a manufacturing facility within one mile of our main manufacturing facility in Chattanooga, Tennessee. With the addition of this new facility, we will have an additional 68,300 square feet of manufacturing capacity. Currently, between our facilities and those of our third party manufacturers, we have adequate capacity to meet the anticipated demand for our products. New products that are consistent with currently manufactured products generally can be manufactured by adapting existing equipment and facilities, by adding new equipment at a relatively low cost or through readily available third party manufacturers.

  Our third party manufacturers manufacture certain products, including Gold Bond powders, the Sunsource line and Dexatrim. Additionally, we have entered into a manufacturing agreement with BMS, where BMS will manufacture Ban for us until March 2001. In other cases, the manufacturer is not obligated under a contract that fixes the term of its commitment. Manufacturers may experience problems with product quality or timeliness of product delivery. Manufacturers may also discontinue production of products for us upon little or no advance notice. In any case, we believe that we could find other contract manufacturers quickly if any of our current contractors cease to perform adequately. However, if this occurs and we cannot find other contract manufacturers, we may be forced to shift production to in-house facilities. This may cause manufacturing delays, which would cause disruption in our ability to fill orders. This could adversely affect our business.

  To monitor the quality of our products, we maintain an internal quality control system supported by an on-site microbiology laboratory. We have 12 quality control inspectors who regularly test our products and processes, and shepherd the products through the manufacturing cycle. Outside consultants also are employed from time to time to monitor product development and the effectiveness of our operations.

  Certain of our products contain specialized ingredients that we obtain from international and domestic third party suppliers. Additionally, we currently source one of our material ingredients for Dexatrim, PPA, through a single supplier. An unexpected interruption or a shortage in supply could adversely affect our business derived from these products. We may not be able to raise prices quickly enough to immediately offset the effects of any increase in the costs of these specialized ingredients or fill customer orders in the event of a supply shortage. At present, we do not foresee any significant problems in obtaining our ingredients requirements at reasonable prices, but an unexpected interruption or a shortage in supply could adversely affect our business in the future.

Product Development

  Our product development expenditures were $1.4 million, $1.2 million, and $1.1 million during each of the fiscal years ended November 30, 1998, 1997, and 1996, respectively, and we expect to maintain the same general level of expenditures in fiscal 1999. The product development effort focuses on developing improved formulations for existing products and the creation of formulations for product line extensions. In 1998, we launched 5 new products, most of which were line extensions of existing brands. Some of the most successful of those line extensions include Gold Bond Medicated Lotion and Harmonex. In 1999, we introduced or plan to introduce 10 product launches, including Gold Bond Triple Antibiotic Ointment, Ban Ultra Dry Roll-On, Ban Sheer Dry Stick, Repose, Dexatrim Gel Caps, Flexall Quick Gel, Bullfrog Magicblock, pHisoderm 4 Way Daily Acne Cleanser, Mudd Sauna Masque and Sun-In Super Streaks.

Marketing and Sales

  Advertising and Promotion

  We allocate a significant portion of our sales to advertising and promoting our products. As a percentage of net sales, our advertising and promotional spending was 39.3%, 39.2% and 38.3%, during the years ended November 1998, 1997, and 1996, respectively.

  Our marketing objective is to develop and execute professionally designed, creative and cost-effective advertising and promotional programs. For each major brand, we develop advertising strategies that sell the product by focusing on the particular strengths and market positions of the products, rather than just entertaining the viewer. We support our new product launches with a substantial level of advertising and promotional spending. We often use celebrity endorsements to increase awareness of our products, such as Larry King's endorsement of Garlique and Harmonex. We recently reached an agreement with Joe Montana for an advertising campaign in support of Flexall, which began in December 1998. Where appropriate, we use radio advertising and 15-second television advertisements. In our advertisements, we have successfully used personal testimonials from individuals attesting to the effectiveness of our products.

  We believe our ability to manage the cost of advertising, trade promotions and consumer promotions is an essential element of our competitive strategy. We do this through specialized purchasing of advertising time that allows us to minimize the cost. We are able to achieve significant media efficiencies by utilizing the spot television market rather than more traditional network buying. By buying advertising time on the spot market, permitting schedule flexibility and holding individual stations accountable for weekly delivery, we are able to deliver national media plans at a fraction of the cost per thousand of traditional network media plans. We also achieve cost-effective advertising by minimizing other expenses, such as production of commercials and payments to advertising agencies. We believe that our use of spot media and other production efficiencies allow us to achieve reported media spending that is significantly above our actual spending.

  We work directly with retailers to develop promotional calendars and campaigns for each brand, customizing the promotion to the particular requirements of the individual retailer. These programs, which include cooperative advertising, temporary price reductions, in-store displays and special events, are designed to obtain or enhance distribution at the retail level and to reach the ultimate consumers of the product. We also utilize consumer promotions such as coupons, samples and trial sizes to increase the trial and consumption of the products.

  Customers

  Our customers consist of all major drug, food and mass merchandiser retailers. On a pro forma basis, our 1998 sales to Wal-Mart accounted for approximately 16% of our total sales. Consistent with industry practice, we do not operate under a long-term written supply contract with Wal-Mart or any of our other customers. Our business would be adversely affected if we lose Wal-Mart as a continuing major customer. No other customer represented more than 10% of our 1998 net sales on a pro forma basis.

  Sales

  We have an established national sales and distribution network that is balanced among all major food, drug and mass merchandiser retailers. We utilize this network effectively to increase the market penetration of our acquired brands and our product line extensions while keeping our selling expenses to less than 3% of sales in fiscal 1998. We have an internal sales force of over 60 people which serves our largest accounts on an individual basis and our smaller accounts on a regional basis. For the more fragmented food channel and for the smaller individual stores, we rely on an extensive network of regional brokers. In excess of 80% of our orders are received electronically through our electronic data interchange ("EDI") system and customer satisfaction with our order fulfillment is consistently very high. Our sales department performs significant analysis, helping both our salespeople and our customers to understand sales patterns and create appropriate promotions and merchandising aids for our products. We have a specialized sales training program, and have experienced extremely low rates of turnover among senior salespeople.

  Internationally, our products are sold by a national broker in Canada, by our own sales force in the United Kingdom and by distributors in Western Europe and Central and South America.

  Distribution

  Our products are currently shipped from two leased warehouses located in Chattanooga, Tennessee. We also use warehouse space in a distribution center in Ontario, California. We use outside carriers to transport our products.

  We generally maintain sufficient inventories to meet customer orders as received absent unusual and infrequent situations. At present, we have no significant backlog of customer orders, and we generally meet customer requirements promptly. We do not generally experience wide variances in the amount of inventory we maintain. In 1997 and 1998, we experienced depleted inventory levels for certain product lines largely as a result of product acquisitions and line extensions. In certain circumstances, we allow our customers to return unsold merchandise and, for seasonal products, we provide extended payment terms to our customers.

Seasonality

  During recent fiscal years, our first quarter net sales and gross profit have trailed the other fiscal quarters because of slower sales of domestic seasonal and international consumer products, and the relative absence of promotional campaigns during this quarter. As a result of our acquisition of Ban and the Thompson Products, seasonality should not be as pronounced as in years past; however, because of seasonal products, net sales and profit during the first quarter will continue to trail the other fiscal quarters.

Competition

  We compete in the OTC pharmaceutical, antiperspirant and deodorant, dietary supplement and functional toiletry and skin care products markets. These markets are highly competitive and are characterized by the frequent introduction of new products, including the movement of prescription drugs to the OTC market, often accompanied by major advertising and promotional programs. We compete primarily on the basis of product quality, price, brand loyalty and consumer acceptance. Our competitors include other OTC pharmaceutical companies and large consumer products companies, many of which have considerably greater financial and marketing resources than us. In addition, our competitors have often been willing to use aggressive spending on trade promotions and advertising as a strategy for building market share at the expense of their competitors, including us. The private label or generic category has also become increasingly more competitive in certain of our product markets. Our products continue to compete for shelf space among retailers who are increasingly consolidating.

Trademarks and Patents

  Our trademarks are of material importance to our business and are among our most important assets. In particular, the Ban, Gold Bond, Dexatrim, Flexall, Icy Hot, Sunsource and pHisoderm trademarks are of material importance to our success. We either directly or through a wholly-owned subsidiary, own or license all of the trademarks associated with its business. All of our brands have recognized trademarks associated with them, and our significant domestic trademarks have been registered on the principal register of the United States Patent and Trademark Office. Federally registered trademarks have a perpetual life as long as they are timely renewed and used properly as trademarks, subject to the right of third parties to seek cancellation of the trademarks.


  We also own patents relating to the Icy Hot stick topical analgesic, which expire in 2007, and a portfolio of approximately 50 patents relating to the Ban brand, which expire during the period 1999 through 2018. After expiration of the patents, we expect that these products will continue to compete in the market primarily on the basis of the goodwill associated with the brands.

Government Regulation

  The manufacturing, processing, formulation, packaging, labeling and advertising of our products are subject to regulation by one or more federal agencies, including the FDA, the FTC, the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Postal Service, the EPA and OSHA. These activities are also regulated by various agencies of the states, localities and foreign countries in which our products are sold. In particular, the FDA regulates the safety, manufacturing, labeling and distribution of dietary supplements, including vitamins, minerals and herbs, food additives, OTC and prescription drugs and cosmetics. The regulations that are promulgated by the FDA relating to the manufacturing process are known as GMPs. In addition, the FTC has overlapping jurisdiction with the FDA to regulate the promotion and advertising of OTC pharmaceutical, antiperspirant and deodorant, dietary supplement and functional toiletry and skin care products.

  All of our OTC drug products are regulated pursuant to the FDA's monograph system for OTC drugs. The monographs set out the active ingredients and labeling indications that are permitted for certain broad categories of OTC drug products, such as topical analgesics. Compliance with the monograph provisions means that the product is generally recognized as safe and effective and is not misbranded. Future changes in the monographs could result in our having to revise product labeling and formulations. In 1995 the Company responded to certain questions it received from the FDA with respect to efficacy in connection with clinical studies for pyrilamine maleate, one of the active ingredients used in certain of the Pamprin and Premsyn PMS. While we addressed all of the FDA questions in detail, the final monograph for menstrual drug products will determine if the FDA considers pyrilamine maleate safe and effective for menstrual relief products. We have been actively monitoring the process, and while we do not believe that either Pamprin or Premsyn PMS will be adversely affected by the FDA review, it is not possible to predict the FDA's regulatory position. We believe that any adverse finding by the FDA would likewise affect our principal competitor in the menstrual product category.

  DSHEA was enacted on October 25, 1994. DSHEA amends the Federal Food, Drug and Cosmetic Act by defining dietary supplements, which include vitamins, minerals, nutritional supplements, herbs and botanicals, as a new category of food separate from conventional food. DSHEA provides a regulatory framework to ensure safe, quality dietary supplements and to foster the dissemination of accurate information about such products. Under DSHEA, the FDA is generally prohibited from regulating the active ingredients in dietary supplements as food additives or drugs unless a marketer makes product claims, such as claims that a product may heal, mitigate, cure or prevent an illness, disease or malady, that require the FDA to attach drug status to a product.

  DSHEA provides for specific nutritional labeling requirements for dietary supplements, and the FDA's final regulations required that all dietary supplements be labeled in compliance with the regulations no later than March 23, 1999. We believe we are in material compliance with these regulations. DSHEA permits substantiated, truthful and non-misleading statements of nutritional support to be made in labeling, such as statements describing general well-being resulting from consumption of a dietary ingredient or the role of a nutrient or dietary ingredient in affecting or maintaining a structure or function of the body. We anticipate that the FDA will finalize GMPs that are specific to dietary supplements and require at least some of the quality control provisions contained in the GMPs for drugs, which are more rigorous than the GMPs for foods.

  The FDA has finalized some of its regulations to implement DSHEA, including those relating to nutritional labeling requirements. The FDA also has under development additional regulations to implement DSHEA. Final labeling regulations require expanded or different labeling for our vitamin and nutritional products. It cannot be determined what effect such regulations, when fully implemented, will have on our business in the future. These regulations could, among other things, require the recall, reformulation or discontinuance of certain products, additional record keeping, warnings, notification procedures and expanded documentation of the properties of certain products and scientific substantiation regarding ingredients, product claims, safety or efficacy. Failure to comply with applicable FDA requirements can result in the imposition of sanctions on the Company or the manufacture of our products, including warning letters, product recalls and seizures, injunctions or criminal prosecution.

  We received a warning letter, dated April 20, 1999, from the FDA regarding our marketing and distribution of our Echinex and Propalmex products. According to the FDA, our promotional material (labeling) for Echinex and Propalmex make impermissable therapeutic claims that only may be made consistent with FDA approved labeling for approved drugs. As such, Echinex and Propalmex are, according to the FDA, misbranded to the extent they make such therapuetic claims. The FDA has requested that we correct our promotional materials within 15 working days of the date of the letter. We expect to fully comply with the FDA's requests within the required time limits.

  As part of its regulatory authority, the FDA may periodically conduct audits of the physical facilities, machinery, processes and procedures that we and our competitors use to manufacture products. The FDA may perform these audits at any time without advanced notice. As a result of these audits, the FDA may order us to make certain changes in our manufacturing facilities and processes. It may be necessary to make additional expenditures to comply with these orders or possibly stop selling certain products until we comply with these orders. As a result, our business could suffer. In December 1998, the FDA conducted an audit of our manufacturing facility in Chattanooga, Tennessee. In connection with that audit, the FDA issued a report citing certain processes and procedures it requires us to change or improve. We have responded to the FDA's report and are in the process of complying with its requirements.

Environmental Matters

  We continuously assess compliance of our operations with applicable federal, state and local environmental laws and regulations. Our policy is to record liabilities for environmental matters when loss amounts are probable and reasonably determinable. Our manufacturing site utilizes chemicals and other potentially hazardous materials and generates both hazardous and non-hazardous waste, the transportation, treatment, storage and disposal of which are regulated by various governmental agencies. We are a member of the Chattanooga Manufacturing Association, a trade association that promotes industry awareness of developments in environmental matters, and has engaged environmental consultants on a regular basis to assist its compliance efforts. We are currently in compliance with all applicable environmental permits and is aware of its responsibilities under applicable environmental laws. Any expenditures necessitated by changes in law and permitting requirements cannot be predicted at this time, although such costs are not expected to be material to our financial position or results of operations.

  Since the early 1980's, the EPA has been investigating the extent of, and the health effects resulting from, contamination of Chattanooga Creek, which runs through a major manufacturing area of Chattanooga in the vicinity of the Company's manufacturing facilities. The contamination primarily stems from the dumping of coal tar into the creek during World War II when the federal government was leasing and operating a coke and chemical plant adjacent to the creek. However, the EPA has been investigating virtually all businesses that have discharged any wastewater into the creek. A 2- 1/2 mile stretch of Chattanooga Creek was placed on the National Priorities List as a Superfund site under the Comprehensive Environmental Response, Compensation and Recovery Act in September 1995. We could be named as a potentially responsible party in connection with such site due to our historical discharge of wastewater into the creek. However, considering the nature of our wastewater, as well as the fact that our discharge point is downstream from the old coke and chemical plant that was operated by the government, and the availability of legal defenses and expected cost sharing, we do not believe that any liability associated with such site will be material to its financial position or results of operations.

  In December 1998, we were named in a lawsuit with 37 other companies as potentially responsible parties for the disposal of waste materials found at a site in Birmingham, Alabama. Although the facts surrounding this case are unclear, the lawsuit alleges that a company we used periodically during 1986 and 1987 to treat, store and dispose of waste materials from our manufacturing processes improperly disposed of these waste materials. We cannot currently assess our potential liability resulting from this lawsuit, but if we are found liable, our business could be adversely affected. See "Risk Factors-- Environmental Matters."

Product Liability and Insurance

  We are constantly at risk that consumers and users of our products will sue us for product liability. We are not aware of any claims pending against us or our products that if adversely decided would negatively affect us. While we will continue to attempt to take what we consider to be appropriate precautions, we cannot assure you that these precautions will enable us to avoid significant product liability exposure in the future. We maintain product liability insurance through third party providers. We believe our insurance coverage is adequate; however, we cannot assure you that we will be able to retain our existing coverage or that this coverage will be cost-justified or sufficient to satisfy any future claims.

Employees

  We currently employ 368 persons on a full-time basis in the United States and 37 persons at its foreign subsidiaries' offices. Our employees are not represented by any organized labor union, and management considers its labor relations to be good.

                             DESCRIPTION OF NOTES

  You can find the definitions of certain terms used in this description under the subheading "--Certain Definitions." In this description, the word "Company" refers only to Chattem, Inc. and not to any of its Subsidiaries.

  The Company will issue the Notes under the indenture dated March 24, 1998 (the "Indenture") among itself, the Guarantor and SouthTrust Bank, National Association, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof.

  The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of these Notes. Copies of the Indenture are available as set forth below under the subheading "--Additional Information."

Brief Description of the Notes and the Subsidiary Guarantees

  The Notes

  The Notes:

  .  are general unsecured obligations of the Company;

  . are subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including Senior Indebtedness under the senior secured credit facility;

  . are senior or pari passu in right of payment with all other existing and future subordinated indebtedness of the Company; and

  .  are unconditionally guaranteed by the Guarantors.

  As of February 28, 1999, on a pro forma basis after giving effect to the Offering, the aggregate principal amount of Senior Indebtedness (excluding trade payables and other accrued liabilities) of the Company would have been approximately $60.1 million, all of which would have been Indebtedness secured by substantially all of the assets of the Company and the Guarantor pursuant to the senior secured credit facility. The terms of the Indenture will limit the ability of the Company and its subsidiaries to incur additional Indebtedness.

  The Subsidiary Guarantees

  The Subsidiary Guarantees of the Notes:

  .  are general unsecured obligations of the Guarantors;

  . are subordinated in right of payment to all existing and future Senior Indebtedness of the Guarantors, including all obligations of the Guarantors under the senior secured credit facility; and

  . are pari passu or senior in right of payment with any subordinated Indebtedness of the Guarantors.

  As of the date of the Indenture, all of our subsidiaries will be "Restricted
   Subsidiaries." However, under the circumstances described below under the subheading "Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture.

Principal, Maturity and Interest

  The Indenture provides for the issuance of up to $275.0 million in aggregate principal amount of Notes, of which $200.0 million of Series A/B Senior Subordinated Notes have already been issued. The Company will issue the remaining $75.0 million in aggregate principal amount of Notes in the Offering. The Company will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on April 1, 2008.

  Interest on these Notes will accrue at the rate of 8 7/8% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 1999. The Company will make each interest payment to the Holders of record of these Notes on the immediately preceding March 15 and September 15.

  Interest on these Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

  If a Holder has given wire transfer instructions to the Company, the Company will make all principal, premium, if any, and interest payments on those Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the Paying Agent or Registrar within the City and State of New York, unless the Company elects to make interest payments by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes.

Paying Agent and Registrar for the Notes

  The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

  A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

  The registered Holder of a Note will be treated as the owner of it for all purposes.

Subordination

  The payment of principal of, premium, if any, and interest on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter incurred.

  The holders of Senior Indebtedness will be entitled to receive payment in full of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before the Holders of Notes will be entitled to receive any payment with respect to the Notes (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of the Company:

  (1) in a liquidation or dissolution of the Company;

  (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

  (3) in an assignment for the benefit of creditors; or

  (4) in any marshalling of the Company's assets and liabilities.

  The Company also may not make any payment upon or in respect of the Notes (except in Permitted Junior Securities or from the trust described under "Legal Defeasance and Covenant Defeasance") if:

  (1) a payment default on Designated Senior Indebtedness occurs and is continuing beyond any applicable grace period; or

  (2) any other default occurs and is continuing on Designated Senior Indebtedness that permits holders of such Designated Senior
      Indebtedness to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Indebtedness.

  Payments on the Notes may and shall be resumed:

  (1) in the case of a payment default, upon the date on which such default is cured or waived; and

  (2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated.

  No new Payment Blockage Notice may be delivered unless and until:

  (1) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice; and

  (2) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash.

  No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

  The Company must promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

  As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of these Notes may recover less ratably than creditors of the Company who are holders of Senior Indebtedness. See "Risk Factors--Subordination." On a pro forma basis, after giving effect to the Transaction (including the Offering) and the application of the proceeds therefrom, the principal amount of Senior Indebtedness outstanding at February 28, 1999 would have been approximately $59.8 million. The Indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Indebtedness, that the Company and its Subsidiaries can incur. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

Subsidiary Guarantees

  The Company's payment obligations under the Notes will be fully and unconditionally, jointly and severally guaranteed on a senior subordinated basis (the "Subsidiary Guarantees") by the Guarantors. The Subsidiary Guarantees will be subordinated in right of payment to all existing and future Senior Indebtedness of the Guarantors, including all obligations of the Guarantors under the senior credit facility and will rank pari passu or senior in right of payment with any subordinated indebtedness of the Guarantors. The obligation of each Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See "Risk Factors--Fraudulent Conveyance Risks."

  No Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes and the Indenture and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

  In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "Repurchase at Option of Holders--Asset Sales."

Optional Redemption

  The Notes will not be redeemable at the Company's option prior to April 1, 2003. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

      Year                                                            Percentage
      ----                                                            ----------
      2003...........................................................  104.4375%
      2004...........................................................  102.9583%
      2005...........................................................  101.4791%
      2006 and thereafter............................................  100.0000%

  Notwithstanding the foregoing, at any time on or before, April 1, 2001, the Company may redeem up to 35% of the aggregate principal amount of Notes originally issued under the Indenture at a redemption price of 108.875% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date, with the net cash proceeds to the Company of one or more Public Offerings; provided that at least $100.0 million in the aggregate principal amount of Notes originally issued remain outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or any of its Subsidiaries); and provided, further, that such redemption shall occur within 60 days of the date of the closing of such Public Offering.

Selection and Notice

  If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any
Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

  The Company is not required to make mandatory redemption payments with respect to the Notes.

Repurchase at the Option of Holders

  Change of Control

  If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 20 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes from holders on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

  On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

  The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

  Prior to complying with the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The Change of Control provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

  The senior credit facility provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from repurchasing Notes, the Company could seek the consent of its lenders to the repurchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from repurchasing Notes. In such case, the Company's failure to repurchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the senior credit facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to Holders of Notes.

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

  The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Qualified Proceeds, provided, that the aggregate fair market value of Qualified Proceeds which may be received in consideration for Asset Sales pursuant to this clause
    (2) shall not exceed $5.0 million since the Issue Date.

  For purposes of this provision, each of the following shall be deemed to be cash:

  (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

  (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received).

  Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option:

(1) to permanently repay (and reduce the commitments under) Senior Indebtedness of the Company or a Guarantor or

(2) to acquire a Permitted Business, or a majority of the Voting Stock of a Permitted Business,

(3) to make a capital expenditure; or

(4) to acquire other long-term assets that are used or useful in a Permitted Business.

  Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

  Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all Holders of Notes and all holders of other Indebtedness containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an "Asset Sale Offer") to purchase the maximum principal amount of Notes and such other Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture and such other Indebtedness. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other Indebtedness tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

Certain Covenants

  Restricted Payments

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or other distributions payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is pari passu with or subordinated to the Notes (other than Notes), except a payment of interest or principal at Stated Maturity; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

  unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph), is less than the sum, without duplication, of

  (a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

  (b) 100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company), plus

  (c) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and
      (B) the initial amount of such Restricted Investment, plus

  (d) $7.5 million.

  The foregoing provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any pari passu or subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause
    (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of pari passu or subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis; and

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $500,000 in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

  The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such

Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

  Incurrence of Indebtedness and Issuance of Preferred Stock

  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and the Guarantors may incur Indebtedness (including Guarantees) or issue preferred stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

  The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

(1) the incurrence by the Company of Indebtedness (including letters of credit, with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) under the senior secured credit facility; provided that the aggregate principal amount of all Indebtedness (including letters of credit) outstanding under the senior secured credit facility after giving effect to such incurrence does not exceed an amount equal to $92.5 million less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently repay any such Indebtedness pursuant to the covenant described above under the caption "Repurchase at the Option of Holders--Asset Sales."

(2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Company of Indebtedness represented by the Notes and the Exchange Notes and the incurrence by the Guarantors of Indebtedness represented by the Subsidiary Guarantees;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that is either the Existing Indebtedness or was permitted by the Indenture to be incurred under the first paragraph hereof or clauses (3), (4) or (5) of this paragraph;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, however, that

  (a) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes; and

  (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

(8) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that is permitted to be incurred by another provision of this covenant;

(9) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (in addition to Indebtedness or Guarantees permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (9), not to exceed $15.0 million;

(10) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (10); and

(11) the incurrence of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, incurred in connection with the disposition of any business, assets or Subsidiary of the Company (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition), provided that none of the foregoing results in Indebtedness required to be reflected as Indebtedness on the balance sheet of the Company or any such Subsidiary in accordance with GAAP and the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed 100% of the gross proceeds actually received by the Company and its Subsidiaries in connection with such disposition.

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

  Liens

  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the Indebtedness so secured until such time as such is no longer secured by a Lien; provided that if such Indebtedness is by its terms expressly subordinated to the Notes or any Subsidiary Guarantee, the Lien securing such Indebtedness shall be subordinate and junior to the Lien securing the Notes and the Subsidiary Guarantees with the same relative priority as such subordinate or junior Indebtedness shall have with respect to the Notes and the Subsidiary Guarantees.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (i) on its Capital Stock or (ii) with respect to any other interest or participation in, or measured by, its profits, or

  (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

  However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness as in effect on the date of the Indenture;

(2) the Indenture and the Notes;

(3) applicable law;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired;

(7) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(12) the senior credit facility, provided that such restrictions are no more restrictive than those contained in the senior credit facility as in effect on the Issue Date.

  Merger, Consolidation, or Sale of Assets

  The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless:

(1) the Company is the surviving corporation, or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists;
    and
(4) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made:

  (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; and

  (b) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

  Transactions with Affiliates

  The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the Trustee:

  (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors;

  (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:

(1) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors or the payment of fees and indemnities of directors of the Company and its Subsidiaries, in each case, in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary;

(2) loans or advances to employees in the ordinary course of business and consistent with past practice;

(3) transactions between or among the Company and/or its Restricted
    Subsidiaries;

(4) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company; and

(5) Restricted Payments (other than Restricted Investments) that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments."
  Limitation on Issuances and Sales of Equity Interests in Restricted
Subsidiaries

  The Company will not, and will not permit any Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Company to any Person (other than the Company or a Restricted Subsidiary of the Company), unless

(1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Restricted Subsidiary; and

(2) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Asset Sales."

  In addition, the Company will not permit any Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Restricted Subsidiary of the Company.

  No Senior Subordinated Debt

  The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to the Notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness of such Guarantor that is subordinate or junior in right of payment to any Indebtedness of such Guarantor and senior in any respect in right of payment to the Subsidiary Guarantee of such Guarantor.

  Payments for Consent

  Neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Reports

  Whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company will furnish to the Holders of Notes:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a

   "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operation of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

  Additional Subsidiary Guarantees

  The Company will not permit (i) any of its Restricted Subsidiaries that is not a Subsidiary Guarantor to Guarantee or secure through the granting of Liens the payment of any Indebtedness of the Company or any Subsidiary Guarantor and (ii) any of its Restricted Subsidiaries to pledge any intercompany notes representing obligations of any of its Restricted Subsidiaries, to secure the payment of any Indebtedness of the Company or any Subsidiary Guarantor, in each case unless such Subsidiary, the Company and the Trustee execute and deliver a supplemental indenture evidencing such Subsidiary's Subsidiary Guarantee (providing for the unconditional guarantee by such Restricted Subsidiary, on a senior subordinated basis, of the Notes).

Events of Default and Remedies

   Each of the following constitutes an Event of Default:

(1) default for 30 days in the payment when due of interest on the Notes (whether or not prohibited by the subordination provisions of the Indenture);

(2) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture);

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions "--Change of Control," "--Asset Sales," "--Restricted Payments" or "--Incurrence of Indebtedness and Issuance of Preferred Stock";

(4) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default:

  (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

  (b) results in the acceleration of such Indebtedness prior to its express maturity,

  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $7.5 million or more;

(6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $7.5 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(8) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Restricted Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Restricted Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations,

  Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to April 1, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to April 1, 2003 then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Shareholders

  No director, officer, employee, incorporator or shareholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

  The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;

(2) the Company's obligations with respect to the Notes concerning mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

  In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

(7) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and
(8) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

  Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders");

(8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(9) make any change in the foregoing amendment and waiver provisions.

  In addition, any amendment to the provisions of Article 10 of the Indenture (which relates to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

  Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company's or any Guarantor's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets, to provide for the issuance of Additional Notes in accordance with the provisions set forth in the Indenture on the Issue Date;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; or

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

  If the Trustee becomes a creditor of the Company, the Indenture limits it right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

  Anyone who receives this Prospectus Supplement may obtain a copy of the Indenture without charge by writing to Chattem, Inc., 1715 West 38th Street, Chattanooga, Tennessee 37409, Attention: Chief Operating Officer.

Book-Entry, Delivery and Form

  Except as set forth below, each Note will be issued in registered, global form (each, a "Global Note") in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of the Offering (the "Closing") only against payment in immediately available funds. The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

  Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form, except in the limited circumstances described below. See "--Exchange of Book-Entry Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below).

  Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

  Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Depository Procedures

  The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

  DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

  Pursuant to procedures established by DTC:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Underwriters with portions of the principal amount of the Global Notes; and

(2) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

  All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

  Except as described below, owners of interest in the Global Notes will not have Notes registered in their names, will not receive physical de livery of Notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

  Payments in respect of the principal of, and premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date.

  Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

  Interest in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See "--Same Day Settlement and Payment."

  DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Exchange of Book-Entry Notes for Certificated Notes

  A Global Note is exchangeable for definitive Notes in registered certificated form ("Certificated Notes") if:

(1) DTC:

  (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company thereupon fails to appoint a successor depositary; or

  (b)  has ceased to be a clearing agency registered under the Exchange Act;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

  In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Book-Entry Notes

  Notes issued in certificated form may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See "Notice to Investors."

Same Day Settlement and Payment

  Payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) must be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Notes in certificated form, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in any certificated Notes will also be settled in immediately available funds.

Certain Definitions

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

  "Asset Sale" means:

(1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant); and

(2) the issue by any Restricted Subsidiaries of the Company of any Equity Interests of such Restricted Subsidiary and the sale by the Company or any of its Restricted Subsidiaries of Equity Interest of any of the Company's Subsidiaries, in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million.

  Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

(1) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary;

(2) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary;

(3) a Restricted Payment that is permitted by the covenant described above under the caption "--Restricted Payments";

(4) the issuance by the Company of shares of its Capital Stock;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) the sale or disposition of damaged, worn out or other obsolete personal property in the ordinary course of business;

(7) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(8) the granting of Liens not prohibited by the Indenture; or

(9) the execution and performance of contracts to provide manufacturing and other services, including in connection with Asset Sales.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the New Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition; and

(6) money market funds the assets of which constitute Cash Equivalents of the kinds described in clauses (1)-(5) of this definition.

  "Change of Control" means the occurrence of any of the following:

(1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares);

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income); plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations but excluding amortization of debt issuance costs), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP.

  Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof that is a Guarantor;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

(4) the cumulative effect of a change in accounting principles shall be excluded; and

(5) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries.

  "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of:

(1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

(2) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less

  (a) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person;

  (b) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments); and

  (c) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of the Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

  "Designated Senior Indebtedness" means:

(1) so long as the senior credit facility is outstanding, Obligations under the senior credit facility; and

(2) thereafter, any other Senior Indebtedness permitted under the Indenture the aggregate principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Indebtedness."

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the senior credit facility) in existence on the date of the Indenture, until such amounts are repaid.

  "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations but excluding the amortization of debt issuance costs); and

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; and

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries; and

(4) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

  "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the referent Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

  In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; and

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Guarantors" means:

(1) each domestic Subsidiary of the Company on the Issue Date; and

(2) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1) borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) banker's acceptances;

(4) representing Capital Lease Obligations;

(5) the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable,

if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

  The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Restricted Payments."

  "Issue Date" means the closing date for the sale and original issuance of the Notes under the Indenture.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than debt under the senior credit facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

  "Non-Recourse Debt" means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upo n notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness, including with respect to Indebtedness under the senior credit facility, interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law whether or not the claim for such interest is allowed as a claim after such filing in any proceeding under such bankruptcy law.

  "Permitted Business" means the business conducted by the Company and its Restricted Subsidiaries on the Issue Date and businesses reasonably related thereto.

  "Permitted Investments" means:

(1) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

  (a) such Person becomes a Wholly Owned Restricted Subsidiary of the
      Company; or

  (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales";

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) the conversion of preferred stock of Elcat, Inc. owned by the Company on the Issue Date into common stock of Elcat, Inc. in accordance with the terms of such preferred stock; and

(7) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, not to exceed $12.5 million.

  "Permitted Junior Securities" means:

(1) Equity Interests in the Company; or

(2) debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Indebtedness pursuant to the Indenture.

  "Permitted Liens" means:

(1) Liens on assets of the Company or any of the Guarantors securing Senior Indebtedness under the senior credit facility that were permitted by the terms of the Indenture to be incurred;

(2) Liens in favor of the Company;

(3) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company;

(4) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness;

(7) Liens existing on the date of the Indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(9) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and
    (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary;

(10) Liens on any insurance policies arising out of borrowings against the cash surrender value of such insurance policies held by the Company, provided that such Liens do not exceed the amount of Indebtedness and are secured only by the cash surrender value of such insurance policies;

(11) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

(12) Liens on assets of the Company securing Senior Indebtedness of the Company that was permitted to be incurred by the terms of the Indenture and Liens on assets of a Guarantor securing Senior Indebtedness of such Guarantor that was permitted to be incurred by the terms of the Indenture; and

(13) other than a deferred payment obligation of a purchase price for the purchase of assets or a business or by means of a royalty or otherwise based on sales of an acquired asset or business.

  "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of premium and reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Public Offering" means an underwritten public offering of common stock (other than Disqualified Stock) of the Company, pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act.

  "Qualified Proceeds" means any of the following or any combination of the following:

(1) long-term assets that are used or useful in a Permitted Business;

(2) the Capital Stock of any Person engaged primarily in a Permitted Business if, in connection with the receipt by the Company or any Restricted Subsidiary of the Company of such Capital Stock,

  (a) such Person becomes a Wholly-Owned Subsidiary and a Guarantor; or

  (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Wholly-Owned Subsidiary of the Company that is a Guarantor.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

  "senior credit facility" means those certain Credit Agreements, dated as of June 26, 1997, as amended, by and among the Company, NationsBank of Tennessee, N.A., as agent and the other lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

  "Senior Indebtedness" means:

(1) all Obligations of the Company or any of its Subsidiaries outstanding under the senior credit facility and all Hedging Obligations with respect thereto;

(2) any other Indebtedness permitted to be incurred by the Company or any of its Subsidiaries under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Guarantor's Subsidiary Guarantee of the Notes; and

(3) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include:

  (a) any liability for federal, state, local or other taxes owed or owing by the Company or any of its Subsidiaries;

  (b) any Indebtedness of the Company or any of its Subsidiaries to any Subsidiary or other Affiliate;

  (c) any trade payables; or

  (d) any Indebtedness that is incurred in violation of the Indenture. Senior Indebtedness will not include the Existing Notes.

  "Significant Restricted Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date of the Indenture.

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Subsidiary" means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

  "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

  Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (2) no Default or Event of Default would be in existence following such designation.

  "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                       DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facility

  General

  On December 21, 1998, the Company entered into the senior secured credit facility consisting of (i) an amended and restated credit agreement providing for revolving credit borrowings in an aggregate principal amount of up to $50.0 million and (ii) an amended and restated credit agreement providing for borrowings under a term loan in an aggregate principal amount of $115.0 million. The senior secured credit facility is guaranteed by each of the Company's existing and hereafter acquired domestic subsidiaries. It is anticipated that concurrently with the consummation of this offering the Company will amend and restate its senior secured credit facility. The amended senior secured credit facility will provide for revolving borrowings of up to $50.0 million and term borrowings in an aggregate principal amount of $70.0 million. Since there is no commitment by the banks to provide the amended senior secured credit facility, there can be no assurance that the Company will be able to consummate the amended senior secured credit facility.

  This information relating to the senior secured credit facility is qualified in its entirety by reference to the complete text of such documents. The following is a description of the general terms of the senior secured credit facility, and in instances in which the senior secured credit facility will be changed by the proposed amendment, the changes to be effected by the amendment are described below.

  Security

  Indebtedness under the senior secured credit facility is secured by (i) substantially all of the assets of the Company and its domestic subsidiaries,
(ii) 100% of the outstanding capital stock of the Company's domestic subsidiaries and (iii) 65% of the outstanding capital stock of any foreign subsidiary of the Company other than HBA Insurance Ltd.

  Interest

  The Company may elect either the greater of the prime rate of federal funds plus 1/2%, or a Eurodollar interest rate option applicable to the term and revolving credit loans under the senior secured credit facility. The greater of the prime rate or federal funds plus 1/2%, and Eurodollar interest rate options are based on a base rate plus a rate margin that fluctuates on the basis of the Company's leverage ratio. The maximum rate margin for loans under the senior secured credit facility is 2.0% for the prime rate option and 3.0% for the Eurodollar rate option. Under the amended senior secured credit facility, the applicable interest rate margins will be reduced by .50%.

  Borrowing Base

  Pursuant to the terms of the senior secured credit facility, advances under the revolving credit facility are limited to a borrowing base comprised of specified percentages of eligible accounts receivable and eligible inventory. Under the amended senior secured credit facility the borrowing base availability requirement will be eliminated.

  Maturity

  Revolving loans made pursuant to the senior secured credit facility may be borrowed, repaid and reborrowed from time to time until December 21, 2003, subject to the satisfaction of certain conditions on the date of any such borrowing. The term loans under the senior secured credit facility will mature on December 21, 2003. The maturity of the loans will not be changed under the amended senior secured credit facility.

  Covenants

  The senior secured credit facility contains a number of financial, affirmative and negative covenants that regulate the operation of the Company and its subsidiaries. Financial covenants require the Company to maintain: (i) a minimum consolidated net worth, (ii) a minimum fixed charge coverage ratio,
(iii) a minimum interest coverage ratio, (iv) a maximum leverage ratio and (v) a maximum senior leverage ratio of senior debt to EBITDA. Negative covenants restrict, among other things, the incurrence of debt, the existence of liens, transactions with affiliates, loans, advances and investments, payment of dividends and other distributions to shareholders, dispositions of assets, mergers, consolidations and dissolutions, contingent liabilities and changes in business.

  The amended senior secured credit facility (i) eliminates the $10 million per annum limitation on permitted acquisitions subject to pro forma compliance with covenants, (ii) permits the Company to repurchase the Existing Notes subject to pro forma compliance with covenants, (iii) permits the Company to repurchase up to $10 million of its common stock annually subject to pro forma compliance with covenants, and (iv) eliminates the interest coverage ratio financial covenant.

  Events of Default; Remedies

  The senior secured facility contains customary events of default, including
(i) the non-payment of principal, interest or other amounts, (ii) violation of covenants, (iii) inaccuracy of representations and warranties, (iv) cross-defaults to certain other indebtedness in material agreements (including the notes), (iv) certain events of bankruptcy and insolvency, (v) ERISA, (vi) actual or asserted invalidity of any loan documents or security interests,
(vii) changes in control in ownership of the Company, and (viii) bankruptcy. If any such event of default occurs, the lenders will be entitled to take all actions permitted to be taken by a secured creditor under the Uniform Commercial Code, enforce all rights created under the senior secured credit facility and to accelerate the amounts due under the senior secured credit facility and may require all such amounts outstanding thereunder to be immediately paid in full.

Existing Notes

  In 1994, the Company issued 75,000 units consisting of (i) $75.0 million in aggregate principal amount of 12 3/4% Senior Subordinated Notes due 2004 (the "1994 Notes") and (ii) five year warrants to purchase 417,182 shares of common stock (the "Warrants").

  The 1994 Notes mature on June 15, 2004, and interest is payable semi-annually on June 15 and December 15. The 1994 Notes may be redeemed at the option of the Company, in whole or in part, at 101.594% of the principal amount thereof (plus accrued interest thereon) from June 15, 2001 through June 14, 2002 and at par (plus accrued interest thereon) thereafter. Upon the occurrence of certain events constituting a change of control triggering event, the holders of the 1994 Notes may require the Company to repurchase the 1994 Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. The 1994 Notes are guaranteed by Signal, a wholly-owned subsidiary of the Company.

  The 1994 Notes are issued under an indenture with an indenture trustee, which restricts, among other things, the ability of the Company and its subsidiaries to (i) incur additional indebtedness, (ii) pay dividends, (iii) sell or issue capital stock of a subsidiary, (iv) create encumbrances on the ability of any subsidiary to pay dividends or make other restricted payments,
(v) engage in certain transactions with affiliates, (vi) dispose of certain assets, (vii) merge or consolidate with or into, or sell or otherwise transfer all or substantially all their properties and assets as an entirety to another person, or (viii) create additional liens.

               CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

  The following is a discussion of certain material United States Federal income tax consequences of the acquisition, ownership and disposition of the Notes. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are original owners of the Notes and who hold such Notes as capital assets ("Holders"). The discussion does not purport to address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, and persons in special situations, such as those who hold Notes as part of a straddle, hedge, conversion transaction, or other integrated investment). In addition, this discussion does not address United States Federal alternative minimum tax consequences or any aspect of state, local or foreign taxation. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department regulations promulgated thereunder (the "Treasury Regulations"), and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. The Company will treat the Notes as indebtedness for Federal income tax purposes, and the following discussion assumes that such treatment is correct. The following discussion assumes that the Notes will not be issued with original issue discount exceeding a de minimis amount.

  For purposes of this discussion, a "U.S. Holder" is a Holder of a Note who is a United States citizen or resident, a corporation or partnership created or organized in or under the laws of the United States or any state, an estate the income of which is subject to United States Federal income taxation regardless of its source, or a trust if a United States court exercises primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions. A "Non-U.S. Holder" is a Holder of a Note who is not a U.S. Holder.

PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

Tax Consequences to U.S. Holders

   Taxation of Interest

  Interest paid on the notes will be includible in the income of a U.S. Holder in accordance with the U.S. Holder's regular method of tax accounting. A U.S. Holder may be entitled to treat interest income on the Notes as "investment income" for purposes of computing certain limitations concerning the deductibility of investment interest expense.

  In the event of a Change of Control, a Holder of a Note will have the right to require the Company to purchase such Note at a price equal to 101% of the principal amount thereof. The Treasury Regulations provide that the right of a Holder of a Note to require redemption of such Note upon the occurrence of a Change of Control will not affect the yield or maturity date of the Note if, based on all the facts and circumstances as of the issue date, it is significantly more likely than not that a Change of Control giving rise to the redemption right will not occur. The Company believes that the redemption provisions of the Notes will not affect the computation of the yield to maturity of the Notes and intends to report in a manner consistent with this belief.

  The Company may redeem the Notes at any time on or after April 1, 2003, and in certain circumstances, may redeem a portion of the Notes at any time prior to April 1, 2001. Under the Treasury Regulations, the Company is deemed to exercise any option to redeem if the exercise of such option would lower the yield of the debt instrument. The Company believes that it will not be treated as having exercised an option to redeem under these rules and intends to report in a manner consistent with this belief.

   Sale, Exchange or Retirement of the Notes

  Upon the sale, exchange or retirement of the notes, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income) and the U.S. Holder's adjusted tax basis in the notes. A U.S. Holder's adjusted tax basis in the Notes generally will be the U.S. Holder's cost therefor, less any principal payments received by such Holder.

  Gain or loss recognized by a U.S. Holder on the sale, exchange or retirement of the Notes will be capital gain or loss. The gain or loss will be long-term capital gain or loss if the Notes have been held by the U.S. Holder for more than twelve months. Long-term capital gain is subject to a maximum federal tax rate of 20%. The deductibility of capital losses by U.S. Holders is subject to limitation.

Tax Consequences to Non-U.S. Holders

   Taxation of Interest

  A Non-U.S. Holder generally will not be subject to United States Federal income or withholding tax on interest paid on the Notes so long as such interest is not effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States, and the Non-U.S. Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company, (ii) is not a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of the Code, and (iii) satisfies the requirements of Sections 871(h) or 881(c) of the Code, as set forth below under "Owner Statement Requirement." If the foregoing conditions (i)--(iii) are not satisfied, then interest paid on the Notes will be subject to United States withholding tax at a rate of 30%, unless such rate is reduced or eliminated pursuant to an applicable tax treaty.

   Amortizable Bond Premium

  If a U.S. holder purchases a Note for an amount in excess of the principal amount, the holder will be considered to have purchased the Note at a "premium." A U.S. holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method. However, if the Note is purchased at a time when the Note may be optionally redeemed for an amount that is in excess of its principal amount, special rules would apply that could result in a smaller premium eligible for amortization during the call period and a deferral of the amortization of the remaining bond premium until later in the term of the Note. The amount amortized in any year will be treated as a reduction of the U.S. holder's interest income from the Note. Bond premium on a Note held by a U.S. holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked within the consent of the Internal Revenue Service.

   Sale, Exchange or Retirement of the Notes

  Any capital gain a Non-U.S. Holder recognizes on the sale, exchange, retirement or other taxable disposition of a note will be exempt from United States Federal income and withholding tax, provided that (i) the gain is not effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States, and (ii) in the case of a Non-U.S. Holder that is an individual, the Non-U.S. Holder is not present in the United States for 183 days or more during the taxable year.

   Effectively Connected Income

  If the interest, gain or other income a Non-U.S. Holder recognizes on a note is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States, the Non-U.S. Holder (although exempt from the withholding tax previously discussed if an appropriate statement is furnished) generally will be subject to United States Federal income tax on the interest, gain or other income at regular Federal income tax rates. In addition, if the Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30% of its "effectively connected earnings and profits," as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty.

   Federal Estate Taxes

  A Note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States Federal estate tax as a result of such individual's death, provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and that the interest accrued on such Notes was not effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States.

   Owner Statement Requirement

  In order to avoid withholding of United States Federal income tax, sections 871(h) and 881(c) of the Code require that either the beneficial owner of a Note or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds a Note on behalf of such owner files a statement with the Company or its agent to the effect that the beneficial owner is not a United States person. Under current regulations, this requirement will be satisfied if the Company or its agent receives (i) a statement (an "Owner Statement") from the beneficial owner of a Note in which such owner certifies, under penalties of perjury, that such owner is not a United States person and provides such owner's name and address, or (ii) a statement from the Financial Institution holding the note on behalf of the beneficial owner in which the Financial Institution certifies, under penalties of perjury, that it has received the Owner Statement together with a copy of the Owner Statement. The beneficial owner must inform the Company or its agent (or, in the case of a statement described in clause (ii) of the immediately preceding sentence, the Financial Institution) within 30 days of any change in information on the Owner Statement. The Internal Revenue Service has amended the transition period relating to recently issued Treasury Regulations governing backup withholding and information reporting requirements. Withholding certificates or statements that are valid on December 31, 1999, may be treated as valid until the earlier of their expiration or December 31, 2000. Certificates or statements received under the currently effective rules will fail to be effective after December 31, 2000.

Information Reporting and Backup Withholding

  The Company will, where required, report to the Holders of Notes and the Internal Revenue Service the amount of any interest paid on the Notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments. A noncorporate U.S. Holder may be subject to information reporting and backup withholding at a rate of 31% with respect to payments of principal and interest made on a Note, or on proceeds of the disposition of a Note before maturity, unless such U.S. Holder provides a correct taxpayer identification number or proof of an applicable exemption, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

  In the case of payments of interest to Non-U.S. Holders, current Treasury Regulations provide that the 31% backup withholding tax and certain information reporting requirements will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established, provided that neither the Company nor its payment agent has actual knowledge that the Holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Under current Treasury Regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Non-U.S. Holder on the disposition of the Notes by or through a United States office of a United States or foreign broker, unless the Non-U.S. Holder otherwise establishes an exemption. Information reporting, but not backup withholding requirements, will also apply to payment of the proceeds of a disposition of the Notes by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States, unless such broker has documentary evidence in its file that the Holder of the notes is not a United States person and such broker has no actual knowledge to the contrary, or the Holder establishes an exemption. Neither information reporting nor backup withholding generally will apply to payment of the proceeds of a disposition of the notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

  The Treasury Department has released new Treasury Regulations governing the backup withholding and information reporting requirements. The new regulations would not generally alter the treatment of a Non-U.S. Holder who furnishes an Owner Statement to the payor. The new regulations may change certain procedures applicable to the foreign office of a United States broker or foreign brokers with certain types of relationships to the United States. The new regulations are generally effective for payments made after December 31, 1999. Non-U.S. Holders should consult their own tax advisors with respect to the impact, if any, of the new final regulations.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Holder's United States Federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement"), dated the date hereof, we have agreed to sell to the underwriters named below, and the underwriters have agreed to purchase from us, all of the Notes to be sold in this Offering. We have listed the total dollar amount of each of the Notes that each of the Underwriters will purchase from us in the chart below.

                                                                     Principal
                                                                     Amount of
                              Underwriters                             Notes
                              ------------                          -----------
      NationsBanc Montgomery Securities LLC........................ $52,500,000
      Lehman Brothers Inc. ........................................ $22,500,000
                                                                    -----------
        Total...................................................... $75,000,000

  The Underwriting Agreement provides that the obligations of the underwriters to purchase the notes are subject to the satisfaction of certain conditions, including the approval of certain legal matters by their counsel. Under the terms and conditions of the Underwriting Agreement, if the underwriters take any of the Notes, then the underwriters are obligated to take and pay for all of the Notes.

  The underwriters will pay us the offering price less the underwriting discount specified on the cover of the final Prospectus Supplement. We estimate that we will incur approximately $2.6 million of expenses in connection with the offering of the Notes.

  The underwriters have advised us that they will offer the Notes directly to the public at the offering price indicated on the cover. After the initial offering of the Notes, the underwriters may change the public offering price and other selling terms.

  We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of any such liabilities.

  The underwriters have advised us that they presently intend to make a market in the Notes as permitted by applicable laws and regulations. The underwriters are not obligated to make a market in the Notes, however, and they may discontinue this market making at any time in their sole discretion. Accordingly, we cannot assure you that there will be adequate liquidity or adequate trading markets for the Notes.

  In connection with the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may overallot in connection with the offering of the Notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, Notes in the open market to cover syndicate short positions or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

  The underwriters have, directly and indirectly, provided investment and commercial banking or financial advisory services to Chattem and its affiliates, for which they have received customary fees and commissions, and expect to provide these services to Chattem and its affiliates in the future, for which they expect to receive customary fees and commissions. Affiliates of NationsBanc Montgomery Securities LLC ("NMS") are lenders and agents under the senior secured credit facility and will continue to act as such under the amended credit agreement.

  Under the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), if more than 10% of the net proceeds of a public offering of debt securities, not including underwriting compensation, are intended to be paid to members of the NASD of affiliated or associated persons that are participating in the distribution of the offering, under Rule 2720 the yield at which the debt securities are distributed to the public can be no lower than that recommended by a "qualified independent underwriter" meeting certain standards of the NASD (a "QIU"). NationsBank, N.A., an affiliate of NMS is expected to receive in the aggregate more than 10% of the net proceeds from this Offering as a result of the repayment by the Company of outstanding indebtedness under the senior secured credit facility. Accordingly, in compliance with Rule 2710(c)(8), Lehman Brothers Inc. ("Lehman") has assumed the responsibilities of acting as QIU and will recommend a yield for the Notes in compliance with the requirements of Rule 2720. In connection with this Offering, Lehman is performing due diligence investigations and is participating in the preparation of this Prospectus Supplement.

                                 LEGAL MATTERS

  The validity of the notes offered hereby will be passed upon for the Company by Miller & Martin LLP, Chattanooga, Tennessee. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Latham & Watkins, New York, New York.

                                    EXPERTS

  The financial statements included in this Prospectus Supplement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  The financial statements of Ban as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 included in this Prospectus Supplement, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent public accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Thompson Medical Company, Inc. (U.S. Acquired Brands) as of November 30, 1998 and for each of the three years in the period ended November 30, 1998 included in this Prospectus Supplement, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
As of November 30, 1997 and 1998, and February 28, 1999 (unaudited), and for the years ended November 30, 1996, 1997, and 1998, and for the three months ended February 28, 1998 and 1999 (unaudited):

Chattem, Inc. and subsidiaries
 Report of Independent Public Accountants                                  F-2
 Consolidated Balance Sheets                                               F-3
 Consolidated Statements of Income                                         F-4
 Consolidated Statements of Shareholders' Equity (Deficit)                 F-5
 Consolidated Statements of Cash Flows                                     F-6
 Notes to Consolidated Financial Statements                                F-7
Signal Investment & Management Co.
 Report of Independent Public Accountants                                 F-23
 Balance Sheets                                                           F-24
 Statements of Income                                                     F-25
 Statements of Shareholder's Equity                                       F-26
 Statements of Cash Flows                                                 F-27
 Notes to Financial Statements                                            F-28
As of December 31, 1996 and 1997, and for the years ended December 31,
1995, 1996, and 1997:
U.S. Ban
 Report of Independent Public Accountants                                 F-31
 Statement of U.S. Assets and Liabilities                                 F-32
 Statement of U.S. Net Sales and Product Contribution                     F-33
 Notes to the Statement of U.S. Assets and Liabilities and the Statement
  of U.S. Net Sales and
  Product Contribution                                                    F-34
As of November 30, 1997 and 1998, and for the years ended November 30,
1996, 1997, and 1998:
Thompson Medical Company, Inc. (U.S. Acquired Brands)
 Report of Independent Certified Public Accountant                        F-36
 Statements of Assets Acquired and Liabilities Assumed                    F-37
 Statements of Net Sales and Product Contribution                         F-38
 Notes to Financial Statements                                            F-39

                   Report of Independent Public Accountants

To Chattem, Inc.:

We have audited the accompanying consolidated balance sheets of Chattem, Inc. (a Tennessee corporation) and subsidiaries as of November 30, 1998 and 1997 and the related consolidated statements of income, shareholders' equity (deficit) and cash flows for each of the three years in the period ended November 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chattem, Inc. and subsidiaries as of November 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 1998 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Chattanooga, Tennessee
January 22, 1999 (except with
respect to the matter discussed in
the second paragraph of Note 10 as
to which the date is February 19, 1999)

                         Chattem, Inc. and Subsidiaries
                          Consolidated Balance Sheets
                                 (In thousands)

                                     ASSETS

                                                  November 30,      February 28,
                                                ------------------  ------------
                                                  1997      1998        1999
                                                --------  --------  ------------
                                                                    (Unaudited)
CURRENT ASSETS:
 Cash and cash equivalents....................  $  4,858  $  2,076    $  3,120
 Accounts receivable, less allowance for
  doubtful accounts of
  $500 in 1997, $775 in 1998, and $825 in
  1999........................................    28,078    36,581      52,633
 Deferred income taxes........................     1,864     3,049       3,049
 Inventories..................................    14,493    19,606      23,341
 Prepaid expenses and other current assets....       679       784         925
                                                --------  --------    --------
  Total current assets........................    49,972    62,096      83,068
                                                --------  --------    --------
PROPERTY, PLANT AND EQUIPMENT, NET............    10,988    18,146      18,463
                                                --------  --------    --------
OTHER NONCURRENT ASSETS:
 Investment in Elcat, Inc. ...................     6,640     3,102       3,172
 Patents, trademarks and other purchased
  product rights, net.........................   104,972   272,226     361,798
 Debt issuance costs, net.....................     3,118    10,091      11,402
 Other........................................     3,054     3,351       2,715
                                                --------  --------    --------
  Total other noncurrent assets...............   117,784   288,770     379,087
                                                --------  --------    --------
   TOTAL ASSETS...............................  $178,744  $369,012    $480,618
                                                ========  ========    ========
                      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Current maturities of long-term debt.........  $  8,919  $ 17,444    $ 14,000
 Accounts payable.............................     9,319    12,733      11,453
 Payable to bank..............................     2,618     1,026       5,531
 Accrued liabilities..........................    13,596    30,209      40,132
                                                --------  --------    --------
  Total current liabilities...................    34,452    61,412      71,116
                                                --------  --------    --------
LONG-TERM DEBT, less current maturities.......   133,475   273,913     367,379
                                                --------  --------    --------
DEFERRED INCOME TAXES.........................     3,290     6,826       6,826
                                                --------  --------    --------
OTHER NONCURRENT LIABILITIES..................     3,157     2,110       2,127
                                                --------  --------    --------
COMMITMENTS AND CONTINGENCIES (Notes 5, 10 and
 12)
SHAREHOLDERS' EQUITY:
 Preferred shares, without par value,
  authorized 1,000, none issued...............       --        --          --
 Common shares, without par value, authorized
  20,000, issued
  9,082 in 1997, 9,574 in 1998 and 9,763 in
  1999........................................     1,945     1,994       2,033
 Paid-in surplus..............................    63,975    69,068      74,369
 Accumulated deficit..........................   (60,229)  (44,960)    (41,810)
                                                --------  --------    --------
                                                   5,691    26,102      34,592
 Foreign currency translation adjustment......    (1,321)   (1,351)     (1,422)
                                                --------  --------    --------
  Total shareholders' equity..................     4,370    24,751      33,170
                                                --------  --------    --------
           TOTAL LIABILITIES AND SHAREHOLDERS'
   EQUITY.....................................  $178,744  $369,012    $480,618
                                                ========  ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                         Chattem, Inc. and Subsidiaries
                       Consolidated Statements of Income
                    (In thousands, except per share amounts)

                                                        For the Three Months
                           Year Ended November 30,       Ended February 28,
                            1996      1997      1998       1998        1999
                          ----------------------------  ----------------------
                                                             (Unaudited)
NET SALES................ $118,903  $143,235  $220,064  $   34,921  $   62,728
                          --------  --------  --------  ----------  ----------
COSTS AND EXPENSES:
 Cost of sales...........   35,120    39,253    60,889       9,682      16,880
 Advertising and
  promotion..............   45,512    56,176    86,592      15,180      24,738
 Selling, general and
  administrative.........   21,582    22,303    27,364       5,159       6,700
                          --------  --------  --------  ----------  ----------
  Total costs and
   expenses..............  102,214   117,732   174,845      30,021      48,318
                          --------  --------  --------  ----------  ----------
INCOME FROM OPERATIONS...   16,689    25,503    45,219       4,900      14,410
                          --------  --------  --------  ----------  ----------
OTHER INCOME (EXPENSE):
 Interest expense........  (13,394)  (15,934)  (26,676)     (4,180)     (8,806)
 Investment and other
  income, net............    1,450     1,679       881         192         131
 Gain on product
  divestitures...........      875       --      9,548         --          --
                          --------  --------  --------  ----------  ----------
  Total other income
   (expense).............  (11,069)  (14,255)  (16,247)     (3,988)     (8,675)
                          --------  --------  --------  ----------  ----------
INCOME BEFORE INCOME
 TAXES AND
 EXTRAORDINARY LOSS......    5,620    11,248    28,972         912       5,735
PROVISION FOR INCOME
 TAXES...................    1,816     3,993    10,844         303       2,158
                          --------  --------  --------  ----------  ----------
INCOME BEFORE
 EXTRAORDINARY LOSS......    3,804     7,255    18,128         609       3,577
EXTRAORDINARY LOSS ON
 EARLY EXTINGUISHMENT OF
 DEBT, NET OF INCOME
 TAXES (Note 5)..........     (532)   (1,370)   (2,859)        --         (427)
                          --------  --------  --------  ----------  ----------
NET INCOME............... $  3,272  $  5,885  $ 15,269  $      609  $    3,150
                          ========  ========  ========  ==========  ==========
COMMON SHARES:
 Weighted average number
  outstanding (basic)....    8,052     8,793     9,374       9,087       9,712
                          ========  ========  ========  ==========  ==========
 Weighted average and
  dilutive potential
  number
  outstanding............    8,143     9,123     9,735       9,491      10,118
                          ========  ========  ========  ==========  ==========
NET INCOME (LOSS) PER
 COMMON SHARE:
 Basic:
  Income before
   extraordinary loss.... $    .47  $    .83  $   1.93  $      .07  $      .37
  Extraordinary loss.....     (.06)     (.16)     (.30)        --         (.04)
                          --------  --------  --------  ----------  ----------
   Total basic........... $    .41  $    .67  $   1.63  $      .07  $      .33
                          ========  ========  ========  ==========  ==========
 Diluted:
  Income before
   extraordinary loss.... $    .47  $    .80  $   1.86  $      .06  $      .35
  Extraordinary loss.....     (.07)     (.15)     (.29)        --         (.04)
                          --------  --------  --------  ----------  ----------
   Total diluted......... $    .40  $    .65  $   1.57  $      .06  $      .31
                          ========  ========  ========  ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                         Chattem, Inc. and Subsidiaries
           Consolidated Statements of Shareholders' Equity (Deficit)
                                 (In thousands)

                                                     Minimum     Foreign
                                                     Pension    Currency
                         Common Paid-in Accumulated Liability  Translation
                         Shares Surplus   Deficit   Adjustment Adjustment   Total
                         ------ ------- ----------- ---------- ----------- -------
Balance, November 30,
 1996................... 1,843  $58,561  $(66,114)    $(112)     $(1,358)  $(7,180)
 Net income.............   --       --      5,885       --           --      5,885
 Stock options
  exercised.............    25      962       --        --           --        987
 Stock warrants
  exercised.............    15      464       --        --           --        479
 Issuance of common
  shares................    62    3,988       --        --           --      4,050
 Foreign currency
  translation
  adjustment............   --       --        --        --            37        37
 Minimum pension
  liability adjustment..   --       --        --        112          --        112
                         -----  -------  --------     -----      -------   -------
Balance, November 30,
 1997................... 1,945   63,975   (60,229)      --        (1,321)    4,370
 Net income.............   --       --     15,269       --           --     15,269
 Stock options
  exercised.............    28    3,699       --        --           --      3,727
 Stock warrants
  exercised.............    21    1,394       --        --           --      1,415
 Foreign currency
  translation
  adjustment............   --       --        --        --           (30)      (30)
                         -----  -------  --------     -----      -------   -------
Balance, November 30,
 1998................... 1,994   69,068   (44,960)      --        (1,351)   24,751
 Net income.............   --        --     3,150       --           --      3,150
 Stock options
  exercised.............     5      159       --        --           --        164
 Issuance of common
  shares................    26    4,974       --        --           --      5,000
 Stock warrants
  exercised.............     8      168       --        --           --        176
 Foreign currency
  translation
  adjustment............   --       --        --        --           (71)      (71)
                         -----  -------  --------     -----      -------   -------
Balance, February 28,
 1999 (unaudited)....... 2,033  $74,369  $(41,810)    $ --       $(1,422)  $33,170
                         =====  =======  ========     =====      =======   =======


  The accompanying notes are an integral part of these consolidated financial statements.

                         Chattem, Inc. and Subsidiaries
                     Consolidated Statements of Cash Flows
                                 (In thousands)

                                                          For the Three Months
                             Year Ended November 30,       Ended February 28,
                             1996      1997      1998       1998        1999
                           -----------------------------  ---------------------
                                                              (Unaudited)
OPERATING ACTIVITIES:
 Net income..............  $  3,272  $  5,885  $  15,269  $     609  $    3,150
 Adjustments to reconcile
  net income to net cash
  provided by operating
  activities:
  Depreciation and
   amortization..........     4,829     6,381      9,827      1,691       3,488
  Deferred income tax
   provision.............     1,797     1,120      2,351        --          --
  Gain on product
   divestitures..........      (875)      --      (9,548)       --          --
  Gain on sale of trading
   securities............      (452)      --         --         --          --
  Gain on termination of
   interest rate cap.....      (281)      --         --         --          --
  Extraordinary loss on
   early extinguishment
   of debt, net..........       532     1,370      2,859        --          427
  Dividend receivable
   from Elcat, Inc.......      (656)     (656)      (462)      (164)        (70)
  Other, net.............      (379)     (106)       (28)      (285)          8
  Changes in operating
   assets and
   liabilities:
   Accounts receivable...    (3,063)   (5,140)   (12,054)    (2,518)    (16,052)
   Inventories...........       745    (2,401)     1,836     (2,244)     (3,735)
   Prepaid expenses and
    other current
    assets...............    (2,878)    3,034       (102)       659         (12)
   Accounts payable and
    accrued liabilities..      (185)      629     10,842     (5,877)      8,301
                           --------  --------  ---------  ---------  ----------
  Net cash provided by
   operating activities..     2,406    10,116     20,790     (8,129)     (4,495)
                           --------  --------  ---------  ---------  ----------
INVESTING ACTIVITIES:
 Purchases of property,
  plant and equipment....    (1,785)   (2,758)    (9,050)      (566)       (864)
 Proceeds from sale of
  investments............       452       --       4,000        --          387
 Proceeds from product
  divestitures...........     1,000       --      11,965        --          --
 Proceeds from notes and
  sales of assets........       253        75      1,085        --          --
 Purchases of patents,
  trademarks and other
  product rights.........   (43,048)  (29,293)  (168,402)       (96)    (86,324)
 Increase in other
  assets.................    (4,128)     (746)    (1,193)       --         (214)
                           --------  --------  ---------  ---------  ----------
  Net cash used in
   investing activities..   (47,256)  (32,722)  (161,595)      (662)    (87,015)
                           --------  --------  ---------  ---------  ----------
FINANCING ACTIVITIES:
 Repayment of long-term
  debt...................   (15,032)  (76,636)  (145,028)    (3,318)    (48,515)
 Proceeds from long-term
  debt...................    67,944    87,500    291,365      6,000     138,500
 Change in payable to
  bank...................       526       908     (1,592)     2,750       4,505
 Proceeds from issuance
  of common stock, net...     5,500       --         --         --          --
 Exercise of stock
  options and warrants...       286     1,274      3,316         88         429
 Debt issuance costs.....    (2,099)   (1,612)    (9,971)      (169)     (2,355)
                           --------  --------  ---------  ---------  ----------
  Net cash provided by
   financing activities..    57,125    11,434    138,090      5,351      92,564
                           --------  --------  ---------  ---------  ----------
EFFECT OF EXCHANGE RATE
 CHANGES ON CASH AND CASH
 EQUIVALENTS.............       129       (10)       (67)       (20)        (10)
                           --------  --------  ---------  ---------  ----------
CASH AND CASH
 EQUIVALENTS:
 Increase (decrease) for
  the year...............    12,404   (11,182)    (2,782)    (3,460)      1,044
 At beginning of year....     3,636    16,040      4,858      4,858       2,076
                           --------  --------  ---------  ---------  ----------
 At end of year..........  $ 16,040  $  4,858  $   2,076  $   1,398  $    3,120
                           ========  ========  =========  =========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                        Chattem, Inc. and Subsidiaries

                  Notes to Consolidated Financial Statements

NOTE: All monetary amounts are expressed in thousands of dollars unless contrarily evident.

(1) NATURE OF OPERATIONS

  Chattem, Inc. and its wholly-owned subsidiaries (the Company) manufacture and market branded consumer products consisting primarily of over-the-counter pharmaceuticals, antiperspirants and deodorants, toiletries and skin care, and dietary supplements. The consumer products are sold primarily through mass merchandisers, independent and chain drug stores, drug wholesalers, and food stores in the United States and in various markets in approximately 50 countries throughout the world.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

  The accompanying consolidated financial statements include the accounts of Chattem, Inc. and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

CASH AND CASH EQUIVALENTS

  For purposes of reporting cash flows, the Company considers all short-term deposits and investments with original maturities of three months or less to be cash equivalents.

INVENTORIES

  Inventory costs include materials, labor and factory overhead. Inventories in the United States are valued at the lower of last-in, first-out (LIFO) cost or market, while international inventories are valued at the lower of first-in, first-out (FIFO) cost or market.

PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of 10 to 40 years for buildings and improvements and 3 to 12 years for machinery and equipment. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation expense for 1996, 1997 and 1998 was $1,352, $1,502 and $1,597, respectively.

PATENTS, TRADEMARKS AND OTHER PURCHASED PRODUCT RIGHTS

  The costs of acquired patents, trademarks and other purchased product rights are capitalized and amortized over periods ranging from 5 to 40 years. Total accumulated amortization of these assets at November 30, 1997 and 1998 was $11,246 and $17,382, respectively. Amortization expense for 1996, 1997 and 1998 was $2,086, $2,877 and $6,180, respectively. Royalty expense related to other purchased product rights for 1996, 1997 and 1998 was $1,140, $522 and $523, respectively. Amortization and royalty expense are included in advertising and promotion expense in the accompanying consolidated statements of income.

DEBT ISSUANCE COSTS

  The Company has incurred debt issuance costs in connection with its long-term debt. These costs are capitalized and amortized over the term of the debt. Amortization expense related to debt issuance costs was $498, $490 and $986 in 1996, 1997 and 1998, respectively. Accumulated amortization of these costs was $1,004 and $1,814 at November 30, 1997 and 1998, respectively.

                        Chattem, Inc. and Subsidiaries

PATENTS, TRADEMARKS AND OTHER PURCHASED PRODUCT RIGHTS

  The costs of acquired patents, trademarks and other purchased product rights are capitalized and amortized over periods ranging from 5 to 40 years. Total accumulated amortization of these assets at November 30, 1997 and 1998 was $11,246 and $17,382, respectively. Amortization expense for 1996, 1997 and 1998 was $2,086, $2,877 and $6,180, respectively. Royalty expense related to other purchased product rights for 1996, 1997 and 1998 was $1,140, $522 and $523, respectively. Amortization and royalty expense are included in advertising and promotion expense in the accompanying consolidated statements of income.

DEBT ISSUANCE COSTS

  The Company has incurred debt issuance costs in connection with its long-term debt. These costs are capitalized and amortized over the term of the debt. Amortization expense related to debt issuance costs was $498, $490 and $986 in 1996, 1997 and 1998, respectively. Accumulated amortization of these costs was $1,004 and $1,814 at November 30, 1997 and 1998, respectively.

PAYABLE TO BANK

  Payable to bank includes checks outstanding in excess of certain cash balances.

REVENUE RECOGNITION

  Revenue is recognized when the Company's products are shipped to its customers.

RESEARCH AND DEVELOPMENT

  Research and development costs relate primarily to the development of new products and are expensed as incurred. Such expenses were $1,117, $1,207 and $1,369 in 1996, 1997 and 1998, respectively.

ADVERTISING EXPENSES

  The cost of advertising is expensed in the fiscal year in which the related advertising takes place. Advertising expense for 1996, 1997 and 1998 was $22,789, $29,923 and $44,386, respectively. At November 30, 1997 and 1998, the
Company reported $1,066 and $646, respectively, of advertising paid for in 1997 and 1998 which will run or did run in the next fiscal year. These amounts are included in other noncurrent assets in the accompanying consolidated balance sheets.

NET INCOME PER COMMON SHARE

  In 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 changes the criteria for reporting earnings per share (EPS) by replacing primary EPS with basic EPS and fully diluted EPS with diluted EPS. The Company adopted SFAS No. 128 on December 1, 1997. All prior periods' EPS data have been restated. The impact of adopting SFAS No. 128 did not have a material impact on EPS for any period presented.

  For the years ended November 30, 1996, 1997 and 1998, the weighted average and dilutive potential common shares outstanding consisted of the following:

                                                               1996  1997  1998
                                                               ----- ----- -----
Weighted average common shares
 outstanding.................................................. 8,052 8,793 9,374
Dilutive potential shares:
 Stock options................................................    54   207   332
 Warrants.....................................................    37   123    29
                                                               ----- ----- -----
Weighted average and dilutive potential common
 shares outstanding........................................... 8,143 9,123 9,735
                                                               ===== ===== =====

                        Chattem, Inc. and Subsidiaries

FOREIGN CURRENCY TRANSLATION

  Assets and liabilities of the Company's Canadian and United Kingdom subsidiaries are translated to United States dollars at year-end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the year. Translation adjustments are accumulated as a separate component of shareholders' equity. Gains and losses which result from foreign currency transactions are included in the accompanying consolidated statements of income.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

DERIVATIVE FINANCIAL INSTRUMENTS

  The Company has entered into interest rate swap agreements as a means of managing its interest rate exposure and not for trading purposes. These agreements have the effect of converting a portion of the Company's variable rate obligations to fixed rate obligations. Net amounts paid or received are reflected as adjustments to interest expense.

CONCENTRATIONS OF CREDIT RISK

  Financial instruments which subject the Company to concentrations of credit risk consist primarily of accounts receivable, short-term cash investments and the investment in Elcat, Inc. (Note 3). The Company's exposure to credit risk associated with nonpayment of accounts receivable is affected by conditions or occurrences within the retail industry. As a result, the Company performs ongoing credit evaluations of its customers' financial position but generally requires no collateral from its customers. The Company's largest customer accounted for 16%, 16% and 17% of sales in 1996, 1997 and 1998, respectively. No other customer exceeded 10% of the Company's sales in 1996, 1997 or 1998. Short-term cash investments are placed with high credit-quality financial institutions or in low risk, liquid instruments. No losses have been experienced on such investments.

RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." The statement must be adopted by the Company on December 1, 1998. Under provisions of this statement, the Company will be required to include a financial statement presentation of comprehensive income and its components to conform to these new requirements. As a consequence of this change, certain reclassifications will be necessary for previously reported amounts to achieve the required presentation of comprehensive income. Implementation of this disclosure standard will not affect the Company's financial position or results of operations.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." The statement must be adopted by the Company for fiscal 1999. Under provisions of this statement, the Company will be required to modify or expand the financial statement disclosures for operating segments, products and services and geographic areas. Implementation of this disclosure standard will not affect the Company's financial position or results of operations.

                        Chattem, Inc. and Subsidiaries

  In February 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits". The statement amends SFAS Nos. 87, 88 and 106. SFAS No. 132 revises employer's disclosures about pension and other post retirement benefit plans. The Company is required to adopt SFAS No. 132 for fiscal 1999.

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No.133 established accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allow a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. A company may also implement SFAS No.133 as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1998 and thereafter). SFAS No. 133 cannot be applied retroactively. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1999). The Company has not yet quantified the impact of adopting SFAS No. 133 on its financial statements and has not determined the timing of or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings and other comprehensive income.

RECLASSIFICATIONS

  Certain prior year amounts have been reclassified to conform to the current period's presentation.

(3) INVESTMENT IN ELCAT, INC.

  As part of the consideration for the sale of the Company's specialty chemicals division in 1995, the Company received 40,000 shares of 13.125% cumulative, convertible preferred stock of Elcat, Inc. (the Elcat Preferred Shares) having a total par value of $5,000.

  In 1998, Elcat, Inc. (Elcat) redeemed 22,960 of these shares for $4,000 ($2,870 par value and $1,130 accumulated dividends). The remaining 17,040 Elcat Preferred Shares are nonvoting and convertible, in whole or in part, into a 8.95% ownership interest in Elcat. At the option of Elcat, the Elcat Preferred Shares may be redeemed, in whole or in part, at par value ($125 per share) plus any accrued and unpaid dividends. If all of the outstanding Elcat Preferred Shares are not converted or redeemed on or before April 1, 2005, Elcat is obligated to redeem all of the then outstanding Elcat Preferred Shares at par value plus any accrued and unpaid dividends.

  This investment is classified as held-to-maturity and is accounted for using the cost method of accounting. As Elcat stock is not publicly traded in the open market and a market price is not readily available, it is not practicable to estimate the fair value of the investment in Elcat at November 30, 1998. In the opinion of management, however, the fair value of this investment is in excess of its carrying value as of November 30, 1998.

(4) PENSION PLANS

  The Company has a noncontributory defined benefit pension plan (the Plan) which covers substantially all employees. The Plan provides benefits based upon years of service and the employee's compensation. The Company's contributions are based on computations by independent actuaries. Plan assets at November 30, 1997 and 1998 were invested primarily in United States government and agency securities and corporate debt and equity securities.

                        Chattem, Inc. and Subsidiaries

  Pension cost for the years ended November 30, 1996, 1997 and 1998 included the following components:

                                                         1996   1997    1998
                                                         -----  -----  -------
   Service cost (benefits earned during the period)..... $ 610  $ 545  $   661
   Interest cost on projected benefit obligation........   775    741      739
   Actual return on plan assets.........................  (637)  (845)  (3,226)
   Net amortization and deferral........................   107    365    2,677
                                                         -----  -----  -------
   Net pension cost..................................... $ 855  $ 806  $   851
                                                         =====  =====  =======

  In addition to net pension cost, a net lump-sum settlement loss of $598 was recorded in 1996 related to lump-sum distributions to certain employees. This expense is included in selling, general and administrative expenses in the accompanying consolidated statements of income.

  The following table sets forth the funded status of the Plan as of November 30, 1997 and 1998:

                                                              1997      1998
                                                            --------  --------
   Actuarial present value of benefit obligations:
    Vested benefit obligation.............................  $  7,108  $  7,462
    Nonvested benefit obligation..........................        57       103
                                                            --------  --------
     Accumulated benefit obligation.......................  $  7,165  $  7,565
                                                            ========  ========
   Plan assets at fair market value.......................  $  6,471  $  9,879
   Projected benefit obligation...........................   (11,072)  (11,275)
                                                            --------  --------
   Plan assets less than projected benefit obligation ....    (4,601)   (1,396)
   Unrecognized net loss..................................     4,186     1,043
   Unrecognized prior service cost........................      (131)     (115)
   Unrecognized initial asset.............................      (369)     (227)
                                                            --------  --------
   Pension liability recognized in balance sheets at end
    of year...............................................  $   (915) $   (695)
                                                            ========  ========

  The discount rates used in determining the actuarial present value of the projected benefit obligation were 7.5% and 6.75% in 1997 and 1998, respectively. The rates of increase in future compensation levels used were 5.0% and 4.0% in 1997 and 1998, respectively. The expected long-term rate of return on plan assets was 9.0% in 1997 and 1998.

  In accordance with the provisions of SFAS No. 87, "Employers' Accounting for Pensions," the Company recorded an additional liability at November 30, 1996 representing the excess of the accumulated benefit obligation over the fair value of plan assets and accrued pension liability for its pension plan. At November 30, 1997, the unrecognized prior service cost exceeded the minimum liability, and the minimum pension liability was eliminated.

  The Company has a defined contribution plan covering substantially all employees. Eligible participants can contribute up to 10% of their annual compensation and receive a 25% matching employer contribution up to 6% of their annual compensation. The defined contribution plan expense was $120, $155 and $148 in 1996, 1997 and 1998, respectively.

                        Chattem, Inc. and Subsidiaries

(5) LONG-TERM DEBT

  Long-term debt consisted of the following at November 30, 1997 and 1998:

                                                                1997     1998
                                                              -------- --------
   Revolving line of credit payable to banks at variable
    rates (8.23% at November 30, 1998)......................  $ 13,000 $  2,000
   Term loans payable to banks at variable rates (8.34%
    weighted average at November 30, 1998)..................    63,683   40,514
   8.875% Senior Subordinated Notes, due 2008...............        --  200,000
   12.75% Senior Subordinated Notes, due 2004, net of
    unamortized discount of $808 for 1998 and $1,289 for
    1997....................................................    65,711   48,843
                                                              -------- --------
   Total long-term debt.....................................   142,394  291,357
   Less: current maturities.................................     8,919   17,444
                                                              -------- --------
   Total long-term debt, net of current maturities..........  $133,475 $273,913
                                                              ======== ========

  On March 24, 1998, the Company issued at par value $200,000 of 8.875% Senior Subordinated Notes due 2008 (the 8.875% Notes). The proceeds of the note offering were used to fund the BAN purchase and related fees and expenses, repay revolving bank indebtedness and provide additional working capital.

  The 8.875% Notes mature on April 1, 2008 and interest is payable semi-annually on April 1 and October 1 of each year. The 8.875% Notes are senior subordinated obligations of the Company and are subordinated in right of payment to all existing and future senior debt of the Company. The 8.875% Notes, which were registered under the Securities Act of 1933, are not callable until April 1, 2003, after which they may be redeemed at the option of the Company. Upon the occurrence of certain events constituting a change of control, the holders of the 8.875% Notes may require the Company to repurchase the 8.875% Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. The 8.875% Notes are guaranteed by Signal Investment & Management Co., a wholly-owned subsidiary of the Company.

  The 8.875% Notes are issued under an indenture with an indenture trustee, which restricts, among other things, the ability of the Company and its subsidiaries to (i) incur additional indebtedness, (ii) pay dividends, (iii) sell or issue capital stock of a subsidiary, (iv) create encumbrances on the ability of any subsidiary to pay dividends or make other restricted payments,
(v) engage in certain transactions with affiliates, (vi) dispose of certain assets, (vii) merge or consolidate with or into, or sell or otherwise transfer all or substantially all their properties and assets as an entirety to another person, or (viii) create additional liens.

  In conjunction with the acquisition of BAN, the Company entered into a credit agreement with a syndicate of banks, also on March 24, 1998 (the New Credit Agreement). This credit agreement was divided into a $30,000 revolving line of credit for working capital purposes, a $27,540 Term A loan, maturing on June 26, 2002, and a $34,825 Term B loan, maturing on June 14, 2003.

  The combined Term A and B loans are payable in remaining quarterly installments as follows:

   December 31, 1998 to September 30, 1999.............................. $1,488
   December 31, 1999 to March 31, 2001.................................. $1,738
   June 30, 2001........................................................ $  777
   September 30, 2001................................................... $1,000
   December 31, 2001 to March 31, 2003.................................. $3,250
   June 30, 2003........................................................ $2,861

                        Chattem, Inc. and Subsidiaries

  The Company may elect either the greater of (i) the prime rate or federal funds rate plus .5% or (ii) a floating rate or Eurodollar interest rate option applicable to the term and revolving line loans under the New Credit Agreement. The prime rate and Eurodollar interest rate options are based on a base rate plus a rate margin that fluctuates on the basis of the Company's leverage ratio.

  The New Credit Agreement is secured by substantially all of the Company's assets. The more restrictive financial covenants require the maintenance of minimum amounts of consolidated tangible net worth, fixed charge coverage, interest coverage and leverage ratios. The provisions of the New Credit Agreement also include restrictions on capital expenditures and the payment of dividends. The New Credit Agreement is guaranteed by one of the Company's subsidiaries, Signal Investment & Management Co.

  The revolving line of credit is available to the Company up to $30,000 or such lesser amount as is determined to be available under the terms of the New Credit Agreement, and is due and payable on June 26, 2002. The availability of credit under the revolver is determined based on the Company's accounts receivable and inventories.

  In 1994, the Company issued $75,000 of 12.75% Senior Subordinated Notes due 2004 (the 12.75% Notes) with five year warrants to purchase 417,182 shares of common stock (the Warrants). The 12.75% Notes consisted of 75,000 units, each consisting of $1,000 principal amount of the 12.75% Notes and a warrant to purchase shares of the Company's common stock (Note 9). The price of the 12.75% Notes was $73,967, or 98.6% of the original principal amount of the 12.75% Notes, resulting in a discount of $1,033. The value assigned to the Warrants was $955 (Note 9), resulting in a total original issue discount of $1,988. The proceeds of the 12.75% Notes were used to repay amounts outstanding under a prior credit agreement.

  The 12.75% Notes mature on June 15, 2004, and interest is payable semi-annually on June 15 and December 15 of each year. The 12.75% Notes are senior subordinated obligations of the Company and are subordinated in right of payment to all existing and future senior debt of the Company. The 12.75% Notes, which were registered under the Securities Act of 1933, are not callable until June 15, 2001, after which they may be redeemed at the option of the Company. Upon the occurrence of certain events constituting a change of control, the holders of the 12.75% Notes may require the Company to repurchase the 12.75% Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. The 12.75% Notes are guaranteed by Signal Investment & Management Co., a wholly-owned subsidiary of the Company.

  The 12.75% Notes are issued under an indenture with an indenture trustee. The indenture places on the Company restrictions similar to those required under the terms of the indenture associated with the 8.875% Notes.

  During 1998, 1997 and 1996, the Company prepaid previously outstanding long-term debt, with funds received from refinancings, the sale of CORNSILK (Note
12) and the redemption of the Elcat Preferred Shares. During 1998, the Company also repurchased $17,349 of the 12.75% Notes. In connection with the repurchase of those borrowings, the Company incurred extraordinary losses, net of income taxes, in 1998, 1997 and 1996 of $2,859, $1,370 and $532, respectively, or $.29, $.15 and $.07 per share, respectively. These losses related to the write-off of debt issuance and other deferred costs. The 1997 amount includes costs associated with the termination of two interest rate swap agreements.

                        Chattem, Inc. and Subsidiaries

  Future maturities of long-term debt are as follows:

      1999..........................................................   $ 17,444
      2000..........................................................      6,950
      2001..........................................................      5,252
      2002..........................................................     15,000
      2003..........................................................      9,361
      Thereafter....................................................    238,157
                                                                       --------
                                                                        292,165
      Less: unamortized discount....................................       (808)
                                                                       --------
                                                                       $291,357
                                                                       ========

  The 2002 maturities include the amount outstanding under the revolving line of credit which was $2,000 as of November 30, 1998.

  Cash interest payments during 1996, 1997 and 1998 were $12,710, $15,259 and $23,669, respectively.

(6) DERIVATIVE FINANCIAL INSTRUMENTS

  On July 21, 1997, the Company entered into two interest rate swap agreements with NationsBank, N.A. in notional amounts of $40,000 and $5,000. The Company entered into these agreements as hedges on its variable rate debt and not for trading purposes. The term of the $40,000 swap is for a five year period ending July 22, 2002. The Company will receive interest payments on the notional amount at a rate equal to the one month London Interbank Offered Rate (LIBOR) (5.62% as of November 30, 1998) and will pay interest on the same notional amount at a fixed interest rate of 6.38%. The term of the $5,000 swap is for a five year period ending July 22, 2002. The agreement may be terminated by NationsBank, N.A. at each quarterly date. The Company will receive interest payments on the notional amount at a rate equal to the three month LIBOR (5.28% as of November 30, 1998) and will pay interest on the same notional amount at a fixed interest rate of 5.62%.

  The Company is exposed to credit losses in the event of nonperformance by the counterparty to its interest rate swap agreements but has no off-balance sheet credit risk of accounting loss. The Company anticipates, however, that the counterparty will be able to fully satisfy its obligations under the agreements.

  At November 30, 1996, the Company had two interest rate swap agreements outstanding with financial institutions, each in a notional amount of $15,000. Both of these interest rate swaps were terminated in 1997 in connection with the refinancing of long-term debt (Note 5). The resulting extraordinary loss, net of tax, is included in the 1997 consolidated statement of income as part of the extraordinary loss on the early extinguishment of debt.

(7) FAIR VALUE OF FINANCIAL INSTRUMENTS

  SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," and SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" require the disclosure of the fair value of all financial instruments. Unless otherwise indicated elsewhere in the notes to the consolidated financial statements, the carrying value of the Company's financial instruments approximates fair value.

  At November 30, 1998, the estimated fair values of the revolving line of credit and the term loans payable to banks approximate the carrying amounts of such debt because the interest rates change with market interest rates.

                        Chattem, Inc. and Subsidiaries

  The estimated fair values of the 12.75% and 8.875% notes at November 30, 1998 exceeded their carrying values by approximately $6,400 and $6,082, respectively. The fair value was estimated based on quoted market prices for the same or similar issues.

  The fair values of the interest rate swap agreements are the estimated amounts that the Company would receive or pay to terminate the agreements at the reporting date, taking into account current interest rates and the current credit worthiness of the counterparties. At November 30, 1998, the Company estimates it would have paid $1,888 to terminate the agreements.

(8) INCOME TAXES
  The provision for income taxes from income before extraordinary loss includes the following components for the years ending November 30, 1996, 1997 and 1998:

                                                           1996    1997   1998
                                                          ------  ------ -------
   Current:
   Federal..............................................  $ (203) $2,639 $ 8,034
   State................................................     222     234     459
   Deferred.............................................   1,797   1,120   2,351
                                                          ------  ------ -------
                                                          $1,816  $3,993 $10,844
                                                          ======  ====== =======

  Deferred income tax assets and liabilities for 1997 and 1998 reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting and income tax reporting purposes. Temporary differences and carryforwards which give rise to deferred tax assets and liabilities at November 30, 1997 and 1998 are as follows:

                                                               1997     1998
                                                              -------  -------
   Deferred tax assets:
    Allowances and accruals.................................  $ 2,005  $ 2,303
    Accrued promotional expenses............................      720    1,316
    Accrued postretirement health care
     benefits...............................................      559      558
    Repriced stock option expense...........................      251       --
    Other...................................................      310      643
                                                              -------  -------
     Gross deferred tax assets..............................    3,845    4,820
                                                              -------  -------
   Deferred tax liabilities:
    Depreciation and amortization...........................    4,486    7,829
    Prepaid advertising.....................................      318      252
    Inventory...............................................      190      196
    Other...................................................      277      320
                                                              -------  -------
     Gross deferred tax liabilities.........................    5,271    8,597
                                                              -------  -------
     Net deferred liability.................................  $(1,426) $(3,777)
                                                              =======  =======

                        Chattem, Inc. and Subsidiaries

  The difference between the provision for income taxes and the amount computed by multiplying income before income taxes and extraordinary loss by the U.S. statutory rate for the years ended November 30, 1996, 1997 and 1998 is summarized as follows:

                                                       1996    1997    1998
                                                      ------  ------  -------
   Expected tax provision............................ $1,911  $3,837  $10,140
   Dividend exclusion benefit........................   (140)   (178)     (85)
   State income taxes, net of federal Income tax
    benefit..........................................    147     154      298
   Other, net........................................   (102)    180      491
                                                      ------  ------  -------
                                                      $1,816  $3,993  $10,844
                                                      ======  ======  =======

  Income taxes paid in 1996, 1997 and 1998 were $2,459, $2,162 and $1,980, respectively. The Company received income tax refunds of $215, $2,719 and $350 during 1996, 1997 and 1998, respectively.

(9) SHAREHOLDERS' EQUITY

STOCK OPTIONS

  The Company adopted SFAS No. 123, "Accounting For Stock-Based Compensation," during 1997, and elected to continue to account for compensation expense under its stock option plans under APB No. 25. Accordingly, no compensation cost has been recognized for stock option grants having exercise prices equal to or greater than the market value of the common stock at the date of grant. Compensation expense for stock option grants with exercise prices below the market price at the date of grant is recognized ratably over the vesting period. Compensation expense recorded for stock option grants was $350 in 1998.

  The Company's 1993 Non-Statutory Stock Option Plan (1993 Plan) provides for issuance of up to 350,000 shares of common stock to key employees. In addition, the Company's 1994 Non-Statutory Stock Option Plan and the 1994 Non-Statutory Stock Option Plan for Non-Employee Directors (1994 Plans) provide for the issuance of up to 350,000 and 80,000 shares, respectively, of common stock. The Company's 1998 Non-Statutory Stock Option Plan (1998 Plan) provides for issuance of up to 700,000 shares of common stock to key employees. Options vest ratably over four years and are exercisable for a period of up to ten years from the date of grant.

  For SFAS No. 123 purposes, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1997 and 1998: expected dividend yield of 0%, expected volatility of 49% and 51%, risk-free interest rates of 6.48% and 5.42%, and expected lives of 6 years.

  Had compensation expense for 1997 and 1998 stock option grants been determined based on the fair value at the grant dates consistent with the method prescribed by SFAS No. 123, the Company's net income and net income per share would have been adjusted to the pro forma amounts for the years ended November 30, 1997 and 1998 as indicated below:

                                                                  1997   1998
                                                                 ------ -------
   Net income:
    As reported................................................. $5,885 $15,269
    Pro forma................................................... $5,683 $14,599
   Net income per share, basic:
    As reported................................................. $ 0.67 $  1.63
    Pro forma................................................... $ 0.65 $  1.56
   Net income per share, diluted:
    As reported................................................. $ 0.65 $  1.57
    Pro forma................................................... $ 0.62 $  1.50

                        Chattem, Inc. and Subsidiaries

  The pro forma effect on net income in this disclosure is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1996.

  A summary of the activity of stock options during 1996, 1997, and 1998 is presented below (shares in thousands):

                                     1996            1997            1998
                                --------------- --------------- ---------------
                                       Weighted        Weighted        Weighted
                                Shares Average  Shares Average  Shres  Average
                                Under  Exercise Under  Exercise Under  Execise
                                Option  Price   Option  Price   Option  Price
                                ------ -------- ------ -------- ------ --------
Outstanding at beginning of
 year.........................    646   $7.60     613   $6.39     584   $ 6.75
 Granted......................    318    5.07      91    9.01     470    13.89
 Exercised....................    (44)   6.93    (120)   6.65    (292)    6.70
 Canceled.....................   (307)   7.48      --      --      --       --
                                 ----   -----    ----   -----    ----   ------
Outstanding at end of year....    613   $6.39     584   $6.75     762   $11.17
                                 ====   =====    ====   =====    ====   ======
Options exercisable at year-
 end..........................    221   $7.73     262   $7.43      96   $ 7.48
                                 ====   =====    ====   =====    ====   ======
Weighted average fair value of
 options......................          $2.62           $5.24           $ 7.69
                                        =====           =====           ======

  A summary of the exercise prices for options outstanding under the Company's stock-based compensation plans at November 30, 1998, is presented below (shares in thousands):

                                                                    Weighted
                                                                     Average
                              Weighted   Weighted                   Exercise
                     Shares   Average     Average                   Price of
      Exercise       Under    Exercise   Remaining     Shares        Shares
     Price Range     Option    Price       Life      Exercisable   Exercisable
   ---------------   ------   --------   ---------   -----------   -----------
   $ 4.63 - $ 5.25    145      $ 4.87      7.15           24         $ 4.86
   $ 7.50 - $ 9.50    143        8.37      6.67           71           8.19
   $13.50 - $18.00    469       13.78      9.16            1          18.00

   $25.63 - $26.31      5       25.90      9.55          --             N/A
                      ---      ------      ----          ---         ------

        Total         762      $11.17      8.31           96         $ 7.48
                      ===      ======      ====          ===         ======

PREFERRED SHARES

  The Company is authorized to issue up to 1,000,000 preferred shares in series and with rights established by the board of directors. At November 30, 1998 and 1997, no shares of any series of preferred stock were issued and outstanding.

EMPLOYEE STOCK OWNERSHIP PLAN

  Effective June 1, 1989, the Company established an Employee Stock Ownership Plan providing for the issuance of up to 360,000 shares of the Company's common stock. At November 30, 1998, no contributions had been made to the plan.

                        Chattem, Inc. and Subsidiaries

COMMON STOCK WARRANTS

  As described in Note 5, the Company issued the Warrants at an assigned value of $955. The Warrants are exercisable for five years. In the aggregate, 75,000 warrants were issued which, when exercised, would entitle the holders thereof to acquire an aggregate of 417,182 shares of the Company's common stock. The number of shares of common stock and the price per share at which a warrant is exercisable are subject to adjustment upon the occurrence of certain events. A warrant does not entitle the holder to receive any cash dividends paid on common stock or to exercise any other rights as a shareholder of the Company.

  During 1998, 35,568 warrants were exercised to acquire 208,337 shares. During 1997, 12,030 warrants were exercised to acquire 70,464 shares. At November 30, 1998, 23,626 warrants were outstanding which, when exercised, would entitle the holders thereof to acquire an aggregate of 138,386 shares of the Company's common stock.

(10) CONTINGENCIES

GENERAL LITIGATION

  Claims, suits and complaints arise in the ordinary course of the Company's business involving such matters as patents and trademarks, product liability, environmental matters and other alleged injuries or damage.

  In February 1999, a complaint was filed by Genderm Corporation ("Genderm") in the U.S. District Court alleging, among other things, that the formulations of CAPZASIN-P, CAPZASIN-HP and ICY HOT Arthritis Therapy Gel infringe upon a patent licensed to Genderm. The complaint requests injunctive relief, compensatory and treble damages, costs and attorneys' fees. A hearing on the injunctive relief is currently scheduled for April 1999.

  The outcome of such litigation cannot be predicted, but, in the opinion of management, based in part upon the opinion of counsel, all such pending matters (with the exception of the Genderm litigation as to which litigation management is not yet in a position to form an opinion), are without merit or are of such kind or involve such amounts as would not have a material adverse effect on the consolidated operating results or financial position of the Company if disposed of unfavorably.

REGULATORY

  The manufacturing, processing, formulation, packaging, labeling and advertising of the Company's products are subject to regulation by federal agencies, including the United States Food and Drug Administration (FDA). As part of its regulatory authority, the FDA may periodically conduct audits of the physical facilities, machinery, processes and procedures which the Company uses to manufacture products. In December 1998, the FDA conducted an audit of the Company's manufacturing facility in Chattanooga, Tennessee. The FDA issued a report citing certain processes and procedures it requires the Company to change or improve. The Company has responded to the FDA's report and is in the process of complying with its requirements.

YEAR 2000 (unaudited)

  The Company is currently in the process of replacing most of its current information technology (IT) systems which are approximately 20 years old; consequently, the new IT system will be year 2000 compliant. As a result, the year 2000 compliance requirements are considered only a portion of the Company's systems replacement effort. This replacement is expected to be completed by December 1, 1999 at a total cost of $1,500 to $2,000. Such costs are being capitalized as incurred.

                        Chattem, Inc. and Subsidiaries

  The Company is also reviewing the possible impact of the year 2000 problem on its customers and suppliers and has requested and received from a majority of its principal customers and suppliers written statements regarding their knowledge of and plans for meeting the year 2000 compliance requirements.

  The Company's business could be adversely affected should the Company or other entities with whom the Company does business be unsuccessful in completing critical modifications in a timely manner.

(11) SUPPLEMENTAL FINANCIAL INFORMATION

  Inventories consisted of the following at November 30, 1997 and 1998:

                                                                1997     1998
                                                               -------  -------
   Raw materials and work in process.......................... $ 9,107  $ 7,903
   Finished goods.............................................   7,850   14,113
   Excess of current cost over LIFO value.....................  (2,464)  (2,410)
                                                               -------  -------
    Total inventories......................................... $14,493  $19,606
                                                               =======  =======

  International inventories included above, valued on a lower of FIFO cost or market at November 30, 1997 and 1998, were $2,546 and $3,004, respectively.

  Property, plant and equipment consisted of the following at November 30, 1997 and 1998:

                                                                1997     1998
                                                               -------  -------
   Land....................................................... $   138  $   140
   Buildings and improvements.................................   3,150    3,434
   Machinery and equipment....................................  23,416   29,678
   Construction in progress...................................   2,221    2,900
   Less -- accumulated depreciation........................... (17,937) (18,006)
                                                               -------  -------
    Property, plant and equipment, net........................ $10,988  $18,146
                                                               =======  =======

  Accrued liabilities consisted of the following at November 30, 1997 and 1998:

   Accrued interest expense.................................... $ 4,119 $ 5,969
   Salaries, wages and commissions.............................   1,696   2,850
   Promotion expense...........................................   2,840   8,896
   Product acquisitions........................................   1,489   3,290
   Accrued pension benefits....................................     435     700
   Accrued royalties...........................................   1,670   2,889
   Other.......................................................   1,347   5,615
                                                                ------- -------
    Total accrued liabilities.................................. $13,596 $30,209
                                                                ======= =======

(12) ACQUISITION AND SALE OF BRANDS

  On March 24, 1998, the Company acquired the BAN line of antiperspirant and deodorant products from Bristol-Myers Squibb Company for a purchase price of approximately $165,000, plus assumed liabilities. The Company acquired the BAN trademarks, formulae, certain patents pertaining to antiperspirant/deodorant technology, technical information, inventory, manufacturing equipment and packaging related assets used in the manufacture of BAN, but not the right to sell BAN in Japan.

                        Chattem, Inc. and Subsidiaries

  The following unaudited consolidated pro forma information assumes the acquisition of BAN and related long-term borrowings had occurred on December 1, 1997 and 1998, respectively:

         Pro Forma Consolidated Results of Operations (Unaudited) (1)

                                                                1997     1998
                                                              -------- --------
   Net sales................................................. $239,387 $239,508
   Income before extraordinary loss (2)......................   15,029   15,780
   Net income................................................   13,659   12,921
   Earnings per share (basic):
    Income before extraordinary loss.........................     1.71     1.68
    Net income...............................................     1.55     1.38
   Earnings per share (diluted):
    Income before extraordinary loss.........................     1.65     1.62
    Net income...............................................     1.50     1.33

--------
(1) The pro forma consolidated results of operations include adjustments to give effect to amortization of intangible assets, interest expense on acquisition debt and certain other adjustments, together with related income tax effects. The pro forma information is not necessarily indicative of the combined results that would have occurred had the acquisition and borrowings occurred at the beginning of the periods presented, nor is it indicative of the results that may occur in the future.
(2) Includes gain on the sale of CORNSILK.

  On May 12, 1998, the Company sold the CORNSILK oil control makeup brand to Del Laboratories, Inc. for $10,750, plus inventories and the assumption of certain liabilities. The Company sold, at a gain of $9,548, CORNSILK trademarks, formulae, technical information, inventory and other related assets but will continue to operate the CORNSILK business in the United Kingdom pursuant to a license agreement. The Company used the net proceeds from the sale to reduce bank indebtedness.

  On June 26, 1997, the Company purchased certain assets of Sunsource International, Inc. and an affiliated company (SUNSOURCE) including the exclusive worldwide rights to five leading branded dietary supplement products. The purchase price for the trademarks, inventory and receivables was approximately $32,000, net of certain assumed liabilities. Financing of the SUNSOURCE acquisition was provided by an expansion of the Company's senior bank credit agreement (Note 5) and the issuance of 300,000 shares of Chattem, Inc. common stock to SUNSOURCE. Additional payments may be earned by SUNSOURCE over a six year period from the date of closing if sales exceed certain levels as defined in the purchase agreement. In 1998, the Company paid the former owners of SUNSOURCE $2,500 and forgave $5,625 of amounts due the Company, in exchange for a 50% reduction in any future additional payments under the purchase agreement. Under the amended agreement, future additional payments may not exceed $7,875 in the aggregate.

  On April 29, 1996, the Company purchased the worldwide rights for the GOLD BOND line of medicated powders and anti-itch cream for approximately $40,000. The assets acquired consisted of the trademarks ($38,000) and inventory. Additionally, the Company assumed certain liabilities of approximately $500. The Company financed the GOLD BOND acquisition with bank borrowings (Note 5) and issuance of common stock (Note 9).

  On June 6, 1996, the Company purchased the rights for the HERPECIN-L line of medicated lip balm for $5,607 plus a royalty payment equal to the greater of $214 or 5% of net sales. The royalty payment is payable annually for each of the seven twelve-month periods beginning July 1, 1996 and ending June 30, 2003. The assets acquired consisted primarily of the trademark ($5,159), receivables and inventory. Additionally, the Company assumed certain liabilities of approximately $500. The purchase was financed by the Company with additional bank borrowings of $5,000 with the remaining $607 being funded by the Company (Note 5).

                        Chattem, Inc. and Subsidiaries

(13) ACCRUED POSTRETIREMENT HEALTH CARE BENEFITS

  The Company maintains certain postretirement health care benefits for eligible employees. Employees become eligible for these benefits if they meet certain age and service requirements. The Company pays a portion of the cost of medical benefits for certain retired employees over the age of 65. Effective January 1, 1993, the Company's contribution is a service-based percentage of the full premium. The Company pays these benefits as claims are incurred.

  Net periodic postretirement health care benefits cost for the years ended November 30, 1996, 1997 and 1998, included the following components:

                                                                 1996 1997 1998
                                                                 ---- ---- ----
      Service cost (benefits earned during the period).......... $ 36 $ 29 $ 19
      Interest cost on accumulated postretirement
       benefits obligation......................................  101  115   82
      Amortization of net loss (gain)...........................   --    2  (18)
                                                                 ---- ---- ----
      Net periodic postretirement benefits cost................. $137 $146 $ 83
                                                                 ==== ==== ====

  The following table sets forth the funded status of the plan, reconciled to the accrued postretirement health care benefits recognized in the Company's balance sheets at November 30, 1997 and 1998:

                                                                  1997    1998
                                                             --- ------  ------
      Accumulated postretirement benefits obligation:
       Retirees............................................      $  715  $  722
       Fully eligible active plan participants.............         502     246
       Other active participants...........................         377     252
      Unrecognized net gain (loss).........................        (160)    210
                                                             --- ------  ------
      Accrued postretirement health care benefits..........      $1,434  $1,430
                                                             === ======  ======

  For measurement purposes, a 6.0% annual rate of increase in the per capita cost of covered health care benefits was assumed in 1997 and 1998. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% at November 30, 1997 and 1998. A 1% increase in the assumed health care cost trend rate would not affect the accumulated postretirement benefit obligation as of November 30, 1998 or the aggregate of the service and interest cost components of the net annual postretirement benefit cost for the year ended November 30, 1998.

                        Chattem, Inc. and Subsidiaries

(14) GEOGRAPHICAL SEGMENT INFORMATION

                                                    1996      1997      1998
                                                  --------  --------  --------
NET SALES:
  Domestic....................................... $104,444  $128,024  $199,811
  International..................................   14,459    15,211    20,253
                                                  --------  --------  --------
    Consolidated................................. $118,903  $143,235  $220,064
                                                  ========  ========  ========
OPERATING INCOME:
  Domestic....................................... $ 18,929  $ 27,393  $ 47,482
  International..................................    1,613     1,710     2,902
                                                  --------  --------  --------
    Total........................................   20,542    29,103    50,384
  Other unallocated expenses, net (1)............  (14,922)  (17,855)  (21,412)
                                                  --------  --------  --------
    Income before income taxes and extraordinary
     loss........................................ $  5,620  $ 11,248  $ 28,972
                                                  ========  ========  ========
IDENTIFIABLE ASSETS:
  Domestic....................................... $135,238  $164,175  $357,568
  International..................................   10,961     7,929     8,342
                                                  --------  --------  --------
    Total........................................  146,199   172,104   365,910
  Investment in Elcat, Inc. .....................    5,984     6,640     3,102
                                                  --------  --------  --------
    Consolidated................................. $152,183  $178,744  $369,012
                                                  ========  ========  ========

--------
(/1/) Principally interest expense and corporate overhead not allocated.

(15) SUBSEQUENT EVENT

  On December 21, 1998, the Company acquired the DEXATRIM, SPORTSCREME, ASPERCREME, CAPZASIN-P, CAPZASIN-HP and ARTHRITIS HOT brands from Thompson Medical Company, Inc. (Thompson) for $95,000. The purchase price consisted of $90,000 cash and 125,500 shares of the Company's common stock. The cash portion of the purchase price was financed by a new senior credit facility. The new $165,000 senior credit facility consists of a $115,000 term loan and a $50,000 working capital revolving line of credit of which $21,500 was initially drawn. The proceeds of the new credit facility were used to fund the Thompson acquisition and related fees and expenses and refinance existing bank indebtedness.

  On December 21, 1998, the Company filed a shelf registration statement with the Securities and Exchange Commission for $250,000 of debt and equity securities.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Signal Investment & Management Co.:

  We have audited the accompanying balance sheets of Signal Investment & Management Co. (a Delaware corporation and wholly owned subsidiary of Chattem, Inc.) as of November 30, 1998 and 1997 and the related statements of income, shareholder's equity (deficit) and cash flows for each of the three years in the period ended November 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Signal Investment & Management Co. as of November 30, 1998 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1998 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Chattanooga, Tennessee
January 22, 1999

                       SIGNAL INVESTMENT & MANAGEMENT CO.

                                 BALANCE SHEETS
                       (In thousands, except share data)

                     ASSETS
                                                    November 30,     February 28,
                                                  ------------------ ------------
                                                    1997      1998       1999
                                                  --------  -------- ------------
                                                                     (Unaudited)
 Current assets:
  Cash and cash equivalents.....................  $     55  $     11   $     16
  Available-for-sale security--at market value
   .............................................        --       415         --
  Royalties receivable from Chattem, Inc........     1,588     2,669      2,952
                                                  --------  --------   --------
   Total current assets.........................     1,643     3,095      2,968

 Trademarks and other purchased product rights,
  net...........................................   101,426   267,817    356,867
                                                  --------  --------   --------
    TOTAL ASSETS................................  $103,069  $270,912   $359,835
                                                  ========  ========   ========

 LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)

 Liabilities:
  Payable to Chattem, Inc.......................  $102,573  $262,330   $351,792
  Deferred income taxes ........................     2,628     5,741      5,741
                                                  --------  --------   --------
   Total liabilities ...........................   105,201   268,071    357,533
                                                  --------  --------   --------
 Shareholder's equity (deficit):
  Common shares, without par value, 500 shares
   authorized,
   250 shares issued and outstanding ...........         2         2          2
  Retained earnings (deficit)...................    (2,134)    2,819      2,300
  Unrealized gain on investment.................        --        20        --
                                                  --------  --------   --------
   Total shareholder's equity (deficit).........    (2,132)    2,841      2,302
                                                  --------  --------   --------
    TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY
     (DEFICIT)..................................  $103,069  $270,912   $359,835
                                                  ========  ========   ========

   The accompanying notes are an integral part of these financial statements.

                       SIGNAL INVESTMENT & MANAGEMENT CO.

                              STATEMENTS OF INCOME
                (In thousands, except share and per share data)

                                                                   For the Three
                                             Year Ended November   Months Ended
                                                     30,           February 28,
                                            ---------------------- -------------
                                             1996    1997   1998    1998   1999
                                            ------- ------ ------- ------ ------
                                                                    (Unaudited)
REVENUES AND GAINS:
 Royalties from Chattem, Inc.               $ 5,044 $6,181 $ 9,891 $1,559 $2,961
 Investment income:
   Interest ..............................       33     31       3     --      1
   Interest from Chattem, Inc. note
    receivable ...........................      136     --      --     --     --
 Gain on sale of investment...............      323     --      --     --     --
 Gain on sale of trademarks and other
  product rights..........................      875     --   9,548     --     --
                                            ------- ------ ------- ------ ------
    Total revenues and gains..............    6,411  6,212  19,442  1,559  2,962
                                            ------- ------ ------- ------ ------
EXPENSES:
 Amortization of trademarks and other
  purchased product rights................    1,779  2,627   5,859    770  2,225
 Other....................................       18     27      18      2      8
                                            ------- ------ ------- ------ ------
    Total expenses .......................    1,797  2,654   5,877    772  2,233
                                            ------- ------ ------- ------ ------
INCOME BEFORE PROVISION FOR INCOME TAXES..    4,614  3,558  13,565    787    729

PROVISION FOR INCOME TAXES................    1,575  1,205   4,612    280    248
                                            ------- ------ ------- ------ ------

NET INCOME ...............................  $ 3,039 $2,353 $ 8,953    507    481
                                            ======= ====== ======= ====== ======

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
 OUTSTANDING..............................      250    250     250    250    250
                                            ======= ====== ======= ====== ======

NET INCOME PER COMMON SHARE...............  $12,156 $9,412 $35,812 $2,028 $1,924
                                            ======= ====== ======= ====== ======

   The accompanying notes are an integral part of these financial statements.

                       SIGNAL INVESTMENT & MANAGEMENT CO.

                  STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIT)
                     (In thousands, except per share data)

                                                  Retained  Unrealized
                                           Common Earnings   Gain on
                                           Shares (Deficit) Investment  Total
                                           ------ --------- ---------- -------
BALANCE, November 30, 1996                  $ 2    $ 1,013     $--     $ 1,015
 Net income ..............................  --       2,353      --       2,353
 Dividends................................  --      (5,500)     --      (5,500)
                                            ---    -------     ----    -------

BALANCE, November 30, 1997                    2     (2,134)     --      (2,132)
 Net income...............................  --       8,953      --       8,953
 Dividends................................  --      (4,000)     --      (4,000)
 Unrealized gain on investment ...........  --         --        20         20
                                            ---    -------     ----    -------

BALANCE, November 30, 1998                    2      2,819       20      2,841
 Net income...............................  --         481      --         481
 Dividends................................  --      (1,000)     --      (1,000)
 Sale of investment.......................  --         --       (20)       (20)
                                            ---    -------     ----    -------

BALANCE, February 28, 1999 (unaudited)      $ 2    $ 2,300     $--     $ 2,302
                                            ===    =======     ====    =======


   The accompanying notes are an integral part of these financial statements.

                       SIGNAL INVESTMENT & MANAGEMENT CO.

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                              For the Three
                                                              Months Ended
                                 Year Ended November 30,      February 28,
                                 --------------------------  ----------------
                                  1996     1997      1998     1998     1999
                                 -------  -------  --------  -------  -------
                                                               (Unaudited)
OPERATING ACTIVITIES:
 Net income                      $ 3,039  $ 2,353  $  8,953      507      481
 Adjustments to reconcile net
  income to net cash
  Provided by operating
  activities:
  Amortization..................   1,779    2,627     5,859      770    2,225
  Income tax provision .........   1,575    1,205     4,612      280      248
  (Gain)/Loss on sale of
   investment...................    (323)      --        --       --        8
  Gain on sale of trademarks and
   other product rights.........    (875)      --    (9,548)      --       --
  Other.........................      35       10        --       --       --
  Changes in operating assets
   and liabilities:
   Increase in royalties
    receivable from Chattem,
    Inc.........................    (266)    (301)   (1,081)      --     (283)
   Decrease in interest
    receivable from Chattem,
    Inc.........................     121       --        --       30       --
                                 -------  -------  --------  -------  -------
     Net cash provided by
      operating activities .....   5,085    5,894     8,795    1,587    2,679
                                 -------  -------  --------  -------  -------
INVESTING ACTIVITIES:
 Payment of note receivable from
  Chattem, Inc..................   2,500       --        --       --       --
 Proceeds from sale of
  investment....................     323       --        --       --      386
 Purchase of investment.........      --       --      (395)      --       --
                                 -------  -------  --------  -------  -------
     Net cash provided by (used
      in) investing
      activities................   2,823       --      (395)      --      386
                                 -------  -------  --------  -------  -------

FINANCING ACTIVITIES:
 Receipts from (payments to)
  Chattem, Inc..................       5   (3,250)   (4,444)    (600)  (2,060)
 Dividends paid to Chattem,
  Inc...........................  (5,853)  (5,500)   (4,000)  (1,000)  (1,000)
                                 -------  -------  --------  -------  -------
     Net cash used in financing
      activities................  (5,848)  (8,750)   (8,444)  (1,600)  (3,060)
                                 -------  -------  --------  -------  -------

CASH AND CASH EQUIVALENTS:
 Increase (decrease) for the
  year..........................   2,060   (2,856)      (44)     (13)       5
 At beginning of year...........     851    2,911        55       55       11
                                 -------  -------  --------  -------  -------
 At end of year................. $ 2,911  $    55  $     11  $    42  $    16
                                 =======  =======  ========  =======  =======


SUPPLEMENTAL SCHEDULE OF NON-
 CASH TRANSACTIONS :
Increase (decrease) in payable
 to Chattem, Inc. in connection
 with--
  Gain on sale of trademarks and
   other product rights......... $  (875) $    --  $ (9,548) $    --  $    --
  Purchase of trademarks and
   other product rights.........  45,810   29,967   172,250       --   91,275
  Provision for income taxes....     893      133     1,499      280       24
  Payment of certain items on
   behalf of the Company........      35       10        --       --       --

DIVIDENDS PER SHARE ............ $    23  $    22  $     16  $     4  $     4

   The accompanying notes are an integral part of these financial statements.

                      SIGNAL INVESTMENT & MANAGEMENT CO.

                         NOTES TO FINANCIAL STATEMENTS
                    (All monetary amounts are expressed in
                thousands of dollars unless contrarily evident)

(1) GENERAL

  Signal Investment & Management Co. ("Signal" or the "Company") is a wholly-owned subsidiary of Chattem, Inc. ("Chattem") and is included in Chattem's consolidated financial statements and tax returns. Signal was formed for the sole purpose of holding certain of Chattem's trademarks and other purchased product rights and certain investments. The Company owns or licenses substantially all of the trademarks and intangibles associated with Chattem's domestic consumer products business and licenses Chattem's use thereof. Signal has no other active operations.

  Signal is a guarantor of Chattem's $75,000 of 12.75% Series B Senior Subordinated Notes due 2004 and $200,000 of 8.875% Series B Senior Subordinated Notes due 2008, which guarantees and notes were registered under the Securities Act of 1933. During 1995 and 1998 Chattem repurchased approximately $25,000 of the 12.75% Notes.

  Signal is also guarantor of Chattem's current bank credit facility which consists of term loans and a working capital revolving loan maturing at various dates from December 31, 1998 to June 14, 2004. The outstanding balances as of November 30, 1998 were $40,514 for the term loans and $2,000 for the working capital revolving loan.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Trademarks and Other Purchased Product Rights

  The costs of acquired trademarks and other purchased product rights are capitalized and amortized over periods ranging from 20 to 40 years. Total accumulated amortization of these assets at November 30, 1997 and 1998 was $7,687 and $13,545, respectively. Amortization expense for 1996, 1997 and 1998 was $1,779, $2,627 and $5,859, respectively.

Investments

  In fiscal 1998, the Company purchased $395 of available-for-sale equity securities, which were sold in December 1998.

  In March 1996, the Company sold for $323 an investment which had been written down to a carrying value of zero in 1993 due to uncertainty concerning future realization.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

  The Company considers all short-term deposits and investments with original maturities of three months or less to be cash equivalents.

(3) INCOME TAXES

  The provision for income taxes includes the following components for the years ended November 30:

                                                             1996   1997   1998
                                                            ------ ------ ------
      Current.............................................. $  893 $  133 $1,499
      Deferred.............................................    682  1,072  3,113
                                                            ------ ------ ------
                                                            $1,575 $1,205 $4,612
                                                            ====== ====== ======

  The temporary difference which gives rise to the deferred tax liability at November 30, 1996, 1997 and 1998, respectively, consists primarily of the differences between carrying values of trademarks and other purchased product rights for income tax and financial statement reporting purposes.

  The difference between the provision for income taxes and the amount computed by multiplying income before income taxes by the U.S. statutory rate is summarized as follows for the years ended November 30:

                                                          1996    1997    1998
                                                         ------  ------  ------
      Expected tax provision............................ $1,584  $1,210  $4,612
      Nontaxable interest income........................     (9)     (5)    --
                                                         ------  ------  ------
                                                         $1,575  $1,205  $4,612
                                                         ======  ======  ======

(4) ACQUISITION AND SALE OF TRADEMARKS

  On March 24, 1998, Chattem and the Company acquired the BAN line of antiperspirant and deodorant products from Bristol-Myers Squibb Company for a purchase price of approximately $165,000, plus assumed liabilities. The Company acquired the BAN trademarks, formulae, certain patents pertaining to antiperspirant/deodorant technology and technical information. Chattem purchased the inventory, manufacturing equipment and packaging related assets used in the manufacture of BAN, but not the right to sell BAN in Japan.

  On May 12, 1998, Chattem and the Company sold the CORNSILK oil control makeup brand for $10,750, plus inventories and the assumption of certain liabilities. The Company sold the CORNSILK trademarks, formulae and technical information for which a gain of $9,548 was recognized. Chattem sold the inventory and other related assets but will continue to operate the CORNSILK business in the United Kingdom pursuant to a license agreement. Chattem used the net proceeds from the sale to reduce bank indebtedness.

  On June 26, 1997 the Company purchased the rights for the SUNSOURCE line of dietary supplements and homeopathic medicines, and subsequently licensed the use of the trademark to Chattem. The purchase price of the trademark was $26,650 which was financed with borrowings from Chattem. Additional payments may be earned by SUNSOURCE over a six year period from the date of closing if sales exceed certain levels as defined in the purchase agreement. In 1998 Chattem paid the former owners of SUNSOURCE $2,500 and forgave $5,625 of amounts due Chattem, in exchange for a 50% reduction in any future additional payments under the purchase agreement. This total of $8,125 was added to the cost of the SUNSOURCE trademark and will be amortized over its remaining life. Under the amended agreement, future additional payments may not exceed $7,875 in the aggregate.

(5) RELATED PARTY TRANSACTIONS

  In exchange for the licensed use of the Company's trademarks, the Company receives royalties from Chattem of 5% of net sales of certain defined domestic consumer products.

  Payable to Chattem represents net advances received from Chattem used to fund the acquisitions of trademarks as discussed in Note 4. Such advances are noninterest bearing and are not expected to be paid prior to November 30, 1999.

  Certain general and administrative expenses of the Company are occasionally paid by Chattem on behalf of the Company. Such amounts are not significant.

  A summary analysis of the activity between the Company and Chattem for the two years ended November 30, 1998 is as follows:

   Balance-- November 30, 1996......................................   $ 75,713
             Repayments.............................................     (3,250)
             Income tax provision...................................        133
             Expenses paid by Chattem...............................         10
             Purchase of trademarks and other product rights........     29,967
                                                                       --------
   Balance-- November 30, 1997......................................    102,573
             Repayments.............................................     (4,444)
             Income tax provision...................................      1,499
             Purchase of trademarks and other product rights........    172,250
             Gain or sale of trademarks and other product rights....     (9,548)
                                                                       --------
   Balance-- November 30, 1998......................................   $262,330
                                                                       ========

  The weighted average balance due Chattem during the year ended November 30, 1998 was $197,055.

(6) YEAR 2000

  The Company is a wholly-owned subsidiary of Chattem which provides the Company with the use of all of its information technology (IT) systems. Chattem is currently in the process of replacing most of its current information technology systems which are approximately 20 years old; consequently, the new IT system will be year 2000 compliant. As a result, the year 2000 compliance requirements are considered only a portion of the Chattem's systems replacement effort. This replacement is expected to be completed on or before December 1, 1999 at a total cost of $1,500 to $2,000. Such costs are being capitalized as incurred.

  Chattem is also reviewing the possible impact of the year 2000 problem on its customers and suppliers and has requested and received from a majority of its principal customers and suppliers written statements regarding their knowledge of and plans for meeting the year 2000 compliance requirements.

  Chattem's business could be adversely affected should Chattem or other entities with whom Chattem does business be unsuccessful in completing critical modifications in a timely manner.

(7) SUBSEQUENT EVENT

  On December 21, 1998 the Company and Chattem acquired the DEXATRIM, SPORTSCREME, ASPERCREME, CAPZASIN-P, CAPZASIN-HP and ARTHRITIS HOT brands from Thompson Medical Company, Inc. ("Thompson") for $95,000. The purchase price consisted of $90,000 cash and 125,500 shares of Chattem's common stock. The cash portion of the purchase price was financed with a new senior credit facility. The Company is the guarantor of the new $165,000 credit facility, which consists of a $115,000 term loan and a $50,000 working capital revolving loan of which $21,500 was initially outstanding. The proceeds of the new credit facility were used to fund the Thompson acquisition and related fees and expenses and refinance existing bank indebtedness for which the Company was guarantor.

March 3, 1998

To the Board of Directors and Stockholders of Bristol-Myers Squibb Company:

  We have audited the accompanying statement of United States (U.S.) assets and liabilities as of December 31, 1997 and 1996, and the statement of U.S. net sales and product contribution for the years ended December 31, 1997, 1996 and 1995, of the Ban deodorant and antiperspirant product lines (the Product) of Bristol-Myers Products (the Business), a division of Bristol-Myers Squibb Company. These financial statements are the responsibility of the Business's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of U.S. assets and liabilities and the statement of U.S. net sales and product contribution are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in these statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of these statements. We believe that our audits provide a reasonable basis for our opinion.

  The accompanying financial statements reflect the U.S. assets and liabilities and the U.S. net sales and product contribution attributable to the Product as described in Note 2 and are not intended to be a complete presentation of the Product's assets, liabilities, revenues or expenses.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the U.S. assets and liabilities of the Product as described in Note 2 as of December 31, 1997 and 1996 and the U.S. net sales and product contribution of the Product as described in Note 2 for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.

PriceWaterhouse LLP

                                    U.S. BAN

                    STATEMENT OF U.S. ASSETS AND LIABILITIES

                                 (in thousands)

                                            December 31, 1997 December 31, 1996
                                            ----------------- -----------------
Assets
Inventories, net:
Raw materials..............................      $ 1,089          $  1,233
Packaging..................................          860             1,161
Work in process............................           19               342
Finished goods.............................        6,284             7,497
                                                 -------          --------
    Total inventories, net.................        8,252            10,233
                                                 -------          --------
Property, plant and equipment, net:
  Machinery and equipment..................       21,897            21,799
  Less: Accumulated depreciation...........       12,963            10,946
                                                 -------          --------
    Total property, plant and equipment,
     net...................................        8,934            10,853
                                                 -------          --------
    Total assets...........................      $17,186          $ 21,086
Liabilities
Accrued expenses
  Advertising..............................      $   --           $    722
  Consumer promotion.......................        1,003             1,127
  Trade promotion..........................        3,676             2,140
                                                 -------          --------
    Total accrued expenses.................      $ 4,679          $  3,989
                                                 -------          --------
    Assets less liabilities................      $12,507          $ 17,097
                                                 =======          ========


   The accompanying notes are an integral part of these financial statements.

                                    U.S. BAN

              STATEMENT OF U.S. NET SALES AND PRODUCT CONTRIBUTION

                                 (in thousands)

                                         For the Year For the Year For the Year
                                            Ended        Ended        Ended
                                         December 31, December 31, December 31,
                                             1997         1996         1995
                                         ------------ ------------ ------------
Net sales...............................   $96,152      $97,547      $97,705
Cost of goods sold......................    32,780       32,340       30,630
                                           -------      -------      -------
  Gross margin..........................    63,372       65,207       64,075
Distribution............................     6,594        7,131        6,169
Promotion...............................    25,018       21,952       18,908
Advertising and other marketing ........     7,019        9,251       10,691
                                           -------      -------      -------
  Product contribution..................   $24,741      $26,873      $28,307
                                           =======      =======      =======




   The accompanying notes are an integral part of these financial statements.

                                   U.S. BAN

         NOTES TO THE STATEMENT OF U.S. ASSETS AND LIABILITIES AND THE
             STATEMENT OF U.S. NET SALES AND PRODUCT CONTRIBUTION

                                (in thousands)

1. Description of Business

  The Business manufactures and markets topical deodorants and antiperspirants. The products are sold through distributors and directly to end users primarily in the retail markets in the United States (U.S.), Thailand, Canada, Latin America and certain other Asian countries.

2. Basis of Presentation

  The accompanying financial statements present only the U.S. assets and liabilities and the U.S. net sales and product contribution of the Product. These financial statements include all adjustments necessary for a fair presentation of the assets and liabilities at December 31, 1997 and 1996 and of U.S. net sales and product contribution for the years ended December 31, 1997, 1996 and 1995. These financial statements have been prepared in accordance with Bristol-Myers Squibb Company accounting principles which are in accordance with generally accepted accounting principles.

  These financial statements set forth only the U.S. net sales and operational expenses attributable to the Product and do not purport to represent all the costs and expenses associated with a stand alone, separate company. Accordingly, not included in operating expenses are the expenses associated with product management, legal, cash management/treasury functions, and various tax services provided by BMS.

  The statement of U.S. net sales and product contribution includes amounts attributable to the manufacture, sale, promotion and advertisement of the Product. Net sales include allowances for sales returns and cash discounts. Product contribution represents net sales less cost of goods sold, distribution, promotion, advertising and other marketing expenses attributable to the Product. Included in product contribution is an allocation of certain expenses attributable to the Product. These expenses have been allocated to the Product by the Business based upon various factors which management believes are reasonable.

  Net sales by the Business to one customer comprised approximately 24%, 24% and 23% of total net sales for the years ended December 31, 1997, 1996 and 1995, respectively.

3. Summary of Significant Accounting Policies

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates.

 Inventories, net

  Inventories, net of reserves for obsolescence, are valued at average costs, not in excess of market.

 Property, Plant and Equipment, net

  Expenditures for additions, renewals and betterments are capitalized at cost. Depreciation is generally computed by the straight-line method based on the estimated useful lives of the related assets ranging from 5 to 20 years.

  The machinery and equipment is primarily located in Morrisville, North Carolina, and at a third party manufacturer in Quebec, Canada.

                                   U.S. BAN

         NOTES TO THE STATEMENT OF U.S. ASSETS AND LIABILITIES AND THE STATEMENT OF U.S. NET SALES AND PRODUCT CONTRIBUTION--(Continued)

                                (in thousands)


4. Commitments and Contingencies

  Various lawsuits, claims and proceedings of a nature considered normal to the Business are pending through BMS. Management believes that these lawsuits, claims and proceedings are without merit or will not have a material adverse effect on the Business's operating results, liquidity or financial position.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Thompson Medical Company, Inc.

  We have audited the accompanying statements of assets acquired and liabilities assumed as of November 30, 1998 and 1997, of the Dexatrim, Aspercreme, Sportscreme, Arthritis Hot, and Capzasin U.S. Produce lines (the U.S. Acquired Brands) of Thompson Medical Company, Inc. (the Business) and the related statements of net sales and product contribution for the years ended November 30, 1998, 1997 and 1996. These financial statements are the responsibility of the Business' management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principals used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

  The accompanying financial statements reflect the assets acquired and liabilities assumed and the net sales and product contribution attributable to the U.S. Acquired Brands and are not intended to be a complete presentation of the U.S. Acquired Brands' assets, liabilities, revenues or expenses.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the assets acquired and liabilities assumed of the U.S. Acquired Brands as of November 30, 1998 and 1997 and the net sales and product contribution of the U.S. Acquired Brands for the years ended November 30, 1998, 1997 and 1996, in conformity with generally accepted accounting principals.

Arthur Andersen LLP

West Palm Beach, Florida,
January 20, 1999

                         THOMPSON MEDICAL COMPANY, INC.
                              U.S. ACQUIRED BRANDS

             STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
                        AS OF NOVEMBER 30, 1998 AND 1997
                                 (In Thousands)

                                                                1998     1997
                                                               -------  -------
        ASSETS
        ------
INVENTORIES................................................... $ 3,435  $ 2,740
MACHINERY.....................................................     685      685
  Less: accumulated depreciation..............................    (668)    (612)
                                                               -------  -------
    Total machinery...........................................      17       73
                                                               -------  -------
    Total assets.............................................. $ 3,452  $ 2,813
                                                               -------  -------
        LIABILITIES
        -----------
ACCRUED EXPENSES:
  Consumer promotion.......................................... $    34  $   130
  Sales returns...............................................     461      651
                                                               -------  -------
    Total accrued expenses....................................     495      781
                                                               -------  -------
    Assets less liabilities................................... $ 2,957  $ 2,032
                                                               -------  -------


  The accompanying notes to financial statements are an integral part of these statements.

                         THOMPSON MEDICAL COMPANY, INC.
                              U.S. ACQUIRED BRANDS

                STATEMENTS OF NET SALES AND PRODUCT CONTRIBUTION
              FOR THE YEARS ENDED NOVEMBER 30, 1998, 1997 AND 1996
                                 (In Thousands)

                                                       1998     1997     1996
                                                     -------- -------- --------
NET SALES........................................... $ 54,735 $ 55,752 $ 54,661
COSTS OF GOODS SOLD.................................   12,071   12,130   11,657
                                                     -------- -------- --------
  Gross margin......................................   42,664   43,622   43,004
Advertising.........................................   16,530   20,152   13,225
Promotion...........................................    5,521    4,719    5,277
Allocated warehouse and distribution................    1,804    1,582    1,394
Allocated variable selling..........................      964      922      976
                                                     -------- -------- --------
  Product contribution.............................. $ 17,845 $ 16,247 $ 22,132
                                                     ======== ======== ========



  The accompanying notes to financial statements are an integral part of these statements.

                        THOMPSON MEDICAL COMPANY, INC.

                             U.S. ACQUIRED BRANDS

                         NOTES TO FINANCIAL STATEMENTS
                          NOVEMBER 30, 1998 AND 1997

1. DESCRIPTION OF BUSINESS

  The Business manufactures and markets over-the-counter appetite suppressants and external analgesic products. The products are sold through wholesalers and directly to retailers throughout the United States.

  On December 21, 1998, the Company sold the U.S. Acquired Brands, certain other minor brands and the related worldwide rights to Chattem, Inc. ("Chattem"). Under the terms of this agreement, Chattem acquired the brand inventories, and specified fixed assets, assumed certain liabilities for returns and coupons, subject to specified limitations, and assumed all commitments for advertising and promotion of the brands following the closing date. The purchase price was $95 million, subject to adjustment based on the final value of the inventories.

2. BASIS OF PRESENTATION

  The accompanying financial statements present only the assets acquired and liabilities assumed and the net sales and product contribution of the U.S. Acquired Brands. These financial statements include all adjustments necessary for a fair presentation of the U.S. assets acquired and liabilities assumed at November 30, 1998 and 1997 and of U.S. net sales and product contribution for the years ended November 30, 1998, 1997 and 1996. These financial statements have been prepared in accordance with Thompson Medical Company, Inc. accounting principles which are in accordance with generally accepted accounting principles.

  These financial statements set forth only the net sales and operational expenses attributable to the U.S. Acquired Brands and do not purport to represent all the costs and expenses associated with a stand alone, separate company. Accordingly, not included in operating expenses are the expenses associated with product management, sales administration, marketing, legal and other administrative functions.

  The statements of net sales and product contribution includes amounts attributable to the manufacture, sale, promotion and advertisement of the U.S. Acquired Brands. Net sales include allowances for sales returns and cash discounts. Product contribution represents net sales less cost of goods sold, distribution, promotion, advertising and variable selling expenses attributable to the U.S. Acquired Brands. Included in product contribution is an allocation of certain expenses attributable to the U.S. Acquired Brands. These expenses have been allocated to the U.S. Acquired Brands by the Business based upon various factors which management believes are reasonable.

  Net sales by the Business to one customer comprised approximately 19%, 19% and 17% of total net sales for the years ended November 30, 1998, 1997 and 1996, respectively.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The presentation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates.

                        THOMPSON MEDICAL COMPANY, INC.

                          November 30, 1998 and 1997


 Inventories, net

  Inventories are stated at the lower of cost (first-in, first-out method) or market. Inventories consist of the following:

                                                                  1998    1997
                                                                 ------- -------
       Component parts.......................................... $ 1,516 $ 1,164
       Finished goods...........................................   1,919   1,576
                                                                 ------- -------
                                                                 $ 3,435 $ 2,740
                                                                 ======= =======

 Machinery

  Expenditures for additions, renewals and betterments are capitalized at cost. Depreciation is generally computed by accelerated methods based on the estimated useful lives of the related assets. Machinery has been depreciated over 5 years.

  The machinery and equipment is located at a third party manufacturer.

4. COMMITMENTS AND CONTINGENCIES

  The Business has entered into promotional, advertising, supply and certain other commitments that are considered normal to the Business.

                                 Chattem, Inc.

             By this Prospectus, we offer up to $250,000,000 of -

                       DEBT SECURITIES, PREFERRED STOCK,
                           COMMON STOCK AND WARRANTS

  We may offer the securities in one or more separate classes or series, in amounts, at prices and on terms to be determined by market conditions at the time of sale and to be set forth in a supplement or supplements to this Prospectus. Any securities may be offered with other securities or separately. Debt securities or preferred stock may be exchangeable for or convertible into shares of common stock. Debt securities may be guaranteed by our subsidiary, Signal Investment & Management Co. The aggregate offering price of the securities will not exceed $250,000,000.

  We will provide the specific terms of these securities in supplements to this Prospectus. You should read this Prospectus and supplements carefully before you invest. More information on the Company may be obtained from the sources described herein (see "Information Available to You").

  The securities may be sold on a negotiated or competitive bid basis to or through underwriters or dealers designated from time to time or to other purchasers directly or through agents designated from time to time (see "Plan of Distribution").

  Our common stock is listed on the Nasdaq Stock Market (National Market) under the symbol "CHTT."

  This Prospectus may not be used to consummate a sale of securities unless accompanied by the applicable Prospectus Supplement.

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OF THIS PROSPECTUS. ANY
  REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is January 22, 1999.

                               TABLE OF CONTENTS

Information Available to You................................................   2
Incorporation of Certain Documents by Reference.............................   2
The Company.................................................................   3
Ratio of Earnings to Fixed Charges..........................................   4
Use of Proceeds.............................................................   4
Plan of Distribution........................................................   4
Description of Stock........................................................   5
Description of Debt Securities..............................................   5
Description of Warrants.....................................................   8
Certain Provisions in the Charter...........................................   9
Experts.....................................................................   9
Legal Matters...............................................................  10
Indemnification of Directors and Officers...................................  11

                         INFORMATION AVAILABLE TO YOU

  We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and therefore file, reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. You can obtain copies of these materials from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549 at prescribed rates. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

  We have filed with the SEC a Registration Statement on Form S-3 (herein together with all amendments, supplements and exhibits thereto called the "Registration Statement") with respect to the securities covered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, as permitted by the rules and regulations of the SEC. For further information with respect to Chattem and the securities offered hereby, we refer you to the Registration Statement. Statements contained herein concerning the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement as exhibits are not necessarily complete and each such statement is qualified in its entirety by reference to the applicable document filed with the SEC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any further filings made with the SEC under
Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until our offering is completed.

  (1) Chattem's Annual Report on Form 10-K for the year ended November 30, 1997, filed March 2, 1998;

  (2) Chattem's Quarterly Reports on Form 10-Q filed April 14, 1998, July 14, 1998 and October 15, 1998;

  (3) Chattem's Current Reports on Form 8-K filed February 25, 1998, March 10, 1998, April 8, 1998, May 28, 1998 (as amended by Form 8-K/A filed May 29,
1998) and November 18, 1998; and

  (4) The description of Chattem's common stock as set forth in Chattem's Amended and Restated Charter filed as an exhibit to Chattem's Annual Report on Form 10-K for the transition period ended November 30, 1992.

  We also incorporate by reference the documents listed below and any further filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed.

  (1) Signal Investment & Management Co. ("Signal") Annual Report on Form 10-K for the year ended November 30, 1997, filed on March 2, 1998; and

  (2) Signal's Quarterly Reports on Form 10-Q filed April 4, 1998, July 14, 1998 and October 15, 1998.

  You may request a copy of these filings, at no cost, by writing or telephoning us at: Chattem, Inc., 1715 West 38th Street, Chattanooga, Tennessee 37409, Attention: A. Alexander Taylor, II (Telephone: (423) 821-
4571). You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. This Prospectus is an offer to sell or to buy only the securities referred to herein, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Prospectus is current only as of the date hereof.

                                  THE COMPANY

  Chattem, Inc. ("We," "Chattem" or the "Company") is a diversified manufacturer and marketer of over-the-counter health and skin care products, dietary supplements and diet aids. We manufacture and market:

    . branded over-the-counter ("OTC") pharmaceuticals, such as GOLD BOND, FLEX ALL, ICY HOT, ASPERCREME, CAPZASIN, SPORTSCREME, ARTHRITIS HOT, BENZODENT, HERPECIN-L, PAMPRIN, PREMSYN PMS and NORWICH aspirin;

    . functional toiletries, including PHISODERM, BULLFROG, ULTRASWIM, SUN-IN and MUDD;

    . dietary supplements, including GARLIQUE, MELATONEX, ECHINEX, PROPALMEX,
     REJUVEX and HARMONEX;

    . the BAN line of antiperspirants and deodorants; and

    . DEXATRIM appetite suppressants.

  Our objective is to offer high quality brand name products in niche market segments in which our products can be among the market leaders. We strive to achieve this objective by identifying brands with favorable demographic appeal, being flexible in modifying products and promotions in response to changing consumer demands and developing creative and cost-effective marketing and advertising programs. We manufacture approximately half of our consumer products.

  We anticipate that the Company will continue to expand through a combination of brand acquisitions and internal growth. Since 1986, we have acquired approximately 20 brands, including the acquisition of DEXATRIM, ASPERCREME, CAPZASIN, SPORTSCREME and ARTHRITIS HOT, on December 21, 1998. We also acquired other brands during this period including BAN, GARLIQUE, MELATONEX, ECHINEX, PROPALMEX, REJUVEX, GOLD BOND, FLEX-ALL, ICY HOT, PHISODERM, BENZODENT, NORWICH, BULLFROG and ULTRASWIM. Our acquisition strategy is to identify brands that are embryonic or have unrealized potential, which can complement existing brands, and which can be among the leaders in attractive niche market segments. We also seek internal growth with programs designed to capitalize on the value of our existing brands and product line extensions, such as ICY HOT Arthritis Therapy Gel and GOLD BOND Medicated Foot Powder introduced in 1997 and GOLD BOND Medicated Lotion in 1998.

  The Company's principal executive offices are located at 1715 West 38th Street, Chattanooga, Tennessee 37409, and its telephone number is (423) 821-4571. Signal is a wholly-owned subsidiary of Chattem. Its principal executive offices are located at 1105 North Market, Suite 1300, Wilmington, Delaware 19890, and its telephone number is (302) 656-3950.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the Company's ratio of earnings to fixed charges for the periods indicated:

                                        Nine Months
                                           Ended
                                        August 31,   Years Ended November 30,
                                        ----------- ---------------------------
                                        1998  1997   1997   1996   1995   1994
                                        ----- ----- ------ ------ ------ ------
Ratio of earnings to fixed charges..... 2.2:1 1.8:1  1.7:1  1.4:1  1.3:1  1.3:1

  For purposes of calculating this ratio, "earnings" consist of the Company's consolidated income from continuing operations before income taxes, extraordinary items and fixed charges. "Fixed charges" consist of interest expense, amortization of deferred financing costs and the portion of rental expense representative of the interest factor.

                                USE OF PROCEEDS

  Except as otherwise set forth in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the debt securities, preferred stock, common stock and warrants registered hereunder (the "Securities") for general corporate purposes, including, among other things, the acquisition of new brands and the repayment of existing indebtedness.

                             PLAN OF DISTRIBUTION

  We may sell the Securities (i) through agents; (ii) through underwriters;
(iii) through dealers; (iv) directly to purchasers (through a specific bidding or auction process or otherwise); or (v) through a combination of any such methods of sale. We (directly or through agents) may sell, and the underwriters may resell, the Securities in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices.

  Agents designated by the Company from time to time may solicit offers to purchase the Securities. Agents involved in the offer or sale of the Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, an agent will act on a best efforts basis for the period of its appointment. An agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold.

  If an underwriter or underwriters are utilized in the sale of Securities, the Company will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. The names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, which may be in the form of discounts, concessions or commissions, if any, will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities.

  If a dealer is utilized in the sale of the Securities, the Company or an underwriter will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the Prospectus Supplement relating thereto.

  Offers to purchase the Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction process, if utilized, will be described in the Prospectus Supplement relating thereto.

  We will indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act. The terms and conditions of such indemnification or contribution will be described in the applicable Prospectus Supplement. Agents, underwriters and dealers may engage in transactions with or perform services for us in the ordinary course of business.

                             DESCRIPTION OF STOCK

  The summary of the terms of the stock of the Company set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the charter and bylaws of the Company and applicable law. See "Information Available to You."

General

  The Company has authorized 20,000,000 shares of common stock, without par value (the "Common Stock"), and 1,000,000 shares of preferred stock, without par value (the "Preferred Stock"). As of December 18, 1998, 9,585,772 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding.

Preferred Stock

  The Board of Directors of the Company has the authority, without further action by the Company's shareholders, to determine the principal rights, preferences and privileges of the unissued Preferred Stock.

Common Stock

  Subject to the preferential rights of any series of Preferred Stock that may be outstanding, all shares of Common Stock participate equally in any dividends declared by the Board of Directors and in the net assets of the Company on liquidation. Holders of shares of Common Stock are entitled to one vote for each share held of record and have no conversion, exchange, preemptive or cumulative voting rights. All outstanding shares of Common Stock are fully paid and nonassessable.

  The transfer agent and registrar for the Common Stock is the SunTrust Bank, Atlanta, Georgia.

                        DESCRIPTION OF DEBT SECURITIES

  The following sets forth certain general terms and provisions of each indenture under which the debt securities are to be issued (as amended or supplemented from time to time, each an "Indenture"). The particular terms of the debt securities being registered hereunder (the "Debt Securities") will be set forth in a Prospectus Supplement relating to such Debt Securities. The Debt Securities are to be issued under one or more Indentures, to be entered into between the Company and a trustee chosen by the Company and qualified to act under the Trust Indenture Act of 1939, as amended (the "TIA") (together with any other trustee(s) chosen by the Company and appointed in a supplemental indenture with respect to a particular series, the "Trustee"). The form of Indenture will be filed by the Company from time to time by means of an exhibit to Form 8-K and will be available for inspection at the corporate trust office of the Trustee, or as described above under "Information Available to You." The Indentures are subject to, and governed by, the TIA. The Company will execute an Indenture if and when the Company issues any Debt Securities. The statements made hereunder relating to the Indentures and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures (including those terms made a part of the Indenture by reference to the TIA) and such Debt Securities. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Indentures. References below to an "Indenture" are deemed to constitute a reference to the applicable Indenture under which a particular series of Debt Securities is issued.

General

  The Debt Securities will be unsecured obligations of the Company. The Debt Securities may be issued in one or more series. Specific terms of each series of Debt Securities will be contained in authorizing resolutions or a supplemental indenture relating to that series. There will be Prospectus Supplements relating to particular series of Debt Securities. Each Prospectus Supplement will describe, as to the Debt Securities to which it relates: (i) the title of the Debt Securities; (ii) any limit upon the aggregate principal amount of a series of Debt Securities which may be issued; (iii) the date or dates on which principal of the Debt Securities will be payable and the amount of principal which will be payable; (iv) the rate or rates (which may be fixed or variable) at which the Debt Securities will bear interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;
(v) the currency or currencies in which principal, premium, if any, and interest, if any, will be paid; (vi) the place or places where principal, premium, if any, and interest, if any, on the Debt Securities will be payable and where Debt Securities which are in registered form can be presented for registration of transfer or exchange and the identification of any depositary or depositaries for any global Debt Securities; (vii) any provisions regarding the right of the Company to redeem or purchase Debt Securities or of holders to require the Company to redeem Debt Securities; (viii) the right, if any, of holders of the Debt Securities to convert them into stock or other securities of the Company, including any provisions intended to prevent dilution of the conversion rights or otherwise; (ix) any provisions by which the Company will be required or permitted to make payments to a sinking fund which will be used to redeem Debt Securities or a purchase fund which will be used to purchase Debt Securities; (x) the percentage of the principal amount at which Debt Securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the Debt Securities which is payable if maturity of the Debt Securities is accelerated because of a default; (xi) the terms, if any, upon which Debt Securities may be subordinated to other indebtedness of the Company; (xii) any additions to, modifications of or deletions from the terms of the Debt Securities with respect to Events of Default or covenants or other provisions set forth in the Indenture; and (xiii) any other material terms of the Debt Securities, which may be different from the terms set forth in this Prospectus.

Events of Default and Remedies

  An Event of Default with respect to any series of Debt Securities will be defined in the Indenture as being default in payment of the principal of or premium, if any, on any of the Debt Securities of such series; default for 30 days in payment of any installment of interest on any Debt Security of such series; default by the Company for 60 days after notice in the observance or performance of any other covenants in the Indenture relating to such series; and certain events involving bankruptcy, insolvency or reorganization of the Company. The Indenture will provide that the Trustee may withhold notice to the holders of any series of Debt Securities of any default (except a default in payment of principal, premium, if any, or interest, if any, with respect to such series of Debt Securities) if the Trustee considers it in the interest of the holders of such series of Debt Securities to do so.

  The Indenture will provide that if any Event of Default has occurred and is continuing with respect to any series of Debt Securities, the Trustee or the holders of not less than a certain specified percentage in principal amount of such series of Debt Securities then outstanding may declare the principal of all the Debt Securities of such series to be due and payable immediately. However, the holders of a majority in principal amount of the Debt Securities of such series then outstanding by written notice to the Trustee and the Company may waive any Default or Event of Default (other than any continuing Default or Event of Default in payment of principal or interest) with respect to such series of Debt Securities. Holders of a majority in principal amount of the then outstanding Debt Securities of any series may rescind an acceleration with respect to such series and its consequences (except an acceleration due to nonpayment of principal or interest on such series) if the rescission would not conflict with any judgment or decree and if all existing Events of Default with respect to such series have been cured or waived.

  The holders of a majority in principal amount of the Debt Securities of any series then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee with respect to such series, subject to certain limitations specified in the Indenture.

Defeasance of Indenture

  The Indenture will permit the Company to terminate all of its obligations under the Indenture as they relate to any particular series of Debt Securities, other than the obligation to pay interest, if any, on and the principal of the Debt Securities of such series and certain other obligations, at any time by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest, if any, on the Debt Securities of such series to their maturity, and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

  In addition, the Indenture will permit the Company to terminate all of its obligations under the Indenture as they relate to any particular series of Debt Securities (including the obligations to pay interest, if any, on and the principal of the Debt Securities of such series and certain other obligations) at any time by (i) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest, if any, on the Debt Securities of such series to their maturity, and (ii) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the date of the Indenture.

Transfer and Exchange

  A holder will be able to transfer or exchange Debt Securities only in accordance with the provisions of the Indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture.

Amendment, Supplement and Waiver

  Subject to certain exceptions, the Indenture or the Debt Securities may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Debt Securities) of the holders of at least a majority in principal amount of the Debt Securities of such series then outstanding, and any existing Default under, or compliance with any provision of the Indenture relating to a particular series of Debt Securities may be waived (other than any continuing Default or Event of Default in the payment of interest on or the principal of such Debt Securities) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Debt Securities) of the holders of a majority in principal amount of the Debt Securities of such series then outstanding. Without the consent of any holder, the Company and the Trustee may amend or supplement the Indenture or the Debt Securities to cure any ambiguity, defect or inconsistency; to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities; to make any change that does not adversely affect the legal rights of any holder; or to create a series and establish its terms.

  Without the consent of each holder affected, the Company and the Trustee may not (i) reduce the amount of Debt Securities of such series whose holders must consent to an amendment, supplement or waiver; (ii) reduce the rate of or change the time for payment of interest; (iii) reduce the principal of or change the fixed maturity of any Debt Security or alter the provisions with respect to redemptions or mandatory offers to repurchase Debt Securities pursuant to certain covenants set forth in the Indenture; (iv) make any Debt Security payable in money other than that stated in the Debt Security; (v) modify the ranking or priority of the Debt Securities; or (vi) waive a continuing default in the payment of principal of or interest on the Debt Securities.

  The right of any holder to participate in any consent required or sought pursuant to any provision of the Indenture (and the obligation of the Company to obtain any such consent otherwise required from such holder) may be subject to the requirement that such holder shall have been the holder of record of any Debt Securities with respect to which such consent is required or sought as of a date identified by the Trustee in a notice furnished to holders in accordance with the terms of the Indenture.

Concerning the Trustee

  The Indenture will provide that in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of its own affairs. The Trustee may refuse to perform any duty or exercise any right or power under the Indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

                            DESCRIPTION OF WARRANTS

  The Company may issue warrants to purchase Debt Securities (the "Debt Warrants"), Preferred Stock (the "Preferred Stock Warrants"), Common Stock (the "Common Stock Warrants") or other securities issued by the Company or another issuer (the "Other Warrants," collectively with the Debt Warrants, the Preferred Stock Warrants and the Common Stock Warrants, the "Warrants"). Warrants may be issued independently or together with any Securities and may be attached to or separate from such Securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to the Warrants being offered pursuant thereto.

Debt Warrants

  The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the debt warrant certificates representing such Debt Warrants, including the following: (i) the title of such Debt Warrants; (ii) the aggregate number of such Debt Warrants; (iii) the price or prices at which such Debt Warrants will be issued; (iv) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants, and the procedures and conditions relating to the exercise of such Debt Warrants; (v) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (vi) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant, and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (vii) the date on which the right to exercise such Debt Warrants shall commence, and the date on which such right shall expire; (viii) the maximum or minimum number of such Debt Warrants which may be exercised at any time; (ix) a discussion of material federal income tax considerations, if any; and (x) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants.

  Debt Warrant certificates will be exchangeable for new Debt Warrant certificates of different denominations, and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the securities purchasable upon such exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the securities purchasable upon such exercise.

Preferred Stock Warrants, Common Stock Warrants and Other Warrants

  The applicable Prospectus Supplement will describe the following terms of Preferred Stock Warrants, Common Stock Warrants, and Other Warrants in respect of which this Prospectus is being delivered: (i) the title of such Warrants;
(ii) the securities for which such Warrants are exercisable; (iii) the price or prices at which such Warrants will be issued; (iv) if applicable, the number of such Warrants issued with each share of Preferred Stock, Common Stock or other securities of the Company or another issuer; (v) any provisions for adjustment of the number or amount of shares of Preferred Stock, Common Stock or other securities of the Company or another issuer receivable upon exercise of such Warrants or the exercise price of such Warrants; (vi) if applicable, the date on and after which such Warrants and the related Preferred Stock, Common Stock or other securities of the Company or another issuer will be separately transferable; (vii) if applicable, a discussion of material federal income tax considerations; (viii) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants; (ix) the date on which the right to exercise such Warrants shall commence, and the date on which such right shall expire; and (x) the maximum or minimum number of such Warrants which may be exercised at any time.

Exercise of Warrants

  Each Warrant will entitle the holder of Warrants to purchase for cash such principal amount of Debt Securities, shares of Preferred Stock or Common Stock, or amounts of other securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the Prospectus Supplement relating to the Warrants offered thereby. After the close of business on the expiration date, unexercised Warrants will become void.

  Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities, shares of Preferred Stock or Common Stock or other securities purchasable upon such exercise. If less than all of the Warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining Warrants.

                       CERTAIN PROVISIONS IN THE CHARTER

  The Company's Charter contains the following provisions which may have the effect of delaying or preventing a change of control of the Company: (i) the Charter provides that the Company's directors are divided into three classes, that only one class of directors is elected at each annual meeting and that each director is elected for a term of three years; (ii) the Charter provides that directors may be removed only for cause prior to the expiration of their terms; and (iii) the Charter requires that, in addition to any other vote ordinarily required by law, the affirmative vote of holders of not less than 75% of the outstanding shares of Common Stock shall be necessary to approve certain sales of Company assets, acquisitions, mergers, changes of control and other Business Combinations (as defined in the Company's Charter) unless the proposed Business Combination shall have been approved by a majority of the Continuing Directors (as defined in the Company's Charter) or certain measures designed to ensure the fair value is received by all shareholders are complied with. The provisions enumerated above may have the effect of deterring unsolicited acquisition proposals or delaying changes in control or management of the Company.

                                    EXPERTS

  The consolidated financial statements of Chattem, Inc. and the financial statements of Signal Investment & Management Co., incorporated by reference in this registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  The financial statements of BAN as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated by reference in this registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent public accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

  The validity of the Securities will be passed upon for us by Miller & Martin LLP. If certain legal matters in connection with offerings made by this Prospectus are passed on by counsel for the underwriters of an offering of those Securities, that counsel will be named in the Prospectus Supplement relating to that offering.

--------------------------------------------------------------------------------


                                   CHATTEM
                                   [LOGO]


                                  $75,000,000
                   8 7/8% Senior Subordinated Notes due 2008

                      ----------------------------------

                             PROSPECTUS SUPPLEMENT
                     (To Prospectus Dated January 22, 1999)

                      ----------------------------------

                     NationsBanc Montgomery Securities LLC

                                Lehman Brothers

                                 April 29, 1999

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